      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 10, 1999

                                                      REGISTRATION NO. 333-75353
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 3

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             SALESLOGIX CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                               7372                              86-0808340
  (STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER IDENTIFICATION NO.)
           INCORPORATION                 CLASSIFICATION CODE NUMBER)
          OR ORGANIZATION)

                     8800 N. GAINEY CENTER DRIVE, SUITE 200
                           SCOTTSDALE, ARIZONA 85258
                                 (602) 368-3700
         (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                         PATRICK M. SULLIVAN, PRESIDENT
                             SALESLOGIX CORPORATION
                     8800 N. GAINEY CENTER DRIVE, SUITE 200
                           SCOTTSDALE, ARIZONA 85258
                                 (602) 368-3700
                               FAX (602) 368-3799
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

               THOMAS H. CURZON, ESQ.                                JEFFREY D. SAPER, ESQ.
              WILLIAM M. HARDIN, ESQ.                                 ROBERT G. DAY, ESQ.
          CHRISTOPHER S. STACHOWIAK, ESQ.                        RICHARD JAY SILVERSTEIN, ESQ.
                OSBORN MALEDON, P.A.                                 ALLISON L. BERRY, ESQ.
             2929 NORTH CENTRAL AVENUE                        WILSON SONSINI GOODRICH & ROSATI, PC
            PHOENIX, ARIZONA 85012-2794                                650 PAGE MILL ROAD
                   (602) 207-1288                               PALO ALTO, CALIFORNIA 94304-1050
                                                                         (650) 493-9300

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION, DATED MAY 10, 1999


PROSPECTUS
                                3,325,000 SHARES
                               [SALES LOGIX LOGO]

                                  COMMON STOCK


     This is an initial public offering of common stock by SalesLogix Corporation. We are selling 3,325,000 shares of common stock. The estimated initial public offering price is between $9.00 and $11.00 per share. Shares of common stock are being reserved for sale at the initial public offering price to resellers of our products, directors, officers, and employees. Such persons will not purchase more than 10% of the common stock offered hereby.


                               ------------------

     The shares of common stock have been proposed to be listed for quotation on the Nasdaq National Market under the symbol SLGX.

                               ------------------

                                                              PER SHARE     TOTAL
                                                              ---------    --------
Initial public offering price...............................  $            $
Underwriting discounts and commissions......................  $            $
Proceeds to SalesLogix, before expenses.....................  $            $

     SalesLogix has granted the underwriters an option for a period of 30 days to purchase up to 498,750 additional shares of common stock.

                               ------------------

         INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 4.
                               ------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

HAMBRECHT & QUIST                                  BANCBOSTON ROBERTSON STEPHENS

        U.S. BANCORP PIPER JAFFRAY
                 CHARLES SCHWAB & CO., INC.

            , 1999

INSIDE FRONT COVER
                               [SALESLOGIX LOGO]

                          What you need to sell today.

[INSIDE PULL-OUT]

                     [ARTWORK--INTERACTIVE SELLING NETWORK]

DESCRIPTION

     Conceptual overview of the SalesLogix solution. Includes visual representation of sales, marketing and customer support networked together through the Internet to create a platform to serve a number of clients. Five will be pictured in the visual--telesales, field sales, partner sales, e-commerce sales and customer relationships. All will include accompanying text to explain a relevant component of the solution.

TEXT

     Will include the following:

     - HEADING--SalesLogix. Enabling mid-market companies to sell.

     - COPY--Three blocks:

        The future of the front office is here. It's SalesLogix. A solution that has been designed from the start to empower mid-market companies to sell more through interactive selling networks. To build online communities that link field sales, telesales, value added resellers, partners and commerce channels together with the customers that require their products and services. To create prospect and customer interactions that use the Internet to streamline and personalize communications.

        SalesLogix makes the selling process faster, easier and more effective. Through a network that connects sales, marketing and support operations across multiple channels of distribution, SalesLogix automates all the key elements of selling -- providing more time to allow long-lasting relationships to be built.

        It's a solution that enables mid-market companies to grow, innovate and compete. Which is what a front office should be all about.

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
Prospectus Summary..........................................      1
Risk Factors................................................      4
Forward Looking Statements..................................     12
Use of Proceeds.............................................     13
Dividend Policy.............................................     13
Corporate Information.......................................     13
Capitalization..............................................     14
Dilution....................................................     15
Selected Consolidated Financial Data........................     16
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     17
Business....................................................     29
Management..................................................     46
Certain Transactions........................................     55
Principal Stockholders......................................     58
Description of Capital Stock................................     60
Shares Eligible for Future Sale.............................     62
Underwriting................................................     64
Legal Matters...............................................     66
Experts.....................................................     66
Where You Can Find More Information.........................     66
Index To Financial Statements...............................    F-1

     Information contained on SalesLogix' website does not constitute part of this prospectus.

     SALESLOGIX and SUPPORTLOGIX are registered trademarks of SalesLogix Corporation. This prospectus also contains trademarks and tradenames of other companies.

                               PROSPECTUS SUMMARY

     This summary highlights selected information contained elsewhere in this prospectus. This summary may not contain all the information you should consider before investing in our common stock. You should read the entire prospectus carefully, including "Risk Factors" and the financial statements, before making an investment decision.

                                  OUR BUSINESS


     SalesLogix is a leading provider of software that enables mid-market businesses to automate sales, marketing and customer support interactions. By automating these interactions, which may include an outbound phone call, a field sales meeting or a customer inquiry over the web, our products allow companies to record, track and share customer information more effectively. We enable our customers to use the Internet to create interactive selling networks that connect mobile sales, internal telesales, marketing and support organizations as well as third party resellers and other partners. Our products enhance the speed, quality and effectiveness of selling through these networks by:


     - Providing salespeople with personalized and easy to use sales automation software;

     - Automating the key elements of selling--marketing, contact management, account management, opportunity management, order management and customer support;

     - Integrating processes for selling through multiple distribution channels--direct sales, telesales, indirect sales and e-commerce; and

     - Capturing information generated by selling activities in a repository of customer interaction data, which can be used to enable collaborative selling, marketing and customer support.


     Sales, marketing and customer support automation software has recently emerged as a critical requirement for organizations seeking to gain a competitive advantage in their front office operations. While a number of these applications have been introduced over the past decade, a majority of them have been targeted at large corporations and have been expensive and time consuming to deploy and maintain. As a result, many businesses have not implemented these applications, particularly those in the mid-market. Mid-market businesses include mid-sized companies and divisions of larger companies with annual revenues between $10 million and $1 billion. We believe that there is a strong demand among mid-market businesses for sales automation software that addresses the limitations of the current generation of applications.


     Mid-market businesses, which are becoming the driving forces of growth and innovation in many industries, have adopted dynamic business models that utilize interactive selling networks to compete with larger organizations. For example, many of these businesses now seek to use the Internet as a low-cost, global infrastructure through which they can easily share information across the enterprise as well as with outside partners. The Internet has also created an entirely new channel for mid-market businesses to reach and cost-effectively support their customers directly. We believe mid-market businesses increasingly require sales automation software that is easy to use, cost-effective and can support new models of collaborative and Internet-based selling.

     SalesLogix provides sales automation software designed specifically for the mid-market. We have built our software to be easy to use, rapid to deploy and implement and to deliver high performance with a low total cost of ownership. Our software provides both the built-in functionality necessary to quickly derive benefits, as well as the flexibility to create a solution tailored to the specific and evolving requirements of our customers. Our software for remote users of mobile devices such as laptops was recently awarded Best Mobile Sales Solution by Microsoft. This software includes high performance synchronization technology that allows mobile users to synchronize the data on their mobile device with the data stored on a central database. We recently acquired Enact Incorporated, a provider of sales configuration technology for managing product catalogs and marketing encyclopedias and generating proposals, quotes and orders.

     We believe that a distribution channel of independent resellers is the best and most cost-effective way to reach mid-market businesses. As a result, we sell our software primarily through our network of more than 225 resellers, whom we refer to as "Business Partners." Our Business Partners provide local implementation and customization services, deliver industry-specific expertise and extend our domestic and international reach. We have built our products specifically for this indirect distribution channel by making them easy to use and implement as well as highly customizable and able to integrate with other systems. We intend to complement our indirect distribution channel by expanding our targeted direct sales force to pursue key strategic accounts. In addition, we intend to further develop our telesales channel and establish an e-commerce channel to sell entry-level and customer add-on products. We have licensed our software to over 1,300 domestic and international customers in a variety of industries, including high technology, financial services, telecommunications, utilities, retail, banking, health care and real estate.

     Our principal executive offices are located at 8800 N. Gainey Center Drive, Suite 200, Scottsdale, Arizona 85258 and our telephone number is (602) 368-3700. We were incorporated in Delaware in 1995.

                                  THE OFFERING

Common stock offered by SalesLogix......        3,325,000 shares

Common stock to be outstanding after
this offering...........................       17,891,682 shares

Use of proceeds.........................       For general corporate purposes,
                                               including working capital and
                                               capital expenditures, and to
                                               repay existing indebtedness. See
                                               "Use of Proceeds."

Proposed Nasdaq National Market
symbol..................................       SLGX

     Common stock to be outstanding after this offering as set forth above is based on shares outstanding on March 31, 1999. It includes 362,694 shares of common stock to be issued in a concurrent private placement described below, assuming an initial public offering price of $10.00 per share. It also includes 609,424 shares of common stock issued in connection with the closing of the Enact acquisition. It excludes 1,691,432 shares of common stock issuable upon exercise of outstanding options and warrants granted at a weighted average exercise price of $1.58 a share.

                          CONCURRENT PRIVATE PLACEMENT

     Concurrent with this public offering, The Goldman Sachs Group, L.P., and two of its affiliates, all of which are existing stockholders of SalesLogix, have agreed to purchase an aggregate of $3.5 million of our common stock in a private placement at a price per share equal to the initial public offering price, less 3.5%. The sale of these shares to Goldman Sachs will not be registered in this offering and, unless registered, will be subject to the one-year holding period requirement of Rule 144 under the Securities Act of 1933. See "Description of Capital Stock -- Registration Rights" and "Shares Eligible For Future Sale."

     The summary consolidated financial data presented below is derived from the consolidated financial statements of SalesLogix and its subsidiaries.

     The pro forma consolidated balance sheet data summarized below gives effect to (a) the conversion of all outstanding shares of preferred stock and Class B common stock into shares of common stock, and (b) in connection with the acquisition of Enact, the payment of $4.1 million in cash, the issuance of 609,424 shares of common stock, and the related estimated purchase accounting adjustments.

     The pro forma as adjusted consolidated balance sheet data summarized below reflects the application of net proceeds from the sale of 3,325,000 shares of common stock offered by SalesLogix at an assumed initial public offering price of $10.00 per share and net proceeds from the concurrent $3.5 million private placement of shares of common stock to The Goldman Sachs Group, L.P. and two of its affiliates.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                         THREE MONTHS
                                                                                            ENDED
                                                        YEAR ENDED DECEMBER 31,           MARCH 31,
                                                     -----------------------------    ------------------
                                                      1996       1997       1998       1998       1999
                                                     -------    -------    -------    -------    -------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
  Total revenues...................................  $    --    $ 4,779    $15,643    $ 3,162    $ 6,302
  Loss from operations.............................   (3,543)    (5,306)    (6,769)      (994)    (1,128)
  Net loss.........................................   (3,349)    (5,140)    (6,639)    (1,036)    (1,081)
  Historic basic and diluted net loss per share....  $ (0.87)   $ (1.30)   $ (1.76)   $ (0.25)   $ (0.31)
  Pro forma basic and diluted net loss per share...                        $ (0.54)              $ (0.08)
  Shares used in computation of historic basic and
    diluted net loss per share.....................    3,872      3,951      3,771      4,096      3,443
  Shares used in computation of pro forma
    net loss per share.............................                         12,311                13,488



                                                               QUARTER ENDED
                                ----------------------------------------------------------------------------
                                SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,
                                  1997        1997       1998       1998       1998        1998       1999
                                ---------   --------   --------   --------   ---------   --------   --------
CONSOLIDATED QUARTERLY STATEMENT OF OPERATIONS DATA:
  Total revenues..............   $ 1,593     $2,527    $ 3,162    $ 3,014     $ 4,062    $ 5,405    $ 6,302
  Loss from operations........    (1,047)      (987)      (994)    (2,183)     (2,103)    (1,489)    (1,128)
  Net loss....................    (1,016)      (995)    (1,036)    (2,181)     (1,986)    (1,436)    (1,081)


                                                                        AS OF MARCH 31, 1999
                                                              -----------------------------------------
                                                                                           PRO FORMA
                                                              ACTUAL      PRO FORMA       AS ADJUSTED
                                                              -------    ------------    --------------
CONSOLIDATED BALANCE SHEET DATA:
  Cash and cash equivalents.................................  $ 9,354      $ 5,137          $ 37,611
  Working capital...........................................    9,736        4,318            37,183
  Total assets..............................................   24,261       28,503            60,977
  Stockholders' equity......................................   15,679       18,832            52,382

     Unless stated otherwise, we present information in this prospectus assuming
(1) the conversion of all outstanding shares of preferred stock and Class B common stock into a total of 10,118,263 shares of common stock at the closing of this offering, (2) the concurrent $3.5 million private placement of 362,694 shares of common stock to Goldman Sachs, assuming an initial public offering price of $10.00 per share, and (3) no exercise of the underwriters' over-allotment option.

                                  RISK FACTORS

     You should consider carefully the following risk factors and all other information contained in this prospectus before purchasing our common stock. Investing in our common stock involves a high degree of risk. Any of the following risks, as well as other risks and uncertainties that are not yet identified or that we currently think are immaterial, could harm our business, financial condition and operating results and could result in a complete loss of your investment.

WE HAVE A LIMITED OPERATING HISTORY AND FACE RISKS ENCOUNTERED BY EARLY STAGE COMPANIES

     We commenced operations in January 1996 and released our first commercial version of SalesLogix in April 1997. Accordingly, we have a limited operating history and we face all of the risks and uncertainties encountered by early stage software companies in rapidly evolving markets. These risks and uncertainties include:

     - significant fluctuations in quarterly operating results and expected future losses;

     - risks that competition, technological change or evolving customer preferences could adversely affect market acceptance of our products;

     - challenges we encounter in expanding and managing our sales, support and distribution channels;

     - risks that new products and product enhancements will not be timely developed or introduced;

     - significant dependence on our key personnel; and

     - risks that management will not be able to effectively manage planned growth and potential acquisitions.

Our limited operating history makes it difficult to forecast our future operating results. The new, competitive, fragmented and rapidly changing nature of our market increases these risks and uncertainties. We cannot assure you that our business strategy will be successful or that we will successfully address these risks and the risks detailed below.

WE HAVE A HISTORY OF LOSSES AND EXPECT TO INCUR FUTURE LOSSES


     We incurred net losses in each quarter from inception through March 31, 1999. As of March 31, 1999, we had an accumulated deficit of approximately $18.5 million. We have not achieved profitability and expect to continue to incur net losses for the foreseeable future. We expect to continue to devote substantial resources to our product development, sales, marketing and customer support activities. As a result, we will need to generate significant quarterly revenues to achieve and maintain profitability. Although our revenues have increased over recent quarters, we cannot assure you that we will realize sufficient revenues to achieve and sustain profitability in any future period.


OUR FUTURE OPERATING RESULTS ARE LIKELY TO FLUCTUATE SIGNIFICANTLY AND MAY FAIL
TO MEET OR EXCEED   THE EXPECTATIONS OF SECURITIES ANALYSTS OR INVESTORS,
CAUSING OUR STOCK PRICE TO DECLINE

     Our operating results are difficult to predict and are likely to fluctuate significantly on a quarterly and an annual basis due to a number of factors, many of which are outside of our control. It is particularly difficult to predict the timing or amount of our license revenues because our products are typically shipped shortly after orders are received and therefore the amount of unfilled orders for our products is small. Furthermore, because of customer buying patterns that we do not expect to change, we recognize a substantial portion of our license revenues in the last month and often in the last weeks or days of a quarter. Other factors that may contribute to the difficulty of predicting our operating results include, but are not limited to, the following:

     - the lengthiness and unpredictability of sales cycles for our products;

     - the mix of revenues generated by product licenses and customer service and support;

     - the mix of sales channels through which our products are sold;

     - new product announcements and introductions by our competitors; and

     - our ability to develop, market and manage product transitions and acquisitions.

     Due to the foregoing factors, we believe that period-to-period comparisons of our operating results should not be relied upon as indicative of future performance.

     We plan to increase our operating expenses to expand our product development, sales, marketing and customer support activities. We base our decisions regarding our operating expenses on anticipated revenue trends and many of our expenses are relatively fixed in the short term. We may not be able to reduce our expenses if our revenues are lower than anticipated, which could cause our operating results to be below the expectations of public market analysts or investors, causing the price of our common stock to fall.

SEASONALITY AFFECTS OUR REVENUES AND MAY NEGATIVELY IMPACT OUR OPERATING RESULTS

     In the past, we have experienced significant seasonality in our quarterly revenues. Our revenues have tended to be stronger in the fourth quarter than in each of the first three quarters of a year. Our license revenues may be lower in our first quarter than in the preceding fourth quarter. We believe that these fluctuations are caused primarily by customer buying patterns, which are often influenced by year-end budgetary pressures as well as by our sales force compensation policies and those of our resellers, which tend to reward sales personnel who meet or exceed year-end sales quotas. We expect this trend to continue for the foreseeable future.

OUR OPERATING RESULTS PRIMARILY RELY ON MARKET ACCEPTANCE OF OUR SALESLOGIX PRODUCT

     Our future financial performance will depend substantially on our ability to develop and maintain market acceptance of SalesLogix and new and enhanced versions of SalesLogix and other new products. During 1998 and the three months ended March 31, 1999, license revenues from our SalesLogix product accounted for approximately 94% and 93% of our total license revenues, respectively. We expect product license revenues from SalesLogix to continue to account for a substantial majority of our revenues for the foreseeable future. As a result, factors adversely affecting the pricing or demand for SalesLogix, such as competition, technological change or evolution in customer preferences, could materially adversely affect our business, financial condition and operating results. Many of these factors are beyond our control and difficult to predict.

WE RELY PRIMARILY UPON OUR RESELLERS FOR THE SALE AND IMPLEMENTATION OF OUR PRODUCTS

     Our success will continue to depend significantly on our ability to develop and cultivate relationships with our resellers, whom we refer to as our Business Partners, as well as on the success of their sales efforts. Our sales and distribution strategy focuses primarily on developing and expanding indirect distribution channels through our network of resellers and, to a lesser extent, expanding our direct sales organization. Sales to or initiated by our resellers accounted for 86% and 75% of license revenues in 1998 and the three months ended March 31, 1999, respectively. The ability of our resellers to generate sales may from time to time be restricted due to their resource and capacity constraints caused by implementation project backlog and other factors. We are currently investing, and intend to continue to invest significantly, to support and expand our indirect distribution channel. We cannot assure you that we will be able to retain our existing resellers or add new resellers and distributors to market, sell, implement and support our products effectively. Our failure to do so could materially adversely affect our business.

OUR RELIANCE ON RESELLERS MAKES IT MORE DIFFICULT TO MAINTAIN QUALITY CONTROL AND FORECAST SALES

     Our focus on indirect distribution may adversely affect our business, financial condition and operating results if we are unable to:

     - adequately train and certify a sufficient number of resellers;

     - provide adequate incentives to our resellers;

     - provide adequate service and support to our end users through our resellers;

     - retain company and brand loyalty with our resellers and end user customers;

     - manage conflict among our resellers, whose contracts with us are generally non-exclusive; or

     - manage collection of receivables from resellers on a timely basis.

OUR RESELLERS MAY HANDLE COMPETING PRODUCTS, DIVERTING ATTENTION AWAY FROM OUR PRODUCTS

     Many of our resellers also sell products that compete with our products and we cannot assure you that our resellers will continue to devote the resources necessary to provide us with effective sales, marketing and technical support. If our resellers do not continue to support our products, our business may be materially adversely affected.

IF WE EXPERIENCE DIFFICULTY EXPANDING OUR DIRECT SALES CAPABILITY, WE MAY NOT BE
ABLE TO   EXPAND OUR BUSINESS AS PLANNED

     In mid-1998, we established a direct sales organization to focus on key strategic accounts and larger opportunities and we plan to expand the size of our direct sales force. We have limited experience in establishing and maintaining a direct sales force. Accordingly, this internal expansion may not be successfully completed and the cost of this expansion may exceed the revenues generated. Our expanded sales organization may not be able to compete successfully against the significantly more extensive and well-funded sales and marketing operations of many of our current or potential competitors. In addition, expansion of our direct sales force may lead to conflict with our resellers. We have experienced and continue to experience difficulty in recruiting qualified sales personnel. We cannot assure you that we will be able to effectively maintain and expand our direct sales force.

WE FACE INTENSE COMPETITION THAT COULD ADVERSELY AFFECT OUR BUSINESS

     The market for front office automation software is intensely competitive, fragmented and rapidly changing. We primarily compete with a variety of software vendors that provide marketing, sales and customer support automation products. While numerous solutions can be cited as potential competitors, direct competitors of SalesLogix can be broadly categorized into three groups:

     - Front Office Vendors such as Onyx, Pivotal, Siebel and Vantive. These companies generally seek to provide front office software through direct sales forces. They also offer customized solutions through consulting services. Several of these companies have announced strategies to target the mid-market opportunities we are pursuing.

     - Contact Manager Vendors such as Symantec with its ACT! product, Goldmine, which recently merged with Bendata, Inc., and Microsoft with its Outlook product. These products support a single user or small workgroup of users and are sold primarily through a retail channel. Several of these companies have also announced strategies to target the mid-market opportunities we are pursuing.

     - Internal Development by our customers' or potential customers' own technology departments. These organizations have invested significant resources in developing their own proprietary selling systems.

     Many of our competitors have longer operating histories and significantly greater resources and name recognition. We cannot assure you that we will compete successfully against these companies. We expect that competition will increase as other established and emerging companies enter our market and as new products and technologies are introduced. For example, several companies that traditionally focused on back office systems software for financial, reporting, distribution, payroll, human resources and manufacturing functions have built or acquired front office products to manage sales, customer service and electronic commerce functions. Increased competition may result in price reductions, lower gross margins, loss of our market share and loss of resellers and personnel, any of which could materially adversely affect our business, financial condition and operating results.

THE MARKET FOR SALES AUTOMATION SOLUTIONS IS EMERGING AND BROAD MARKET
ACCEPTANCE OF OUR   PRODUCTS IS UNCERTAIN

     The market for sales automation products is still emerging and continued growth in demand for and acceptance of sales automation products remains uncertain. The success of our business in the face of intense competition will depend on growth of the overall market for sales automation products. We have spent, and will continue to spend, considerable resources targeting the mid-market segment of the sales automation market, educating potential customers about our products and sales automation software solutions in general and developing products that are compatible with Microsoft's browser technology and the Internet. However, even with these efforts, sales of our products may not increase unless the market for our products continues to grow. If the market for our products does not grow or grows more slowly than we anticipate, the demand for Internet-related front office products and services does not continue to grow, or the mid-market segment turns out to have significantly less potential than we estimate, our business, financial condition and operating results would be materially adversely affected.

MARKET ACCEPTANCE OF OUR PRODUCTS DEPENDS ON CONTINUED MARKET ACCEPTANCE OF
MICROSOFT   TECHNOLOGY

     We have designed our products to operate using Microsoft technologies, including Windows NT, Windows 98 and SQL Server. Although we believe that Microsoft technologies are and will continue to be widely utilized by mid-market businesses, no assurance can be given that these businesses will actually adopt such technologies as anticipated or will not in the future migrate to other computing technologies that we do not support. Moreover, our strategy requires us to enhance our products and technology to be compatible with new developments in Microsoft's technology.

WE MAY EXPERIENCE DIFFICULTIES MANAGING OUR GROWTH

     Our recent growth has placed significant demands on management as well as on our administrative, operational and financial resources. We intend to continue to expand our operations to pursue existing and potential market opportunities. To manage additional growth, we must expand our sales, marketing and customer support organizations and improve our operational processes, systems and management controls on a timely basis. Our inability to sustain or manage additional growth could materially and adversely affect our business, financial condition and operating results.

WE DEPEND ON KEY PERSONNEL FOR OUR FUTURE SUCCESS AND WE MAY NOT BE ABLE TO
RECRUIT AND RETAIN   THE PERSONNEL WE NEED TO SUCCEED

     Our future performance will largely depend on the continued efforts and abilities of our key technical, customer support, sales and management personnel, many of whom would be difficult to replace. In particular, we believe that our future success is highly dependent on Patrick Sullivan, our Chief Executive Officer and President. Except for Mr. Sullivan, Doug Nicholas, Vice President Business Development and Bruce Chase and Matt Chase, former officers of Enact, none of our key personnel are subject to non-compete covenants. We experienced significant management changes at the executive officer level during the fourth quarter of 1998 when we hired a Vice President of Worldwide Sales and a Vice President of Marketing. Accordingly, our executive management's ability to function effectively as a team is unproven. Competition for highly skilled employees with technical, management, marketing, sales, product development and other specialized training is intense and there can be no assurance that we will be successful in attracting and retaining such personnel. In addition, we may experience increased costs in order to attract and retain skilled employees. The loss of any of our senior management or other key technical, customer support, sales and marketing personnel, particularly if lost to competitors, could materially and adversely affect our business, financial condition and operating results. See "Management."

WE MAY BE UNABLE TO SUCCESSFULLY INTEGRATE ENACT AND FUTURE ACQUISITIONS

     In April 1999, we acquired Enact Incorporated, a privately-held provider of sales configuration technology for managing product catalogs and marketing encyclopedias and generating proposals, quotes and orders. The process of integrating the Enact business with our business is subject to risks commonly encountered in integrating acquisitions, including, among others, risk of loss of key personnel; difficulties associated with assimilating technologies, products, personnel and operations; potential disruption of our ongoing business; the ability of our sales force, resellers, consultants and development staff to adapt to the new product line and unanticipated costs associated with the acquisition. We may not successfully overcome these risks or any other problems encountered in connection with the acquisition of Enact. As part of our business strategy, we expect to consider acquiring other companies. In the event of such acquisitions, we could issue equity securities which would dilute current stockholders' percentage ownership, incur substantial debt or assume contingent liabilities. Additionally, we may not be able to successfully integrate any technologies, products, personnel or operations of companies that we may acquire in the future. These difficulties could disrupt our ongoing business, distract our management and employees and increase our expenses. If we are unable to successfully address any of these risks, our business, financial condition and operating results could be materially adversely affected.

OUR ABILITY TO INCREASE REVENUES WILL DEPEND IN PART ON SUCCESSFUL EXPANSION OF OUR INTERNATIONAL
  OPERATIONS

     To date, we have sold our products internationally primarily through our resellers located in other countries and have supported our international customers with our domestic customer support staff. Recently we opened a sales office in the United Kingdom and we intend to continue to expand our international operations and enter new international markets, primarily through existing and new resellers and, to a lesser extent, through direct sales. This expansion will require significant management attention and financial resources and may not produce desired levels of revenue. We currently have limited experience in marketing and distributing our products internationally and have not yet developed non-U.S. versions of our products. In addition, our international business is subject to inherent risks which could materially and adversely affect our business, financial condition and operating results, including:

     - longer accounts receivable collection cycles;

     - difficulties in managing operations across disparate geographic areas;

     - difficulties in enforcing agreements and intellectual property rights;

     - fluctuations in local economic, market and political conditions;

     - need for compliance with a wide variety of U.S. and foreign export regulations;

     - potential adverse tax consequences; and

     - currency exchange rate fluctuations.

We are still assessing the impact and cost that conversion to the Euro will have on both our internal systems and the products we sell. We will attempt appropriate corrective actions based on the results of our assessment. This issue and its related costs could materially adversely affect our business, financial condition and operating results.

WE MAY NOT RECOGNIZE REVENUE WHEN ANTICIPATED, WHICH MAY CAUSE OUR OPERATING
RESULTS TO   VARY WIDELY

     The sales cycles for our products are variable, typically ranging between a few weeks to six months from initial contact with the customer to the signing of a license agreement, although occasionally sales require substantially more time. Delays in executing customer contracts may affect revenue recognition and may cause our operating results to vary widely. We believe that an enterprise's decision to purchase sales automation software is discretionary, involves a significant commitment of its resources and is influenced by its budget cycles. To successfully sell our products, we and our resellers generally must educate our potential customers regarding the use and benefit of our products, which can require significant time and resources. Consequently, the period between initial contact and the purchase of our products is often long and subject to delays associated with the lengthy budgeting, approval and competitive evaluation processes that typically accompany significant capital expenditures.

WE RELY ON SOFTWARE LICENSED TO US BY THIRD PARTIES

     We incorporate into our products software that is licensed to us by third parties, including Inprise Corporation, Verity, Inc. and IQ Software Corporation, and we intend to expand this practice in the future. Because our products incorporate, or are created using, software developed and maintained by third parties, we depend on such parties' abilities to deliver, support and enhance reliable products, develop new products and respond to emerging industry standards and other technological changes. We also rely heavily on Inprise Corporation's Delphi Rapid Application Development (RAD) tool to build many key components of our application programs. The RAD tools market is constantly evolving and highly competitive as Microsoft and other well-financed competitors develop and market competing tools. If Delphi becomes unavailable, we may be required to adopt a replacement RAD tool and substantially modify our application programs, requiring a substantial amount of time to rewrite our products in a new language, which could have a material adverse effect on our business, financial condition and operating results. The third-party software currently incorporated into or used in our products may become obsolete or incompatible with future versions of our products. Our sales could be materially adversely affected if we are unable to replace the functionality of that software. See "Business--Products."

OUR PRODUCTS MAY SUFFER FROM DEFECTS OR ERRORS, RESULTING IN ADDITIONAL EXPENSES OR LOST SALES

     Software products as complex as ours frequently contain errors or defects, especially when first introduced or when new versions are released. In some cases, we have had to delay commercial release of versions of our products until software problems were corrected and in some cases have provided product enhancements to correct errors in released products. Our current and future products or releases may not be free from errors after commercial shipments have begun. Any errors that are discovered after commercial release could result in loss of revenues or delay in market acceptance, diversion of development resources, damage to our reputation or increased service and warranty costs, all of which could materially adversely affect our business, financial condition and operating results.

WE MAY BE UNABLE TO ADEQUATELY PROTECT OUR PROPRIETARY RIGHTS OR AVOID
INFRINGEMENT OF   THIRD PARTY PROPRIETARY RIGHTS, WHICH COULD RESULT IN COSTLY
LITIGATION

     Our success depends in part on our ability to protect our proprietary rights. To protect our proprietary rights, we rely primarily on a combination of copyright, patent, trade secret and trademark laws, confidentiality agreements with employees and third parties and protective contractual provisions such as those contained in license agreements with consultants, resellers and customers, although we have not signed such agreements in every case. Despite our efforts to protect our proprietary rights, unauthorized parties may copy aspects of our products and obtain and use information that we regard as proprietary. Other parties may breach confidentiality agreements and other protective contracts with us and we may not become aware of, or have adequate remedies in the event of, such breach. We employ shrink-wrap licenses designed to restrict the unauthorized use of our products but such licenses may be difficult to enforce. It may be more difficult to protect our proprietary rights outside the United States. We also cannot assure you that a third party will not assert a claim that our technology violates its intellectual property rights. As the number of software products in our markets increases and product functionalities increasingly overlap, companies such as ours may become increasingly subject to infringement claims. Any claims relating to the infringement of proprietary rights of third parties, regardless of their merit, could result in costly litigation, divert our management's attention and our company's resources, cause us to delay product shipments or require us to pay damages or enter into royalty or license agreements on terms that are not advantageous to us. Any of these results could materially adversely affect our business, financial condition and operating results.

OUR EXECUTIVE OFFICERS AND DIRECTORS WILL BE ABLE TO SUBSTANTIALLY INFLUENCE
MATTERS REQUIRING   STOCKHOLDER APPROVAL

     We anticipate that the executive officers, directors and entities affiliated with them will, in the aggregate, beneficially own approximately 37% of our outstanding common stock following the completion of this offering. These stockholders may be able to exercise substantial influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control of SalesLogix. See "Management" and "Principal Stockholders."

OUR CERTIFICATE OF INCORPORATION AND BYLAWS AND DELAWARE LAW CONTAIN PROVISIONS
THAT COULD   DISCOURAGE A TAKEOVER

     Certain provisions of our restated certificate of incorporation and bylaws and Delaware law may discourage, delay or prevent a merger or acquisition that a stockholder may consider favorable. These provisions:

     - authorize our board of directors to issue up to 20,000,000 additional shares of preferred stock;

     - limit the persons who may call special meetings of stockholders;

     - prohibit stockholder action by written consent;

     - require advance notice for nominations for election of our board of directors or for proposing matters that can be acted on by stockholders at stockholders meetings; and

     - establish a classified board of directors as of the first annual meeting of stockholders following this offering.

     For a further description of provisions which could discourage a takeover, see "Description of Capital Stock--Anti-Takeover Effects of Certain Provisions of Restated Certificate and Restated Bylaws" and "-- Effect of Delaware Antitakeover Statute."

MANAGEMENT COULD SPEND OR INVEST THE PROCEEDS OF THIS OFFERING IN WAYS WITH
WHICH THE   STOCKHOLDERS MAY NOT AGREE

     We intend to use the net proceeds of this offering primarily for general corporate purposes, including working capital and capital expenditures and for the retirement of a $1.1 million bank loan. Pending such use, we intend to invest the net proceeds of this offering in short-term, investment-grade, interest-bearing securities. The Board of Directors and management of the Company will have substantial flexibility in applying the net proceeds of this offering. The failure of management to apply such funds effectively could have a material adverse effect on the Company's business and financial condition. See "Use of Proceeds".

FUTURE SALES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE

     After this offering, we will have outstanding 17,891,682 shares of common stock. Sales of a substantial number of shares of common stock in the public market following this offering could materially adversely affect the market price of our common stock. All of the shares sold in this offering will be freely tradable. The remaining shares of common stock outstanding after this offering will be available for sale in the public market as follows:

                        ELIGIBILITY OF RESTRICTED SHARES
                         FOR SALE IN THE PUBLIC MARKET


At effective date........................................           0
180 days after the effective date........................  12,401,745
Thereafter upon expiration of one year holding periods...   2,164,937


See "Shares Eligible for Future Sale" and "Underwriting."

PURCHASERS OF SALESLOGIX COMMON STOCK IN THIS OFFERING WILL EXPERIENCE IMMEDIATE
AND   SUBSTANTIAL DILUTION

     The initial public offering price is substantially higher than the net tangible book value per share of the outstanding common stock immediately after the offering. Accordingly, purchasers of common stock will experience immediate and substantial dilution of approximately $7.78 in net tangible book value per share, or approximately 78% of the offering price of $10.00 per share.

YEAR 2000 ISSUES MAY EXPOSE US TO LIABILITY OR ADVERSELY AFFECT REVENUES

     Many existing computer systems and software products do not properly recognize and process dates after December 31, 1999. This "Year 2000" problem could result in miscalculations, data corruption, system failures or disruptions of operations. We are subject to potential Year 2000 problems affecting our products, our customers' systems, our internal systems and the systems of our vendors, any of which could have a material adverse effect on our business, financial condition and operating results.

     We have conducted a review of the current versions of our products and have researched or sought assurances from vendors of the third-party products embedded into our products and believe that our products are substantially Year 2000 compliant--that is, they are capable of adequately distinguishing and interjecting dates falling after December 31, 1999. We expect that modifications with respect to any remaining Year 2000 issues will be made by the end of calendar year 1999. However, there can be no assurances that the implementation of modifications to any embedded products will not be delayed or that we will not experience unexpected Year 2000 problems with our products. Although we believe the current versions of our software products are Year 2000 compliant, we may face claims based on Year 2000 issues arising from the integration of multiple products within an overall system. We may also experience reduced sales of our products, especially in the last two calendar quarters of 1999, as potential customers reduce their budgets for sales automation software due to increased expenditures on their own Year 2000 compliance efforts, or are generally unwilling to purchase any software systems until after January 1, 2000 when the adverse effects of Year 2000 issues are known. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance."

CHANGES IN ACCOUNTING STANDARDS COULD AFFECT OUR FUTURE OPERATING RESULTS

     We recognize revenues from software license agreements based upon the following criteria:

     - persuasive evidence of an arrangement exists, such as an executed license agreement, unconditional purchase order or contract;

     - delivery of the product has occurred;

     - collection of the resulting receivable is probable; and

     - the fee is fixed or determinable based upon vendor-specific objective evidence of the elements of the arrangement.

     We recognize customer support or maintenance revenues ratably over the contract term, typically one year, and recognize revenues for consulting and training services as such services are performed.

     Statement of Position 97-2 ("SOP 97-2"), "Software Revenue Recognition," was issued in October 1997 by the American Institute of Certified Public Accountants and amended by Statement of Position 98-4 ("SOP 98-4"). We adopted SOP 97-2 effective January 1, 1998. Based on our interpretation of SOP 97-2 and SOP 98-4, we believe our current revenue recognition policies and practices are consistent with SOP 97-2 and SOP 98-4. However, full implementation guidelines for this standard have not yet been issued. Once available, such implementation guidance could lead to unanticipated changes in our current revenues accounting practices, which changes could materially adversely affect our business, financial condition and operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Additionally, the accounting standard setters, including the Securities and Exchange Commission and the Financial Accounting Standards Board, are reviewing the accounting standards related to business combinations and stock-based compensation. Any changes to either of these standards or any other accounting standards could materially adversely affect our operating results.

                           FORWARD-LOOKING STATEMENTS

     We have made forward-looking statements in this prospectus that are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of SalesLogix. Also, when we use words such as "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. You should note that an investment in securities of SalesLogix involves risks and uncertainties that could affect the future financial results of SalesLogix. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth in "Risk Factors" and elsewhere in this prospectus.

     There may be events in the future that we are not able to predict accurately or over which we have no control. The risk factors listed above, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could materially and adversely affect our business, financial condition and operating results.

                                USE OF PROCEEDS

     Assuming an initial public offering price of $10.00 per share, we will receive net proceeds of approximately $30.2 million from the sale of 3,325,000 shares of common stock, or $34.8 million if the underwriters exercise their over-allotment option in full.

     The principal purposes of this initial public offering are to create a public market for our common stock, facilitate future access to capital markets and enhance our ability to use our common stock as consideration for potential acquisitions and as a means of attracting and retaining key employees. We intend to use the net proceeds of this offering primarily for general corporate purposes, including working capital and capital expenditures and for the retirement of an existing bank term loan of approximately $1.1 million at March 31, 1999. This term loan is payable in equal monthly installments of principal plus interest at the bank's prime rate plus 1% through December 31, 2001, and the current interest rate is 8.75%. We may also use a portion of the net proceeds to acquire additional businesses, products and technologies or to establish joint ventures that we believe will complement our current or future business. However, we have no specific plans, agreements or commitments, oral or written, to do so and are not currently engaged in any negotiations for any such acquisition or joint venture. The amounts that we actually expend for working capital purposes will vary significantly depending on a number of factors, including future revenue growth, if any, the amount of cash we generate from operations and the progress of our product development efforts. As a result, our management will retain broad discretion in the allocation of the net proceeds of this offering. Pending use of net proceeds for the above purposes, we intend to invest in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

     We have never declared or paid cash dividends on our common stock. We currently intend to retain any future earnings to fund the development and growth of our business. Therefore, we do not currently anticipate paying any cash dividends in the foreseeable future. In addition, the terms of our current credit facility prohibit us from paying dividends without our lender's consent.

                             CORPORATE INFORMATION

     SalesLogix Corporation has four wholly owned subsidiaries, Opis Support Express, Inc., SalesLogix International, Inc., SalesLogix Europe, Ltd. and Enact Incorporated, formerly known as SLX Merger Company. Our principal executive offices are located at 8800 N. Gainey Center Drive, Suite 200, Scottsdale, Arizona 85258 and our telephone number is (602) 368-3700. We were initially incorporated in Delaware in 1995 under the name Quest Sales Software, Inc.

                                 CAPITALIZATION

     The following table sets forth our cash position, total capitalization and outstanding share information at March 31, 1999:

     - On a pro forma basis to give effect to the conversion of all 15,140,949 outstanding shares of convertible preferred stock and Class B common stock into 10,118,263 shares of common stock, and to reflect the payment of $4.1 million in cash and 609,424 shares of common stock issued in connection with our acquisition of Enact, of which 201,893 shares are restricted subject to three year monthly vesting based upon the continued employment of former officers of Enact, and the estimated effect of the related purchase accounting adjustments; and

     - On a pro forma as adjusted basis to reflect (a) net proceeds from the sale of 3,325,000 shares of common stock at an assumed initial public offering price of $10.00 per share and (b) net proceeds from the sale of 362,694 shares of common stock, assuming an initial public offering price of $10.00 per share, in the concurrent $3.5 million private placement to The Goldman Sachs Group, L.P. and two of its affiliates.

     The outstanding share information excludes 114,559 shares of common stock reserved for issuance under outstanding options and warrants to purchase preferred stock with a weighted average common share exercise price of $1.57 and 3,395,365 shares of common stock reserved for issuance under our employee incentive and Business Partner stock plans. Of the common stock reserved under our employee incentive and Business Partner stock plans, options to purchase 1,576,873 shares with a weighted average exercise price of $1.58 are outstanding, 186,761 of which are currently exercisable.

     This information is qualified by and should be read in conjunction with our historical financial statements and related notes included in this prospectus.


                                                                 AS OF MARCH 31, 1999
                                                          -----------------------------------
                                                                        PRO        PRO FORMA
                                                           ACTUAL      FORMA      AS ADJUSTED
                                                          --------    --------    -----------
                                                                    (IN THOUSANDS)
Cash and cash equivalents...............................  $  9,354    $  5,137     $ 37,611
                                                          ========    ========     ========
Long-term debt and capital lease obligations, net of
  current portion.......................................  $  1,044    $  1,044     $    359
Stockholders' equity:
  Convertible Preferred Stock, par value $0.001 per
     share, issuable in series; 15,900,000 shares
     authorized, 15,068,122 shares issued and
     outstanding, actual; none pro forma or pro forma as
     adjusted...........................................    33,482          --           --
  Class A Common Stock, par value $0.001 per share,
     17,900,000 shares authorized, 3,477,968 issued and
     3,476,301 outstanding, actual; 14,205,655 shares
     issued and 14,203,988 shares outstanding, pro
     forma; 17,893,349 shares issued and 17,891,682
     shares outstanding, pro forma as adjusted..........         3          14           18
  Class B Common Stock, par value $0.001 per share;
     authorized 2,280,000 shares; 72,827 shares issued
     and outstanding, actual; none pro forma or pro
     forma as adjusted..................................        --          --
  Additional paid-in capital............................     2,325      38,949       72,495
  Accumulated deficit...................................   (18,457)    (18,457)     (18,457)
  Less unearned compensation............................    (1,673)     (1,673)      (1,673)
  Less shares of common stock held in treasury; 1,667
     shares at cost.....................................        (1)         (1)          (1)
                                                          --------    --------     --------
          Total stockholders' equity....................    15,679      18,832       52,382
                                                          --------    --------     --------
          Total capitalization..........................  $ 16,723    $ 19,876     $ 52,741
                                                          ========    ========     ========

                                    DILUTION

     The pro forma net tangible book value of SalesLogix at March 31, 1999, after assuming the conversion of all outstanding shares of redeemable convertible preferred stock and Class B common stock into shares of common stock and the issuance of 609,424 shares of common stock for the acquisition of Enact and the related purchase accounting adjustments, was $6.2 million, or $0.43 per share. Net tangible book value per share represents the amount of total tangible assets less total liabilities divided by 14,203,988, the number of shares of common stock treated as outstanding. After giving effect to the sale of the 3,325,000 shares of common stock at an assumed initial public offering price of $10.00 per share, less underwriting discounts and commissions and estimated expenses we expect to pay in connection with this offering, and the sale of 362,694 shares of common stock, at a 3.5% discount from the assumed initial public offering price of $10.00 per share, to be issued in a concurrent private placement to The Goldman Sachs Group, L.P. and two of its affiliates, the pro forma as adjusted net tangible book value of SalesLogix at March 31, 1999 would be $39.7 million, or $2.22 per share. This represents an immediate increase in the as adjusted pro forma net tangible book value of $1.79 per share to existing stockholders and an immediate dilution of $7.78 per share to new investors, or approximately 78% of the assumed offering price of $10.00 per share. The following table illustrates this per share dilution:

Assumed initial public offering price per share.............             $10.00
  Pro forma net tangible book value per share at March 31,
     1999...................................................    $0.43
  Increase per share attributable to new investors..........     1.79
Pro forma as adjusted net tangible book value per share
  after this offering.......................................               2.22
                                                                         ------
Dilution per share to new investors.........................             $ 7.78
                                                                         ======

     The following table sets forth on a pro forma as adjusted basis as of March 31, 1999, after giving effect to the 609,424 shares issued in connection with the acquisition of Enact, included in existing stockholders amounts, and the number of shares of common stock purchased from us; the total consideration paid to us; and the average price paid per share by existing stockholders and by new investors purchasing common stock in this offering and the concurrent Goldman Sachs private placement:

                                                                               AVERAGE
                              SHARES PURCHASED        TOTAL CONSIDERATION       PRICE
                            ---------------------    ----------------------      PER
                              NUMBER      PERCENT      AMOUNT       PERCENT     SHARE
                            ----------    -------    -----------    -------    -------
Existing stockholders.....  14,203,988       79%     $37,761,478       51%      $2.66
New stockholders..........   3,687,694       21%      36,750,000       49%      $9.97
                            ----------      ---      -----------      ---
          Total...........  17,891,682      100%     $74,511,478      100%
                            ==========      ===      ===========      ===

     The foregoing computations assume the exercise of no stock options after March 31, 1999. At March 31, 1999, we had outstanding options to purchase a total of 1,576,873 shares of common stock at a weighted average exercise price of $1.58 per share, as illustrated below:

                                                     NUMBER OF    WEIGHTED AVERAGE
                                                      OPTIONS      EXERCISE PRICE
                                                     ---------    ----------------
1996 option plan...................................  1,493,870         $1.50
1998 Business Partner option plan..................    83,003          $3.08
                                                     ---------         -----
          Total....................................  1,576,873         $1.58
                                                     =========

     In the event that SalesLogix issues additional shares of common stock in the future, purchasers of common stock in this offering may experience further dilution.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     In the table below, we provide you with selected consolidated financial data of SalesLogix. We have prepared this information using the historical consolidated financial statements of SalesLogix for the three years ended December 31, 1998 and the three months ended March 31, 1998 and 1999. The consolidated financial statements for the three years ended December 31, 1998 have been audited by Ernst & Young LLP, independent auditors. The consolidated financial statements for the three months ended March 31, 1998 and 1999 are unaudited. The unaudited consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for those periods.

     When you read this selected consolidated financial data, it is important that you read along with it the historical financial statements and related notes included in this prospectus, as well as the section of this prospectus titled "Management's Discussion and Analysis of Financial Condition and Results of Operations." Historical results are not necessarily indicative of future results. See Note 1 of Notes to Consolidated Financial Statements for an explanation of the method used to calculate pro forma basic and diluted net loss per share.


                                                                                             THREE MONTHS
                                                                                                 ENDED
                                                               YEAR ENDED DECEMBER 31,         MARCH 31,
                                                             ---------------------------   -----------------
                                                              1996      1997      1998      1998      1999
                                                             -------   -------   -------   -------   -------
                                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
  Revenues:
    Licenses...............................................  $    --   $ 3,505   $10,105   $ 2,088   $ 4,225
    Services...............................................       --     1,274     5,538     1,074     2,077
                                                             -------   -------   -------   -------   -------
      Total revenues.......................................       --     4,779    15,643     3,162     6,302
  Costs of revenues:
    Licenses...............................................       --       118       604        91       332
    Services...............................................       --     1,733     4,299       886     1,351
                                                             -------   -------   -------   -------   -------
      Total costs of revenues..............................       --     1,851     4,903       977     1,683
                                                             -------   -------   -------   -------   -------
  Gross profit.............................................       --     2,928    10,740     2,185     4,619
  Operating expenses:
    Sales and marketing....................................    1,009     4,953    10,077     1,762     3,595
    Research and development...............................    1,290     1,865     3,845       671     1,286
    General and administrative.............................      902     1,056     2,151       387       587
    Amortization of acquisition related intangible
      assets...............................................      342       360     1,436       359       279
                                                             -------   -------   -------   -------   -------
      Total operating expenses.............................    3,543     8,234    17,509     3,179     5,747
                                                             -------   -------   -------   -------   -------
  Loss from operations.....................................   (3,543)   (5,306)   (6,769)     (994)   (1,128)
  Interest and other income (expense), net.................      194       166       130       (42)       47
                                                             -------   -------   -------   -------   -------
  Net loss.................................................  $(3,349)  $(5,140)  $(6,639)  $(1,036)  $(1,081)
                                                             =======   =======   =======   =======   =======
  Historic basic and diluted net loss per share............  $ (0.87)  $ (1.30)  $ (1.76)  $ (0.25)  $ (0.31)
                                                             =======   =======   =======   =======   =======
  Pro forma basic and diluted net loss per share...........                      $ (0.54)            $ (0.08)
                                                                                 =======             =======
  Weighted average shares:
    Historic...............................................    3,872     3,951     3,771     4,096     3,443
    Pro forma..............................................                       12,311              13,488


                                                                 AS OF DECEMBER 31,
                                                              -------------------------   AS OF MARCH 31,
                                                               1996     1997     1998     ---------------
                                                              ------   ------   -------        1999
                                                                            (IN THOUSANDS)---------------
CONSOLIDATED BALANCE SHEET DATA:
  Cash and cash equivalents.................................  $1,975   $3,189   $11,377       $ 9,354
  Working capital...........................................   1,401    1,650    10,843         9,736
  Total assets..............................................   2,596   12,948    23,974        24,261
  Long-term debt and capital lease obligations, less current
    portion.................................................     259    1,608     1,241         1,044
  Total stockholders' equity................................   1,586    7,075    16,600        15,679

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following Management's Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the Consolidated Financial Statements of SalesLogix and the notes thereto and the Pro Forma Condensed Consolidated Financial Statements and notes thereto included elsewhere in this prospectus. Our discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. SalesLogix' actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under "Risk Factors," "Business" and elsewhere in this prospectus.

OVERVIEW

     SalesLogix is a leading provider of software that enables mid-market businesses to automate sales, marketing and customer support interactions.

     SalesLogix was incorporated in September 1995 and commenced operations in January 1996. From January 1996 until April 1997, our operating activities related primarily to research and development and the initial development of our independent Business Partner channel. In April 1997, we released the first commercial version of SalesLogix, our client-server based sales automation solution. Thereafter, we continued to focus on developing the Business Partner channel, marketing the SalesLogix brand and developing new and enhanced versions of our product. In December 1997, we acquired Opis Corporation, a customer support automation software company, to expand our product offering to include automation of customer support functions. We changed the name of Opis' product to SupportLogix and developed a link to SalesLogix.


     During the second half of 1998, we established a direct sales force to focus on key strategic accounts and work with our Business Partners on larger opportunities. In 1998, we also hired managers in the United Kingdom and Australia to commence the recruitment and training of international Business Partners. In December 1998, we released the first major upgrade of SalesLogix and a version of the product that can be deployed over the Internet. Since inception, we have incurred significant losses and as of March 31, 1999 we had an accumulated deficit of $18.5 million.


     We derive revenues principally from the sale of software licenses and fees for maintenance, technical support, consulting and training services. We market and sell our products primarily through our Business Partners and to a lesser extent through our direct sales force. Sales to or initiated by our Business Partners accounted for 86% and 75% of license revenues in 1998 and the three months ended March 31, 1999, respectively, and we expect that a substantial majority of our license revenues will continue to be generated from sales to our Business Partners. The contractual arrangements we enter into with our Business Partners provide for license fees payable to us based upon a percentage of our list price.

     We recognize revenue in accordance with the provisions of the American Institute of Certified Public Accountants Statement of Position 97-2, "Software Revenue Recognition," which we adopted beginning January 1, 1998. We sell our products under perpetual licenses and recognize license revenues when all of the following conditions are met: an executed license agreement, unconditional purchase order or contract has been received; the product has been delivered to the customer; collection of the receivable is deemed probable; and the fee is fixed or determinable based upon vendor specific objective elements of the arrangements. Maintenance and technical support revenues are recognized ratably over the contract term, typically one year. Revenues for consulting and training services are recognized as such services are provided.


     In December 1998, we recorded unearned compensation of $1.9 million representing the difference between the exercise price of options granted to acquire shares of stock during 1998 and the deemed fair value for financial reporting purposes of our common stock on the dates of grant. Unearned compensation is amortized over the vesting periods of the options, generally four years.

  Acquisitions

     In connection with the Opis acquisition in December 1997, we paid $801,559 in cash, issued 1,228,654 shares of Series D convertible preferred stock and granted options to purchase 96,836 shares of Series D convertible preferred stock. We also entered into employment agreements with officers of Opis. The transaction was recorded under the purchase method of accounting and the results of operations of Opis and the fair value of the assets acquired and liabilities assumed were included in our consolidated financial statements beginning on the acquisition date. In connection with this acquisition, we recorded $5.9 million in capitalized technology and other intangible assets that are being amortized over periods of up to five years.


     In April 1999, we acquired Enact Incorporated in a merger transaction. Enact was a privately-held provider of sales configuration software for managing product catalogs and marketing encyclopedias and generating proposals, quotes and orders. We anticipate that the Enact products will be sold and serviced by our direct sales force and consulting services group and Business Partner channel. In connection with the Enact acquisition, we issued 609,424 shares of our common stock, of which 201,893 shares are restricted subject to three year monthly vesting based upon the continued employment of the officers of Enact. We paid $4.1 million in cash for merger consideration, plus transaction expenses, repayment of debt of Enact and out-of-pocket expenses associated with the integration of Enact's business into ours. We also entered into employment agreements with officers of Enact in connection with the acquisition. The transaction will be recorded under the purchase method of accounting and the results of operations of Enact and the fair value of the assets acquired and liabilities assumed will be included in our consolidated financial statements beginning on April 30, 1999. In connection with this acquisition, based on financial information of Enact as of March 31, 1999, we anticipate recording approximately $8.5 million in capitalized technology and other intangible assets that will be amortized over three years, and expensing approximately $900,000 of in-process research and development based upon an independent appraisal. For the fiscal years ended December 31, 1997 and 1998, Enact had revenues of approximately $521,000 and $564,000, respectively and net losses of approximately $502,000 and $1,280,000, respectively. For the three months ended March 31, 1998 and 1999, Enact had revenues of approximately $186,000 and $83,000, respectively and net losses of approximately $138,000 and $406,000, respectively.

HISTORICAL RESULTS OF OPERATIONS

     The following table sets forth historical operating results for SalesLogix as a percentage of total revenues. We believe that period-to-period comparisons of our operating results are not indicative of results for any future period.


                                                      PERCENTAGE OF TOTAL REVENUES
                                                  ------------------------------------
                                                                        THREE MONTHS
                                                     YEAR ENDED            ENDED
                                                    DECEMBER 31,         MARCH 31,
                                                  ----------------    ----------------
                                                   1997      1998      1998      1999
                                                  ------    ------    ------    ------
Revenues:
  Licenses......................................    73.3%     64.6%     66.0%     67.0%
  Services......................................    26.7      35.4      34.0      33.0
                                                  ------    ------    ------    ------
     Total revenues.............................   100.0     100.0     100.0     100.0
Costs of revenues:
  Licenses......................................     2.5       3.8       2.9       5.3
  Services......................................    36.3      27.5      28.0      21.4
                                                  ------    ------    ------    ------
     Total costs of revenues....................    38.8      31.3      30.9      26.7
                                                  ------    ------    ------    ------
Gross profit....................................    61.2      68.7      69.1      73.3
Operating expenses:
  Sales and marketing...........................   103.7      64.4      55.7      57.1
  Research and development......................    39.0      24.6      21.2      20.4
  General and administrative....................    22.1      13.8      12.2       9.3
  Amortization of acquisition related intangible
     assets.....................................     7.5       9.2      11.4       4.4
                                                  ------    ------    ------    ------
     Total operating expenses...................   172.3     112.0     100.5      91.2
                                                  ------    ------    ------    ------
Loss from operations............................  (111.1)    (43.3)    (31.4)    (17.9)
Interest and other income, net..................     3.5       0.9      (1.4)      0.7
                                                  ------    ------    ------    ------
Net loss........................................  (107.6)%   (42.4)%   (32.8)%   (17.2)%
                                                  ======    ======    ======    ======


COMPARISON OF THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999

  Revenues

     Total revenues increased from $3.2 million in the three months ended March 31, 1998 to $6.3 million in the three months ended March 31, 1999, an increase of 99%. No customer accounted for more than 10% of revenues in the three months ended March 31, 1998 and 1999. Our revenues outside of the United States increased from approximately $61,000 in the three months ended March 31, 1998 to approximately $900,000 in the three months ended March 31, 1999.

     License Revenues. Our license revenues increased from $2.1 million in the three months ended March 31, 1998 to $4.2 million in the three months ended March 31, 1999, an increase of 102%. The increase in license revenues was due primarily to increases in the size and productivity of our Business Partner network, increased market awareness and acceptance of our products and, to a lesser extent, the establishment of our direct sales force which occurred in the second half of 1998. Our license revenues represented 66.0% of our total revenues in the three months ended March 31, 1998 and 67.0% in the three months ended March 31, 1999.

     Service Revenues. Service revenues include fees for maintenance, technical support, consulting and training services. Our service revenues increased from $1.1 million in the three months ended March 31, 1998 to $2.1 million in the three months ended March 31, 1999, an increase of 93%. The increase resulted primarily from the increase in the number of licenses sold as well as renewals of existing maintenance and technical support contracts from the growing installed base of SalesLogix customers. Customers are required to enter into one-year support and maintenance contracts at the time of purchase and have the option to renew for additional one-year periods thereafter. Our service revenues represented 34.0% of our total revenues in the three months ended March 31, 1998 and 33.0% in the three months ended March 31, 1999.

  Costs of Revenues

     Cost of License Revenues. Cost of license revenues includes the cost of media, product packaging, documentation and other production costs and third party royalties. Cost of license revenues increased from $91,000 in the three months ended March 31, 1998 to $332,000 in the three months ended March 31, 1999, representing 4.3% of license revenues in the three months ended March 31, 1998 and 7.9% of license revenues in the three months ended March 31, 1999. Cost of license revenues as a percentage of license revenues increased as a result of increased product royalties for third-party technology, primarily report writing software, embedded in our products.

     Cost of Service Revenues. Cost of service revenues consists of the costs of providing technical support, training and consulting services to SalesLogix customers and Business Partners. Cost of service revenues increased from $886,000 in the three months ended March 31, 1998 to $1.4 million in the three months ended March 31, 1999. The increase was primarily attributable to hiring and training of additional personnel to support our growing customer base and Business Partner network. Cost of service revenues represented 82.5% of service revenues in the three months ended March 31, 1998 and 65.0% in the three months ended March 31, 1999. This decrease reflected the growth of service revenues and a reduction in the time and expenses our consulting organization incurred while providing free support to Business Partners in their early implementations of our product.

  Operating Expenses


     Sales and Marketing. Sales and marketing expenses consist primarily of personnel-related expenses, costs related to the recruitment and support of our Business Partner channel and marketing and promotional costs to increase brand awareness in the marketplace and to generate leads for our sales channels. Sales and marketing expenses increased from $1.8 million in the three months ended March 31, 1998 to $3.6 million in the three months ended March 31, 1999, an increase of 102%. The increases in sales and marketing expenses from the three months ended March 31, 1998 to the three months ended March 31, 1999 reflected the hiring of additional sales and marketing personnel, expanded advertising and other promotional activities and increased sales commissions and bonuses related to increased license revenues. Sales and marketing expenses represented 55.7% of our total revenues in the three months ended March 31, 1998 and 57.1% of our total revenues in the three months ended March 31, 1999. We anticipate that we will continue to invest significantly in sales and marketing and that these expenses will increase in absolute dollars.


     Research and Development. Research and development expenses consist primarily of personnel-related costs for software developers, quality assurance and product documentation personnel and payments to outside contractors. Research and development expenses increased from $671,000 in the three months ended March 31, 1998 to $1.3 million in the three months ended March 31, 1999, an increase of 92%. This increase was primarily due to an increase in the number of software developers, quality assurance personnel and outside developers to support our product development, testing and documentation activities related to the development and release of both the client-server and Internet versions of SalesLogix. Research and development expenses represented 21.2% of our total revenues in the three months ended March 31, 1998 and 20.4% of our total revenues in the three months ended March 31, 1999. We anticipate that we will continue to invest significantly in research and development and that these expenses will increase in absolute dollars.

     General and Administrative. General and administrative expenses consist primarily of salaries and related expenses for executive, finance and administrative personnel, as well as outside professional fees. General and administrative expenses increased from $387,000 in the three months ended March 31, 1998 to $587,000 in the three months ended March 31, 1999. This increase was primarily due to increased staffing and related expenses necessary to manage and support the expansion of our operations. General and administrative expenses represented 12.2% of our total revenues in the three months ended March 31, 1998 and 9.3% of our total revenues in the three months ended March 31, 1999. The decrease was primarily attributable to the more rapid growth of revenues compared to the growth of general and administrative expenses during this period. We believe that general and administrative expenses will continue to increase in absolute dollars as a result of the anticipated expansion of our administrative staff and the expenses associated with becoming a public company, including but not limited to annual and other public reporting costs, directors' and officers' liability insurance, investor relations programs and professional service fees.

     Amortization of Acquisition Related Intangible Assets. Amortization of acquisition related intangible assets consisted primarily of the amortization of specifically identified intangible assets and goodwill. Amortization of acquisition related intangible assets decreased from $359,000 in the three months ended March 31, 1998 to $279,000 in the three months ended March 31, 1999. The decrease was due to an intangible asset relating to the December 1997 acquisition of Opis becoming fully amortized on December 31, 1998.

     Income Taxes. As of March 31, 1999, we had net operating loss carryforwards for federal and state income tax reporting purposes of approximately $14,118,000. The federal carryforwards expire at various dates beginning 2011. The Internal Revenue Code contains provisions that limit the use in any future period of net operating loss and tax credit carryforwards upon the occurrence of specific events, including a significant change in ownership interests. We had deferred tax assets, including net operating loss and tax credit carryforwards, totaling approximately $6,895,000 as of March 31, 1999. A valuation allowance has been recorded for the entire net deferred tax asset balance as a result of uncertainties regarding its realization. See Note 13 to Consolidated Financial Statements.

COMPARISON OF THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

  Revenues

     SalesLogix was a development stage company during 1996 and, accordingly, did not record revenues. Total revenues increased from $4.8 million in 1997 to $15.6 million in 1998, an increase of 227%. No customer accounted for more than 10% of revenues in 1997 or 1998. Our revenues outside of the United States increased from approximately $137,000 in 1997 to $1.4 million in 1998.

     License Revenues. Our license revenues increased from $3.5 million in 1997 to $10.1 million in 1998, an increase of 188%. The increase in license revenues was due primarily to increases in the size and productivity of our Business Partner network, increased market awareness and acceptance of our products and, to a lesser extent, the establishment of our direct sales force in the second half of 1998. Our license revenues represented 73.3% of our total revenues in 1997 and 64.6% in 1998.

     Service Revenues. Our service revenues increased from $1.3 million in 1997 to $5.5 million in 1998, an increase of 334%. The increase from 1997 to 1998 resulted primarily from the increase in the number of licenses sold in 1998 as well as renewals of existing maintenance and technical support contacts from the growing installed base of SalesLogix customers. Our service revenues represented 26.7% of our total revenues in 1997 and 35.4% in 1998.

  Costs of Revenues

     Cost of License Revenues. Cost of license revenues increased from $118,000 in 1997 to $604,000 in 1998, representing 3.4% of license revenues in 1997 and 6.0% of license revenues in 1998. Cost of license revenues as a percentage of license revenues has increased as a result of increased product royalties for third-party technology, primarily report writing software, embedded in our products.

     Cost of Service Revenues. Cost of service revenues increased from $1.7 million in 1997 to $4.3 million in 1998. The increase was primarily attributable to hiring and training of additional personnel to support our growing customer base and Business Partner network. Cost of service revenues as a percentage of service revenues represented 136.0% in 1997 and 77.6% in 1998. This decrease is the result of the growth of service revenues and a reduction in the time and expenses our consulting organization incurred while providing free support to Business Partners in their early implementations of our product.

  Operating Expenses


     Sales and Marketing. Sales and marketing expenses increased from $1.0 million in 1996 to $5.0 million in 1997, an increase of 391%, and to $10.0 million in 1998, an increase of 102%. The increases in sales and marketing expenses from 1996 to 1998 reflected the hiring of additional sales and marketing personnel, expanded advertising and other promotional activities and increased sales commissions and bonuses related to increased license revenues. Sales and marketing expenses represented 103.7% of our total revenues in 1997 and 64.4% of our total revenues in 1998. The decrease in sales and marketing expenses as a percentage of total revenues from 1997 to 1998 primarily reflected the more rapid growth of revenues compared to the growth of sales and marketing expenses during this period.


     Research and Development. Research and development expenses increased from $1.3 million in 1996 to $1.9 million in 1997, an increase of 45%, and to $3.8 million in 1998, an increase of 106%. The increases from 1996 through 1998 were primarily due to an increase in the number of software developers, quality assurance personnel and outside developers to support our product development, testing and documentation activities related to the development and release of both the client-server and Internet versions of SalesLogix. Research and development expenses represented 39.0% of our total revenues in 1997 and 24.6% of our total revenues in 1998. The decrease was primarily attributable to the more rapid growth of revenues compared to the growth of research and development expenses during this period.

     General and Administrative. General and administrative expenses increased from $902,000 in 1996 to $1.1 million in 1997 and to $2.2 million in 1998. These increases from 1996 to 1998 were primarily due to increased staffing and related expenses necessary to manage and support the expansion of our operations as well as increased legal fees in 1998. General and administrative expenses represented 22.1% of our total revenues in 1997 and 13.8% of our total revenues in 1998. The decrease was primarily attributable to the more rapid growth of revenues compared to the growth of general and administrative expenses during this period.

     Amortization of Acquisition Related Intangible Assets. Amortization of acquisition related intangible assets consisted primarily of amortization of specifically identified intangible assets and goodwill and to a lesser extent acquired in-process research and development from our acquisitions. Amortization of acquisition related intangible assets increased from $342,000 in 1996 to $360,000 in 1997 and to $1.4 million in 1998. The 342,000 in 1996 represented the full amortization of intangible assets acquired from Kennedy Systems, Inc. in January 1996. The increase from 1996 to 1997 was related to a charge for in-process research in development of $360,000 relating to the December 1997 acquisition of Opis. The in-process research and development related primarily to a future version of the Opis Support Express product that was in process at the time of acquisition geared toward enhanced functionality. Some of these enhancements included tracking and resolution of customer requests and product defects, the development of "links" to external systems such as phone or email as well as web "links". The increase from 1997 to 1998 was attributable to a full years' amortization of specifically identified intangible assets and goodwill acquired in the Opis acquisition in 1998. Acquisition related intangible assets are amortized over the estimated useful life of the acquired assets, over periods of up to five years.

SELECTED UNAUDITED HISTORICAL QUARTERLY RESULTS OF OPERATIONS

     The following table presents selected unaudited consolidated statement of operations data for the seven quarters ended March 31, 1999. You should read the following table in conjunction with our Consolidated Financial Statements and related notes thereto included elsewhere in this prospectus. We have prepared this unaudited information on the same basis as the audited Consolidated Financial Statements. This table includes all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the quarters presented. You should not draw any conclusions about our future results from the results of operations for any historical quarter.


                                                                                    QUARTER ENDED
                                                     ----------------------------------------------------------------------------
                                                     SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,
                                                       1997        1997       1998       1998       1998        1998       1999
                                                     ---------   --------   --------   --------   ---------   --------   --------
                                                                                    (IN THOUSANDS)
Revenues:
 Licenses.........................................    $ 1,101     $2,040    $ 2,088    $ 1,810     $ 2,583    $ 3,624    $ 4,225
 Services.........................................        492        487      1,074      1,204       1,479      1,781      2,077
                                                      -------     ------    -------    -------     -------    -------    -------
   Total revenues.................................      1,593      2,527      3,162      3,014       4,062      5,405      6,302
                                                      -------     ------    -------    -------     -------    -------    -------
Costs of revenues:
 Licenses.........................................         30         81         91        103         118        292        332
 Services.........................................        504        628        886      1,052       1,120      1,241      1,351
                                                      -------     ------    -------    -------     -------    -------    -------
   Total costs of revenues........................        534        709        977      1,155       1,238      1,533      1,683
                                                      -------     ------    -------    -------     -------    -------    -------
Gross profit......................................      1,059      1,818      2,185      1,859       2,824      3,872      4,619
                                                      -------     ------    -------    -------     -------    -------    -------
Operating expenses:
 Sales and marketing..............................      1,372      1,433      1,762       2009       2,960      3,346      3,595
 Research and development.........................        483        597        671        959       1,086      1,129      1,286
 General and administrative.......................        251        415        387        715         522        527        587
 Amortization of acquisition related intangible
   assets.........................................         --        360        359        359         359        359        279
                                                      -------     ------    -------    -------     -------    -------    -------
   Total operating expenses.......................      2,106      2,805      3,179      4,042       4,927      5,361      5,747
                                                      -------     ------    -------    -------     -------    -------    -------
Loss from operations..............................     (1,047)      (987)      (994)    (2,183)     (2,103)    (1,489)    (1,128)
Interest and other income, net....................         31         (8)       (42)         2         117         53         47
                                                      -------     ------    -------    -------     -------    -------    -------
Net loss..........................................    $(1,016)    $ (995)   $(1,036)   $(2,181)    $(1,986)   $(1,436)   $(1,081)
                                                      =======     ======    =======    =======     =======    =======    =======
                                                                          AS A PERCENTAGE OF TOTAL REVENUES
                                                     ----------------------------------------------------------------------------
Revenues:
 Licenses.........................................       69.1%      80.7%      66.0%      60.1%       63.6%      67.0%      67.0%
 Services.........................................       30.9       19.3       34.0       39.9        36.4       33.0       33.0
                                                      -------     ------    -------    -------     -------    -------    -------
   Total revenues.................................      100.0      100.0      100.0      100.0       100.0      100.0      100.0
                                                      -------     ------    -------    -------     -------    -------    -------
Costs of revenues:
 Licenses.........................................        1.9        3.2        2.9        3.4         2.9        5.4        5.3
 Services.........................................       31.6       24.9       28.0       34.9        27.6       23.0       21.4
                                                      -------     ------    -------    -------     -------    -------    -------
   Total costs of revenues........................       33.5       28.1       30.9       38.3        30.5       28.4       26.7
                                                      -------     ------    -------    -------     -------    -------    -------
Gross profit......................................       66.5       71.9       69.1       61.7        69.5       71.6       73.3
                                                      -------     ------    -------    -------     -------    -------    -------
Operating expenses:
 Sales and marketing..............................       86.1       56.7       55.7       66.7        72.9       61.9       57.1
 Research and development.........................       30.3       23.6       21.2       31.8        26.7       20.9       20.4
 General and administrative.......................       15.8       16.4       12.2       23.7        12.9        9.8        9.3
 Amortization of acquisition related intangible
   assets.........................................        0.0       14.2       11.4       11.9         8.8        6.6        4.4
                                                      -------     ------    -------    -------     -------    -------    -------
   Total operating expenses.......................      132.2      110.9      100.5      134.1       121.3       99.2       91.2
                                                      -------     ------    -------    -------     -------    -------    -------
Loss from operations..............................      (65.7)     (39.0)     (31.4)     (72.4)      (51.8)     (27.6)     (17.9)
Interest and other income, net....................        1.9       (0.3)      (1.4)       0.0         2.9        1.0        0.7
                                                      -------     ------    -------    -------     -------    -------    -------
Net loss..........................................      (63.8%)    (39.3%)    (32.8%)    (72.4%)     (48.9%)    (26.6%)    (17.2%)
                                                      =======     ======    =======    =======     =======    =======    =======

     The trends discussed in the annual comparisons of operating results from 1996 through 1998 and in the comparison for the three months ended March 31, 1998 and 1999 generally apply to the quarterly comparisons of operating results for the seven quarters ended March 31, 1999.

     During the quarter ended June 30, 1998, license sales declined from the previous quarter. This decline was primarily attributable to two factors. First, the capacity of our Business Partner channel to make new sales was restricted by a large backlog of customer project implementations. Second, purchase decisions were affected by the expectations of our Business Partners and end users as to the timing of a major new product upgrade, which was ultimately delayed until later in 1998. The ability of our resellers to generate sales may from time to time be restricted due to their resource and capacity constraints caused by implementation project backlog and other factors.

     During the quarter ended March 31, 1998, service revenues increased significantly from the previous quarter. This increase was attributable to consulting service revenues related to the substantial increase in the software licenses sold in the previous quarter as well as the increase in customer support and maintenance revenues resulting from the full quarter's amortization of prepaid support and maintenance contracts sold with software licenses in the previous quarter.

     During the quarter ended June 30, 1998, general and administrative expenses increased significantly from the previous quarter. This increase was primarily attributable to legal fees incurred in connection with a lawsuit involving a former officer of SalesLogix that was settled in July 1998.

     While our limited operating history, rapid growth in software license sales and factors involving the rate of growth and productivity of our evolving Business Partner channel have made it more difficult to discern and predict seasonality, we have noted greater demand for our products in the fourth quarter than in other quarters. For example in 1998, 35% of total revenues were recognized in the fourth quarter, including 36% of license revenues and 32% of service revenues. We believe that these fluctuations are caused primarily by customer buying patterns, which are often influenced by year-end budgetary pressures, as well as our sales force compensation policies and those of our Business Partners, which tend to reward sales personnel who meet or exceed sales quotas. We have no reason to expect that seasonal trends will not continue for the foreseeable future.

     Our quarterly operating results have fluctuated significantly in the past and will continue to fluctuate in the future, as a result of a number of factors, many of which are outside our control. These factors include:

     - demand for our products and services;

     - size and timing of specific sales;

     - level of product and price competition;

     - timing and market acceptance of new product introductions and product enhancements by us and our competitors;

     - changes in pricing policies by us and our competitors;

     - our ability to attract, hire, train and retain sales and consulting personnel to meet the demand, if any, for our products;

     - the length of sales cycles;

     - our ability to establish and maintain relationships with our Business Partners, third-party implementation services providers and strategic partners;

     - mix of distribution channels through which products are sold;

     - mix of international and domestic revenues;

     - software defects and other product quality problems;

     - personnel changes;

     - general domestic and international economic and political conditions; and

     - budgeting cycles of our customers.

     We have in the past experienced delays in the planned release dates of new software products or upgrades and have discovered software defects in new products after their introduction. There can be no assurance that new products or upgrades will be released according to schedule, or that when released they will not contain defects. Either of these situations could result in adverse publicity, loss of revenues, delay in market acceptance or claims by customers brought against us, any of which could have a material adverse effect on our business, results of operations and financial condition. In addition, the timing of individual sales has been difficult for us to predict and large individual sales have, in some cases, occurred in quarters subsequent to those we anticipated. There can be no assurance that the loss or deferral of one or more significant sales will not have a material adverse effect on our quarterly operating results.

LIQUIDITY AND CAPITAL RESOURCES

     Since our inception, we have primarily financed operations through private placements of our preferred stock. Through March 31, 1999, proceeds from private placements of preferred stock totaled $29.5 million. To a lesser extent, we have financed our operations through equipment financing and traditional bank financing arrangements.

     As of March 31, 1999, we had cash and cash equivalents of $9.4 million, a decrease of $2.0 million from December 31, 1998. Our working capital at March 31, 1999 was $9.7 million, compared to $10.8 million at December 31, 1998. We have a working capital revolving line of credit with a financial institution that is secured by our accounts receivable. This facility allows us to borrow up to the lesser of 75% of our eligible accounts receivable or $2.5 million. As of March 31, 1999, we had borrowed $300,000 under the facility. The agreement under which the line of credit was established contains certain covenants, including a provision requiring us to maintain specified financial ratios. We were in compliance with these covenants at March 31, 1999.

     Our operating activities resulted in net cash outflows of $2.9 million in 1996, $5.6 million in 1997 and $5.4 million in 1998 and $1.2 million in the three months ended March 31, 1999. The operating cash outflows resulted primarily from significant investments in sales, marketing and product development, which led to operating losses. The cash outflows from operating losses, increases in accounts receivable, prepaid expenses and other current assets were partially offset by increases in accounts payable and accrued expenses and deferred revenues.

     Cash used in investing activities was $36,000 in 1996, $793,000 in 1997 and $1.7 million in 1998 and $588,000 in the three months ended March 31, 1999, resulting primarily from the purchase of capital equipment and the total cash consideration and related expenses paid in connection with the Opis acquisition.

     Cash provided by financing activities totaled $4.9 million in 1996, $7.6 million in 1997 and $15.3 million in 1998, resulting primarily from the issuance of Series A, C and E preferred stocks, respectively, and $1.5 million proceeds from a bank term loan received in December 1997 payable in equal monthly installments of principal plus interest at the bank's prime rate plus 1% through December 31, 2001, partially offset by payments on capital equipment lease obligations and the bank term loan. Cash used in financing activities totaled $197,000 for the three months ended March 31, 1999 resulting primarily from payments on capital equipment lease obligations and the bank term loan, partially offset by proceeds from the exercise of stock options.

     We currently anticipate that we will continue to experience significant growth in our operating expenses for the foreseeable future as we strive to:

     - enter new markets and increase penetration of existing markets for our products and services;

     - introduce new products and product enhancements;

     - increase our product development, sales, marketing and customer support activities;

     - develop and expand our network of Business Partners and direct sales force; and

     - expand our international operations.

     Such operating expenses will consume a material amount of our cash resources, including a portion of the net proceeds of this offering. We believe that the net proceeds of this offering, together with our existing cash and cash equivalents and available bank borrowings, will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next twelve months. Thereafter, we may require additional funds to support our working capital requirements or for other purposes.

     We require substantial capital to fund our business, particularly to finance inventories and accounts receivable and for capital expenditures and potential acquisitions. Our future capital requirements will depend on many factors, including the rate of revenue growth, the timing and extent of spending to support product development efforts and expansion of sales and marketing, the timing of introductions of new products and enhancements to existing products and market acceptance of our products. As a result, we could be required to raise substantial additional capital. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in dilution to existing stockholders. If additional funds are raised through the issuance of debt securities, the debt would have rights, preferences and privileges senior to holders of common stock and the terms of the debt could impose restrictions on our operations. We cannot assure you that such additional capital, if required, will be available on acceptable terms, or at all. If we are unable to obtain needed additional capital, we may be required to reduce the scope of our planned product development and sales and marketing efforts, which would materially adversely affect our business, financial condition and operating results.

YEAR 2000 COMPLIANCE

     Many existing computer systems and software products do not properly recognize and process dates after December 31, 1999. This "Year 2000" problem could result in miscalculations, data corruption, system failures or disruptions of operations. We are subject to potential Year 2000 problems affecting our products, our customers' systems, our internal systems and the systems of our vendors, any of which could have a material adverse effect on our business, operating results and financial condition. Significant uncertainty exists in the software industry and other industries concerning the scope and magnitude of the Year 2000 problem. We recognize the need to take reasonable steps to reduce the risk that our operations will be adversely affected by Year 2000 software failures.

     We have completed our initial assessment of the potential overall impact of the Year 2000 problem on our products, business, financial condition and operating results, and expect to complete our risk assessment for potential Year 2000 problems by August 1, 1999. We have conducted a review of the current versions of our products and have researched or sought assurances from vendors of the third-party products embedded into our products and believe that our products are substantially Year 2000 compliant--that is, they are capable of adequately distinguishing and interpreting dates falling after December 31, 1999. We expect that modifications with respect to any remaining Year 2000 issues will be made by the end of calendar year 1999. Nevertheless, there can be no assurances that the implementation of modifications to any embedded products will not be delayed or that we will not experience unexpected Year 2000 problems with our products. Although we believe the current versions of our software products are Year 2000 compliant, our customers often integrate our products into enterprise systems involving sophisticated hardware and complex software products that we cannot adequately evaluate for Year 2000 compliance. We may face claims based on Year 2000 problems in other companies' products, or issues arising from the integration of multiple products within an overall system. Although we have not been a party to any litigation or arbitration proceeding involving our products or services related to Year 2000 compliance issues, we may in the future be required to defend our products or services in such proceedings, or to negotiate resolutions of claims based on Year 2000 issues. The costs of defending and resolving Year 2000-related disputes, regardless of the merits of such disputes and any liability we have for Year 2000-related damages, including consequential damages, could materially adversely affect our business, financial condition and operating results.

     In addition, the pressing need of many customers and potential customers to address Year 2000 issues is affecting their purchasing patterns as they focus their existing manpower and reallocate information technology and other significant resources to inventory, assess, test, correct, upgrade and replace their current software systems for Year 2000 compliance. In particular, to the extent our business targets larger customers we may encounter greater resistance to the purchase of new software products and systems by such customers until they have completed or resolved their outstanding Year 2000 programs. These changes in purchasing patterns, which may increase in the last two calendar quarters of 1999, may result in reduced funds available to purchase software products such as those we offer. To the extent Year 2000 issues cause a significant delay in, or cancellation of, decisions to purchase our products or services, our business, financial condition and operating results would be materially adversely affected.

     We have reviewed and continue to review our internal management information and other critical business systems to identify any Year 2000 problems relating to those systems. We also have communicated and are continuing to communicate with the owner and manager of our headquarters building, external vendors that supply us with material software and information systems and with our other significant suppliers to determine their potential exposure to Year 2000 problems and any resulting impacts such problems could have on our business. In the course of these investigations to date, we have not encountered any material Year 2000 problems with these third-party products and services.

     To date we have sought written assurances from several but not all third party vendors who provide critical products or services to our business that their provision of products and services will not be disrupted by Year 2000 problems. We expect to complete this project by August 1, 1999. We license certain technology from third parties, including software that is integrated with and used in our software product offerings and performs key functions in our products. We have investigated the Year 2000 disclosures and readiness statements of the third party vendors of these embedded products and are in the process of requesting further written assurances from these third party vendors. We expect to complete this project by August 1, 1999. We have also performed independent testing and analysis of product architectures to confirm that the interaction between the embedded third party products and our own products will not itself create Year 2000 problems. The third party software embedded in our products is generally generic in nature and subject to standard software license agreements which, by their terms, severely limit the scope and period of performance warranties and also the recoverability of consequential and similar type damages in the event of product failures. For these reasons, we may not have significant remedies against third party software vendors if in fact year 2000 problems arise because of problems in the embedded products. Even if we are able to assert significant claims against one or more third party vendors of products with Year 2000 problems, the relevant vendors may be thinly capitalized or otherwise essentially judgment proof because of other Year 2000 claims asserted against them.

     We have not incurred to date and do not anticipate incurring in the future, any material costs directly associated with our Year 2000 compliance efforts, except for compensation expenses associated with our salaried employees who have devoted some of their time to our Year 2000 assessment and remediation efforts. As discussed above, we do not expect the total cost of Year 2000 problems to be material to our business, financial condition and operating results. However, we have not completed our risk assessment for potential Year 2000 problems and cannot be certain at this time that any later discovered Year 2000 problems will not require material costs to address.

     We believe that our most significant risk with respect to Year 2000 issues relates to the performance and readiness status of third parties. A reasonable worst case Year 2000 scenario would be the result of failures of third parties, including without limitation, governmental entities, utilities, and financial and telecommunications systems, or a general infrastructure collapse, that negatively impact our ability, or the ability of our distribution partners, to provide products and services to our customers, or the ability of our customers to purchase products, or events affecting regional, national or global economies generally. The impact of these failures cannot be estimated at this time; however, we are considering contingency plans to limit, to the extent possible, the financial impact of these failures on our results of operations.

     During the months prior to the century change, we will continue to evaluate new versions of our software products, new software and information systems provided to us by third parties and any new infrastructure systems that we acquire to determine whether they are Year 2000 compliant. Despite our current assessment, we may not identify and correct all significant Year 2000 problems on a timely basis. Year 2000 compliance efforts may involve significant time and expense and unremediated problems could materially adversely affect our business, financial condition and operating results. Although we have adopted and are in the process of improving a disaster recovery plan to allow our business to continue in the event of a failure of our internal information systems, we currently have no Year 2000-specific contingency plans to address the risks associated with unremediated Year 2000 problems. We are in the process of reviewing the need for a Year 2000-specific contingency plan and, if such a plan is advisable, we expect to adopt such a plan no later than August 1, 1999.

     We have adopted and are in the process of improving a disaster recovery plan to allow our business to continue in the event of a failure of our internal information systems. We intend to adapt much of this contingency planning to address Year 2000 problems that, to the extent they arise, might threaten the continued operation of the same systems. We expect to complete this and other Year 2000 contingency planning by August 1, 1999. When completed, our contingency plans will address plans for internal system failures as well as plans to limit, to the extent reasonably possible, the financial impact of the worst case scenarios described above on our results of operations. Any such contingency planning will necessarily be limited to matters over which we have some reasonable control. If we fail to complete our contingency planning, we may not have enough time to complete remedial measures, or to implement contingency planning in the event Year 2000 problems arise.

                                    BUSINESS

OVERVIEW


     SalesLogix is a leading provider of software that enables mid-market businesses to automate sales, marketing and customer support interactions. By automating these interactions, which may include an outbound phone call, a field sales meeting or a customer inquiry over the web, our products allow companies to record, track and share customer information more effectively. We enable our customers to use the Internet to create interactive selling networks that connect mobile sales, internal telesales, marketing and support organizations as well as third party resellers and other partners. Our products enhance the speed, quality and effectiveness of selling through these networks by:


     - Providing salespeople with personalized and easy to use sales automation software;

     - Automating the key elements of selling--marketing, contact management, account management, opportunity management, order management and customer support;

     - Integrating processes for selling through multiple distribution channels--direct sales, telesales, indirect sales and e-commerce; and

     - Capturing information generated by selling activities in a repository of customer interaction data, which can be used to enable collaborative selling, marketing and customer support.

     We sell our software primarily through our network of more than 225 resellers, whom we refer to as our "Business Partners." Our Business Partners provide the local support and implementation services required to install, configure and customize our products. We have designed our software to be easy to use, rapid to deploy and implement and to deliver high performance with a low total cost of ownership. We believe that our software provides both the built-in functionality necessary to quickly derive benefits, as well as the flexibility to create a solution tailored to the specific and evolving requirements of our customers. We now have licensed our software to more than 1,300 domestic and international customers in a variety of industries, including high technology, financial services, telecommunications, utilities, retail, banking, health care and real estate.

INDUSTRY BACKGROUND

     Sales automation software has recently emerged as a critical requirement for organizations seeking to gain a competitive advantage in their front office operations. Many businesses spend considerable time and resources implementing software applications aimed at increasing the efficiency of selling processes and improving the effectiveness of customer interactions. In recent years, selling processes have begun to include increased interaction among marketing, sales, service and support organizations, as well as executive and finance staff, independent partners, resellers and even the customers themselves. These interactions provide windows of opportunity for collecting and using information to facilitate selling activities. As a result, businesses are looking for technology solutions that can help them more effectively utilize new and established selling resources and to better manage sales information to increase revenues.

     The market for these software applications, often described as "front office" or "customer relationship management" software, is large and growing rapidly. AMR Research estimates that the size of this market will increase from approximately $762 million in license revenues in 1997 to more than $7.5 billion in 2002. AMR also estimates that sales force automation is the fastest growing segment of this market with an annual growth rate of 64%.

     A number of applications designed to address the front office automation market have been introduced over the past decade, the majority of which were targeted at Fortune 1000 companies. While many of these applications have achieved some degree of market acceptance, significant limitations remain. These applications are typically very expensive and difficult to deploy and support. They generally entail substantial investments, often millions of dollars, to cover new software, hardware and implementation services. Also, many salespeople resist using these applications because they are complex and cannot be easily adapted or customized to personal selling processes or methodologies. The often extensive customization and integration work required results in long implementation cycles that can range from six to 18 months or more and makes these applications poorly suited to address rapidly changing business environments.


     As a result, many businesses have failed to implement first or second generation versions of these applications successfully. The Gartner Group has estimated that over 50% of front office automation projects fail to produce measurable returns on investment. Accordingly, many businesses have not implemented these applications, particularly those in the mid-market. We believe the mid-market is comprised of mid-sized companies and divisions of larger companies with annual revenues between $10 million and $1 billion. The Gartner Group estimates that less than 4% of businesses or divisions of large organizations with $25 million to $500 million in annual revenues have adopted front office applications. We believe that there is a strong demand among mid-market businesses for sales automation software that addresses the limitations of the current generation of these applications.


  The Emerging Mid-Market Opportunity

     Mid-market businesses are becoming the driving forces of growth and innovation in many industries. To compete with larger organizations with greater resources, many mid-market businesses have adopted dynamic business models that leverage partnership networks to scale their operations. As a result, these models of doing business require sales automation solutions that provide extensive functionality to support team selling, collaborative marketing and indirect selling models. These solutions need to be rapidly implemented and easily customized and supported because mid-market businesses typically have limited information technology resources.

     To accomplish their growth objectives, many mid-market businesses are turning to the Internet. The Internet provides a unique opportunity for mid-market businesses to create competitive advantages that were previously only available to larger corporations. It substantially alters the way businesses can communicate internally and externally and execute sales. By providing a low-cost, global infrastructure, the Internet also allows mid-market businesses to share information easily across the enterprise as well as with outside partners and customers. In addition, the Internet enables mid-market businesses to integrate their selling cycles across broad networks of partners, distributors and resellers.

     The Internet has also created an entirely new channel for mid-market businesses to reach and cost-effectively support their customers directly. Forrester Research estimates that by the year 2002, more than $327 billion in goods and services will be sold over the Internet. The ubiquitous nature of the Internet provides mid-market companies with the ability to extend the geographic breadth of their sales and marketing operations without large investments in people and IT resources. Through their web sites, mid-market businesses can now reach and sell to customers worldwide as well as launch highly targeted marketing campaigns that deliver higher returns. In addition, mid-market businesses can interact with their customers in a personalized and relevant context and support and service them around the clock.

     We believe that mid-market businesses seek to establish interactive selling networks that automate prospect and customer interactions through networks of mobile sales, internal telesales, marketing and support organizations as well as third party resellers, supply chain participants and other partners. These mid-market businesses require software that:

     - is easy for salespeople and partners to use;

     - is designed to utilize the Internet and mobile technologies;

     - can be easily extended and customized to meet specific and evolving business needs;

     - can be deployed rapidly and at a low cost;

     - seamlessly integrates with back office systems software for financial, reporting, distribution, payroll, human resources, and manufacturing functions, and corporate information databases; and

     - can support new models of collaborative and Internet-based selling.

We believe that most existing solutions for sales, marketing and customer support automation have failed to address these requirements.

THE SALESLOGIX SOLUTION

     SalesLogix provides software that enables mid-market businesses to enhance the speed, quality and effectiveness of selling through their interactive selling networks. Our products integrate the key elements of contact management, account management, opportunity management, order management and relationship management functions. We support multiple selling channels, including direct sales, telesales, indirect sales and e-commerce and enable collaborative team selling. Finally, our patented guided selling technology allows customers to define and automate complex selling processes and to deploy customized sales automation solutions.

     We believe our software delivers the following benefits:

     - Complements the way selling professionals work. We designed our software to be intuitive, using simple navigational commands to present key selling and customer information in a single view. Our products incorporate popular Microsoft user interface standards and the ease-of-use functions of leading contact management programs. In addition, the flexibility of our software enables salespeople to customize the functionality to support their individual methods of selling. We believe this not only adds value to the selling process, but also increases the rate of adoption among salespeople.

     - Utilize the Internet and mobile technologies. SalesLogix can be deployed over the Internet and we use Internet technologies to provide web-based online lead capture, partner management, product knowledge bases and order entry functionality. Our remote client, which Microsoft recently awarded Best Mobile Sales Solution, uses our synchronization technology to enable remote users to easily access our software through mobile devices such as laptops and personal digital assistants. Our robust, multi-level security allows key sales management functions to be distributed while addressing customers' concerns about the integrity of the database.

     - Deploys rapidly at a low cost. Our products and services are designed to ensure that the software is implemented and deployed quickly--typically in a few weeks--to deliver a rapid return on investment. The suggested retail price of our software is less than $1,000 per end user. SalesLogix software provides the built-in functionality necessary to quickly derive benefits and requires little customization. In addition, our synchronization technology facilitates the distribution of relevant updates to users across the enterprise, thereby reducing maintenance costs. We use industry standard technologies and Microsoft Windows NT and Microsoft BackOffice platforms to deliver a low total cost of ownership.

     - Can be easily extended and customized to support new selling models. Our flexible architecture and authoring tools enable customers to easily adapt our software to reflect their unique selling processes and business rules. Our authoring tools and guided selling technology allow Business Partners and customers to develop extensions and interfaces for specific vertical markets. Using a graphical design interface, administrators can create workflow diagrams that define dynamic selling processes and automation steps to guide new users or invoke automated responses to specific selling events.

     - Scales to support large selling operations and integrates with back office systems. Our technology foundation enables hundreds of users to access our software locally, remotely or over the Internet. Our software utilizes the scalability of Microsoft SQL Server and Oracle databases. To date, customer implementations have ranged from as small as 10 users to over 400 users. To meet the needs of rapidly growing, dynamic mid-market businesses, we have designed our software to integrate seamlessly with back office software systems and other databases with information relevant to the selling process.

BUSINESS STRATEGY

     Our objective is to be the leading provider of software that addresses the key aspects of selling for mid-market businesses. The following are elements of our strategy:

     - Target the large mid-market opportunity. Our target market is businesses, including divisions of larger companies, with annual revenues between $10 million and $1 billion. We believe that there are approximately 150,000 organizations in North America that comprise this market. We also believe that our products and business model are uniquely suited to address this market opportunity. We intend to continue to focus on developing software that targets the needs of mid-market businesses and on selling through channels that can best reach and support this market segment.

     - Focus on automating interactive selling networks. We believe that selling is a uniquely important and rapidly evolving business process and that automating this process can result in rapid and significant return on investment. We are focused on building marketing, customer support, e-commerce and team selling functionality around SalesLogix and intend to continue to add features to increase the speed, effectiveness and quality of selling network interactions.

     - Expand our network of Business Partners. We believe that utilizing a channel of value added resellers is the best way to reach mid-market businesses. Accordingly, we have focused on rapidly capturing market share by building a network of more than 225 Business Partners to sell our products. Our Business Partners provide a cost-effective means to provide local implementation and customization services, deliver industry-specific expertise and extend our domestic and international reach. We have built our products specifically for this indirect distribution channel by making them easy to use and implement while at the same time making them highly customizable and able to integrate with other systems. We have a formal certification program and offer our Business Partners ongoing training. We plan to increase the number of Business Partners in the channel and focus on adding partners with industry-specific specialization.

     - Utilize the Internet for faster growth. We believe that the Internet is a key enabling technology for mid-market companies. The recent introductions of our Web Client, Web Viewer+, Web Lead Capture and Web Knowledge Base reflect our strategy to rely primarily on an Internet-based architecture and infrastructure. We intend to provide additional products that use Internet technologies to support and enhance all aspects of interactive selling and the web browser will increasingly represent the standard user interface for our software. In addition, IBM has selected SalesLogix as the front office automation vendor for its application hosting services offering that will be targeted at small and mid-sized businesses, subject to negotiation and execution of a definitive IBM business partner agreement.

     - Broaden our direct sales channel and international presence. We intend to complement our Business Partner channel by expanding our targeted direct sales force to pursue key strategic accounts and by further developing our telesales channels and establishing an e-commerce channel to sell entry-level and customer add-on solutions. We believe that there is a strong demand for our software internationally. We currently sell our products internationally in both Europe and the Pacific Rim through Business Partners located in 13 countries. We intend to continue to pursue international opportunities aggressively by expanding our network of international Business Partners, entering new markets, localizing our software to support additional languages and currencies and increasing our direct presence.

     - Expand our technology partner program. Our software provides an open, extensible platform for third party software vendors, service providers, Business Partners and customers to develop add-on products that extend our software. To date, we have certified more than 20 applications developed by third parties through our Open CRM Initiative. We intend to increase the number of third party developers of extensions and add-ons for our software and actively market these solutions across our customer base.

PRODUCTS

     Our software for automating the interactive selling network currently consists of two major products: SalesLogix, a distributed multi-user sales information system and SupportLogix, an online customer service and support environment for customer support and help desk professionals. We also offer CrossLogix, a platform for integrating third party databases, as well as other integration and customization products for extending SalesLogix. In addition, we recently acquired Enact Incorporated, a provider of sales configuration technology used to manage product catalogs, marketing encyclopedias and generate proposals, quotes and orders. We intend to build an integrated suite of applications around our core SalesLogix product that utilizes our centralized Customer Interaction Repository to address the key aspects of an interactive selling network.

     Our products enable each individual involved in the interactive selling network to automate and use prospect and customer interactions to sell more effectively. Our software supports the day-to-day interactions of sales, marketing and support professionals by:

     - Capturing in the Customer Interaction Repository information on all individuals identified as contacts, which are typically individuals, accounts, which are typically companies, opportunities or potential deals and relationships, which include service and support histories; and

     - Using this information to automate a variety of selling cycle activities, from the design and execution of marketing campaigns, to the generation of qualified leads, to the management of direct and indirect sales processes, to order management and post-sales support.

     Our applications use a variety of client interfaces, including industry standard Web browsers, Windows-based laptops and desktops and personal digital assistants, to ensure high availability and ease-of-use. We also provide tools and extensions to centrally implement, configure, customize and manage our applications. The Administrator console allows customers to centrally manage the SalesLogix system and includes user administration, system administration, database administration and the installation and update of third party and custom components.

              SALESLOGIX AUTOMATES THE INTERACTIVE SELLING NETWORK
                      [INTERACTIVE SALES CHAIN FLOWCHART]
[GRAPHICAL DEPICTION OF THE INTERACTIVE SELLING PROCESS LEVELS WITH THE FOLLOWING COPY: SALESLOGIX AUTOMATES THE INTERACTIVE SELLING NETWORK; PROSPECTS; FIELD SALES, TELESALES, PARTNERS, ESELLING, CUSTOMERS; INTERNET/WINDOWS/PDAS; SALES, MARKETING, SUPPORT; CUSTOMER INTERACTION REPOSITORY, MS SQL OR ORACLE; ADMINISTRATION/SECURITY/CONFIGURATION.]

  SalesLogix

     SalesLogix can be deployed as a client/server application, an Internet-based application, or both simultaneously to automate the business-critical daily activities of front line sales and marketing professionals. The product includes contact, account and opportunity management along with a variety of analysis and reporting templates and integrated guided selling processes that streamline prospect and customer interactions. SalesLogix provides a comprehensive view of all customer communication, sales cycle activities, forecasted opportunities, analysis statistics, management reports and a consolidated view of all notes and schedules of individuals connected to the system. In addition, SalesLogix provides organizations with guided selling technology to create processes that standardize and automate any aspect of the selling cycle. SalesLogix also includes fast, reliable and adaptable synchronization technology and an extensive data security model for consolidating and distributing sales information across the enterprise.

     SalesLogix includes the following client interfaces:

             Sales Client is a client/server direct channel application for sales professionals connected remotely or centrally located. This application offers integrated account, contact and opportunity management, scheduling, reporting, email, faxing, word processing and sales library access. Telesales professionals are supported by our guided selling technology, which automates lead qualification and follow-up activities.

             Remote Sales Client is a client/server application for mobile sales professionals. This application offers integrated account, contact and opportunity management, scheduling, reporting, email, faxing, word processing and sales library access. Synchronization technology efficiently manages the distribution of database updates across LAN, WAN, email or Internet connections.

             Web Sales Client is a web-based direct channel solution for professionals connected remotely or centrally located that offers integrated account, contact and opportunity management, scheduling, reporting and sales library access using a Microsoft Internet Explorer or Netscape 4.0+ browser.

             Web Partner Client is a web-based indirect channel solution that provides reseller channels and marketing partners with lead, contact, account and opportunity management information using a Microsoft Internet Explorer or Netscape 4.0+ browser.

             Web Viewer+ Client is a web-based solution for sales support users who need limited access to information in SalesLogix. It includes the ability to schedule activities, write notes and view account, contact and opportunity information using a Microsoft Internet Explorer or Netscape 4.0+ browser.

     SalesLogix also includes the following products:

             Web Lead Capture collects prospect information from a web site and directly populates the SalesLogix database. This client interface also automates qualification and lead distribution using our guided selling technology.

             Back Office Integration provides extensive integration with Dynamics, Great Plains' back office software for the mid-market. This integration is differentiated by its support of remote disconnected users and LAN and WAN users. Integration with Dynamics allows users of SalesLogix to access important product, pricing and inventory information when making quotes or taking orders. It also provides SalesLogix users with customer information such as credit status, invoices, payments, credit card data and account balances. Dynamics account and contact information is automatically updated from SalesLogix reducing the time and cost of duplicate data entry.

             Integration and Customization Tools enable customers and resellers to customize and integrate our software with other software applications and systems.

     The following table describes significant features of SalesLogix.

  CONTACT MANAGEMENT
  -----------------------------------------------------------------------------------------------
  Lead Management                    Supports collection of prospect information, including
                                     prospects captured from the web. Automates the qualification and lead distribution processes and follow up activities.
  -----------------------------------------------------------------------------------------------
  Scheduling & Graphic Calendar      Supports activity and event scheduling, on an individual and group basis. Provides integration with Microsoft Outlook,
                                     GroupWise and Lotus Notes.
  -----------------------------------------------------------------------------------------------
  Communication and Notes            Allows users to attach any file or document to accounts,
                                     contacts and opportunities. Supports integrated faxing,
                                     email and word processing. Records notes of customer
                                     interactions or other important information.
  -----------------------------------------------------------------------------------------------
  ACCOUNT MANAGEMENT
  -----------------------------------------------------------------------------------------------
  Relationships                      Defines the relationships between an account, related
                                     contacts and opportunities and associated information,
                                     providing a comprehensive picture of customer interactions.
  -----------------------------------------------------------------------------------------------
  Accounting Information             Provides users with customer outstanding balance,
                                     receivables aging, credit term, credit card, invoice and
                                     payment information.
  -----------------------------------------------------------------------------------------------
  Team Selling                       Supports management of customers and opportunities by
                                     individual sales representatives or sales teams.
  -----------------------------------------------------------------------------------------------
  OPPORTUNITY MANAGEMENT
  -----------------------------------------------------------------------------------------------
  Opportunity Assessment             Enables the qualification of sales opportunities and the
                                     assignment of characteristics such as probability of closing the sale, revenue potential, estimated and actual closing
                                     dates and competitor information. Tracks related activities and history.
  -----------------------------------------------------------------------------------------------
  Sales Process Definition,          Allows sales managers to establish highly structured selling
    Management and Analysis          processes that embody best selling practices to guide the
                                     salesperson through the sales cycle. Improves forecasting
                                     accuracy by providing consistent information for analysis.
  -----------------------------------------------------------------------------------------------
  Quote Generation, Order Entry      Creates sales orders and quotes and applies business rules
    and Advanced Pricing Model       to improve accuracy of orders. Manages and organizes large numbers of products, supports multiple price schedules,
                                     pricing programs and customer based pricing. Provides
                                     product substitution and inventory information.
  -----------------------------------------------------------------------------------------------
  ANALYSIS AND REPORTING
  -----------------------------------------------------------------------------------------------
  Graphical Forecasting              Provides the ability to graphically organize and analyze
                                     lead sources, the impact of competitors, product lines and many other factors on the sales pipeline.
  -----------------------------------------------------------------------------------------------
  Reporting (IQ Software             Allows users to create reports using an object-based,
    Corporation)                     graphical, report designer that delivers a broad range of
                                     functionality, including centralized or decentralized report management distribution.
  -----------------------------------------------------------------------------------------------
  What's New (Change                 Tracks additions, updates and deletions to a user's local
    Notification)                    database, sales library and report deliveries.

  INFORMATION AND WORKFLOW MANAGEMENT
  -----------------------------------------------------------------------------------------------
  Guided Selling Technology          Provides a visual environment that allows sales
                                     administrators to quickly and easily define processes that automate any aspect of the selling cycle. This includes any series of tasks that must be executed in a specific order in a specific timeframe. Tasks may include scheduling meetings, phone calls, to-dos, literature requests, logging notes,
                                     sending letters, faxing, emailing, testing for changes in
                                     data, changing data, running reports or running a
                                     sub-process. Customers use these processes to automate
                                     repetitive tasks, implement sales processes, provide a
                                     consistent way of following up with customers and for
                                     marketing automation.
  -----------------------------------------------------------------------------------------------
  List Management                    Organizes subsets of contact, account or opportunity
                                     information into lists that can prioritize leads,
                                     opportunities and customers to help users focus on important items.
  -----------------------------------------------------------------------------------------------
  Sales Library                      Provides a central repository for sales, marketing and
                                     support information such as product details and price
                                     sheets, sales literature, policies and procedures,
                                     presentation and manuals accessible from the web or LAN by the entire user community. Includes distribution mechanism to support remote disconnected users.
  -----------------------------------------------------------------------------------------------

 CUSTOMIZATION AND INTEGRATION
--------------------------------------------------------------------------------

  Architect                          Provides an easy to use visual development tool for creating reports, customized data views, scripts and guided selling processes.
  -----------------------------------------------------------------------------------------------
  CrossLogix                         Allows customers to exchange data between SalesLogix and
                                     other Microsoft SQL Server or Oracle databases, to
                                     consolidate separate databases, create a data warehouse,
                                     link to back office applications and scale in large
                                     environments.
  -----------------------------------------------------------------------------------------------
  Software Development               A set of high-level functions that allow other applications
   Kit                               to interact with the SalesLogix database and client.
  -----------------------------------------------------------------------------------------------
  Computer Telephony                 Allows SalesLogix to work with telephone systems to manage
   Integration                       inbound and outbound calling activity, route calls and
                                     trigger events.
  -----------------------------------------------------------------------------------------------
  Bundler                            Provides the ability to package custom components created by partners, third party integrators or SalesLogix for
                                     simplified installation and management in a SalesLogix
                                     production system.
  -----------------------------------------------------------------------------------------------

  SupportLogix

     SupportLogix extends SalesLogix to provide an integrated client/server customer support application for managing customer accounts after the sale. SupportLogix provides customer support professionals with a comprehensive view of customer information, including key contact data and call status summaries, problem tracking and status information, including records of resolutions and upgrades and relationship management information, including service statistics and contractual obligations. SupportLogix also provides knowledge management tools to assist with problem resolution including the search and retrieval of previous incidents, product knowledge and external sources. For management, the system provides categorization, statistics and reporting for staffing, training, resource planning, utilization and cost analysis. In addition, web-based tools are available for customers to interact with the support system via the Internet.

     The following table describes significant features of the SupportLogix product.

  PROBLEM MANAGEMENT
  -----------------------------------------------------------------------------------------------
  Call and Incident Tracking         Tracks problems reported by customers, supports searches for solutions and automates customer follow-up.
  -----------------------------------------------------------------------------------------------
  Escalation                         Ensures customer expectations and service agreements are met by triggering notifications for time sensitive or critical issues.
  -----------------------------------------------------------------------------------------------
  Product Returns                    Authorizes and tracks defective products and returns.
  -----------------------------------------------------------------------------------------------
  Telephone Link                     Integrates SupportLogix with a telephone system to
                                     streamline customer support interaction by automatically
                                     creating trouble tickets pre-filled with customer details on inbound calls and auto dialing on outbound calls.
  -----------------------------------------------------------------------------------------------
  Workflow Automation                Routes tickets to individuals or teams based on the type of request. Emails responses to customers when requests are
                                     closed or status changes.
  -----------------------------------------------------------------------------------------------
  Contract Management                Monitors customer support agreements and work performed
                                     against those agreements for billing purposes.
  -----------------------------------------------------------------------------------------------
  Defect Tracking/Quality            Tracks defects, product changes and feature requests as
    Assurance                        products pass through the development and testing process
                                     and into production.
  -----------------------------------------------------------------------------------------------
  Support Center Management          Provides categorization, statistics and reporting for
                                     training, resource planning, cost analysis and overall
                                     support department management.
  -----------------------------------------------------------------------------------------------
  ASSISTED PROBLEM RESOLUTION
  -----------------------------------------------------------------------------------------------
  Dynamic Knowledge Collection       Builds a knowledge base of standard problems and solutions based on the resolution of incidents and trouble tickets.
  -----------------------------------------------------------------------------------------------
  SpeedSearch                        Performs indexed full text search and retrieval of the
                                     knowledge base, previous incidents, defect reports and
                                     external sources for quick, consistent problem resolution.
  -----------------------------------------------------------------------------------------------
  WEB-BASED CUSTOMER CARE
  -----------------------------------------------------------------------------------------------
  Web Knowledge Base                 Allows customers, partners and field staff to access the
                                     knowledge base via the web to avoid call queues and to
                                     search for their own support at their own pace.
  -----------------------------------------------------------------------------------------------
  Mail Link and Web Link             Routes customer email messages to the support system and
                                     allows representatives and customers to submit call tickets and check their status with a standard web browser over an intranet or the Internet.
  -----------------------------------------------------------------------------------------------

  Third-Party Solutions

     Our Open CRM Initiative allows our Business Partners, third-party software vendors and systems integrators, to cooperatively develop and certify their own customer relationship management, or CRM, applications based on SalesLogix. This initiative currently includes solutions from more than 20 partners providing applications that operate as fully integrated extensions to SalesLogix for:

     - marketing campaign management;

     - computer telephony integration;

     - configuration management;

     - fax and email services;

     - SAP integration;

     - enhanced security for e-commerce; and

     - wireless communications.

     Through the Open CRM initiative, SalesLogix becomes a platform for integrating a broad portfolio of CRM applications that enable customers to grow their front office sales, marketing and customer support organizations quickly and cost-effectively, without investing sizable budgets and manpower in custom consulting services. Through the relationships established in this initiative, we expect to expand the base of products sold through our channels.

PRODUCTS IN DEVELOPMENT

     Enact. We recently acquired Enact, a provider of sales configuration software for managing product catalogs and marketing encyclopedias and generating proposals, quotes and orders. Enact will enable SalesLogix customers to create online interactive sales solutions that promote best practices and error-free orders. By integrating the selling knowledge and experience of an organization into a central repository, Enact simplifies the product selection process for salespeople, and will allow vendors and resellers to track orders through the SalesLogix system. In addition, customers will be able to explore product configuration and pricing on their own through a company's web site, potentially reducing the length of sales cycles. SalesLogix will license Enact software as a configuration solution to be used by sales professionals, and intends to develop electronic commerce solutions accessible through the Internet that enable electronic catalogs, product training and marketing knowledge base systems. The Enact solution is based on the following two major components:

          Author is a tool used to define the relationship between products, product details and specifications, pricing, their application and rules that govern how products are purchased.

          Selector is an interactive selling tool used by a sales professional guiding a customer or by a customer independently to navigate and select products to purchase based on the relationships and rules defined in the Author tool.

     Web Order Capture. The web allows companies to cost-effectively offer personalized services to customers and partners around the clock. An integral part of that service is the ability to look at a product catalog and place an order for products and services. SalesLogix will provide a product order system that:

     - publishes the products and services maintained in SalesLogix on the web;

     - allows contacts managed in SalesLogix, including partners, customers or internal employees, to access product and order information on the web with a secure user name and password; and

     - enables all authorized contacts to place an order that is posted in the Customer Interaction Repository to be visible to SalesLogix users and integrated directly with back-office accounting systems.

     Web Order Capture facilities will integrate with our Web Lead Capture to enable new customers to gain authorization for placing orders immediately upon entering the system.

     Localization. Our Localization Kit adds external language dictionaries and currency conversion functionality to the standard solution, enabling Business Partners and customers to translate SalesLogix products into their local environments.

SERVICES

     SalesLogix and SupportLogix are typically sold with bundled services that are delivered either by SalesLogix or a certified third party implementation provider. Services may include training, certification and project management consulting. For customers requiring onsite services to install, implement and customize our products, we offer both our own professional services group as well as third party certified implementation specialists, many with vertical industry specialization, to help ensure successful implementation of the product.

     Our services are based on a rapid deployment and gradual customization program. Typical SalesLogix implementations enable call center and mobile field sales participants to integrate existing databases, install new client software and synchronize updates within the first 30 days of the purchase of the software.

     Our Professional Services Group provides project implementation services to supplement our Business Partners when needed, including the following services:

     - analysis and requirements definition;

     - system specification and design;

     - project implementation;

     - software installation;

     - data conversion; and

     - customization for external systems integration.

     Our SalesLogix Systems Administrator Training class is designed for our customers' IT professionals responsible for the maintenance, synchronization and customization of the SalesLogix database and for administering the user settings needed to manage the installation.

TECHNOLOGY

     To create, maintain and expand SalesLogix, we use Delphi's rapid application development tool. This significantly reduces development time and enables us to respond rapidly to changing market demand in comparison to applications that are built with traditional programming languages such as C and C++.

     Deployed as client server applications, SalesLogix and SupportLogix are pure 32-bit applications that conform to open standards. They are Microsoft BackOffice compatible and their user interfaces are consistent with technologies currently used by Microsoft in its popular suite of office applications. SalesLogix can be deployed as a true thin client that uses HTML and Java Scripting. Our Web DLL is the interface between the web server and the SalesLogix database that processes web templates on the server and generates web pages in the user's browser. In addition, the Web DLL also handles data integrity, security and synchronization functions for each of the records written to the SalesLogix database. Our Internet-based products can be accessed through Netscape (4.08 and 4.5) and Microsoft Internet Explorer (4.0) browsers and support Netscape and Microsoft web servers.

     Other key elements of our technology foundation include the following:

  Sophisticated Data Model

     At the core of SalesLogix is an object-oriented system that uses a universal database engine to provide high performance and high throughput connections to leading databases such as Microsoft SQL Server and Oracle. The same technology is used whether users are working from their desktops with a local database, or if they are working on their laptops at a remote location. Users of SalesLogix Web Client work with the same database and data model as do LAN and remote users. SalesLogix also uses a database scheme that can be easily extended.

     The SalesLogix database architecture is designed to be scalable, flexible and highly configurable and supports the addition and deletion of tables and fields. Database access queries are optimized for the database in use, resulting in high speed and performance. SalesLogix supports Microsoft SQL Server, Oracle and Inprise InterBase databases.

  Synchronization Architecture

     SalesLogix' Synchronization client and Synchronization server work together to reconcile changing and disparate data residing on the host database, on remote office databases or on remote user databases. SalesLogix employs an offline "store and forward" scheme to collect, exchange, consolidate and apply synchronization changes to the applicable databases using connect time only to exchange relevant data. Changes are applied to the database after the connection is broken, significantly reducing connect time charges and making the computer available for other purposes. The SalesLogix synchronization server can be scheduled to run during off-peak hours, when the network traffic is minimal. Data packets are compressed and encrypted for transmission to the remote users when they dial in or connect through one of several supported connection methods.

     SalesLogix' Subscription mechanism and other tools allow the end user and the system administrator to tailor the amount and type of data the remote user receives giving significant control of the amount of information exchanged and maintained on remote databases.

  Security

     SalesLogix includes several layers of security to control access to data, aspects of the interface and underlying functionality. Accounts are owned by a single user, a team of users or all users. Account ownership determines a user's access to records. Each user has a default security profile that determines their access to read, write, or view tables and fields for the accounts they own, as well as the ability to create and maintain sales teams. Sales teams contain users who need access to the same accounts. For example, a customer might create teams based on region, territory, type of account or department. Users can belong to more than one team and their security profiles can be different for each team. Users can have different field level data security as a member of a team or as an individual. Access to data is also based on a user's position within the organization. In addition, SalesLogix supports the concept of public and private accounts. Public accounts can be owned by an individual user, a team of users, or all users, while personal contacts are kept private. In addition, customers can also define each user's access to other users' calendars. Access to aspects of the SalesLogix interface and underlying functionality can also be controlled at a user level.

CUSTOMERS

     We have licensed our software to more than 1,300 domestic and international customers in a variety of industries including high-technology, financial services, telecommunications, utilities, retail, banking, health care and real estate. To date, customer implementations have ranged from as small as 10 users to over 400 users. Set forth below is a representative list of customers that have licensed our software.

ABN-AMRO Asia Pacific
ADT Securities Services
Affiliated Research Centers
Anatol Automation
Anthony & Sylvan Pools
ADP
Blackbaud
BlueCross BlueShield of
  Tennessee
Boise Cascade
Books Are Fun
Center for Creative Leadership
Century Business Services
CheckFree
Community Bank
Concur Technologies
CSK Auto
Del Webb
Dictaphone
Diversified Communications
DoubleClick
ESCO Electronics
First Sierra Financial
Frost & Sullivan
FullTime Software
Gensym
Global Asset Management
Hewlett-Packard
IKON Office Solutions
ILOG
Information Advantage
International Network Services
InterVoice
Iron Mountain
Kaplan Educational Centers
Lender's Service
Lexmark
MCI WorldCom
McGraw-Hill
Medic Computer Systems
MicroWarehouse
Montgomery Clearing Services
Musco Lighting
NationsBank
net.Genesis
New York Stock Exchange
Nextel Communications
Novartis

P&O Nedlloyd
Paine Webber
Pennsylvania Physicians Care
PIMS UK
PPG Industries
Pyxis
Ronald Blue
TELES AG
The Cobalt Group
Stone Co.
The Finova Group
Tiffany & Co.
Time Distribution Services
U.S. Xchange
United Concordia
Van Dyne-Crotty
Waterhouse Securities
Watlow Electric Manufacturing
Wyndham International
Workgroup Technology

SALES

     We market and sell our software primarily through our indirect Business Partner channel and, to a lesser extent, through our direct sales force.

     Indirect Channels

     We sell and implement our products primarily through our Business Partner channel consisting of value added resellers, as well as systems integrators and independent software vendors. Our Business Partners are independent organizations that sell and market our products and perform implementation, integration and customization services. We actively recruit Business Partners through channel development groups within SalesLogix. More importantly, we assist our Business Partners through comprehensive training and support and cooperative marketing programs. All Business Partners are required to undergo training and certification procedures before being authorized to sell and implement our products and must maintain minimum standards and sales volumes to retain this authorization. As of March 31, 1999, we had more than 225 certified Business Partners, 34 of which are located internationally. We plan to expand our international presence through recruiting of additional Business Partners.

     We typically enter into Software Business Partner Agreements with our Business Partners, under which they purchase our products and sell our licenses to designated end-users. No ownership rights are granted to our Business Partners on any intellectual property relating to our products. Original SalesLogix licenses are included in our product materials, which are provided directly to end-users by our Business Partners. The Business Partners are solely responsible for determining retail prices. However, our revenue from the sale of our product to a Business Partner is based on a percentage of our list price and is independent of the Business Partner's ability to collect payment from an end-user. In addition, we generally provide the ongoing technical support and maintenance for our products and our Business Partners are paid a commission if they sell the support contract to the end-user. We have not granted exclusive sales territories to our Business Partners, but may do so in the future if a proposed distribution transaction merits such an arrangement.

     We believe that our Business Partners have a significant influence over product choices by customers and that our relationship with our Business Partners is an essential element in our marketing, sales and implementation efforts. Through our Business Partner network, we are able to provide customers with trained and knowledgeable solution professionals who are available to implement our systems locally. Many of our Business Partners customize our systems to fit individual business needs and develop industry-specific applications that integrate with and extend the functionality of our products. See "Risk Factors -- We rely primarily on our resellers for the sale and implementation of our products."

     Direct Sales

     We recently established a targeted direct sales force to complement our indirect sales channel and pursue larger opportunities, typically companies with over $250 million in revenue, as well as key strategic accounts in selected vertical markets. As of March 31, 1999, we employed seven direct salespeople.

     Our direct sales cycles average 90 to 120 days from initial contact to close. We have four phone-based representatives to support our direct sales effort and help generate leads for our Business Partners. We intend to further develop our telesales and e-commerce channel to sell entry-level and customer add-on solutions to our existing customer base and target small opportunities of less than 10 seats.

MARKETING

     Our marketing programs include a variety of advertising, telemarketing, events, public relations and teleseminar campaigns that are designed to reach target prospects in the mid-market and cultivate relationships with industry leaders. These programs are targeted at key executives within these mid-market companies such as the vice president of sales, vice president of marketing, chief information officer and chief executive officer. As of March 31, 1999, we employed 25 people in marketing, organized generally around the areas of product management, marketing communications and channel marketing.

     Our marketing programs are designed to:

     - Increase brand awareness for SalesLogix products -- We have implemented a variety of brand awareness programs, including magazine advertising, direct mail, public relations and trade show displays. These programs have generated significant awareness for our products and a leading position in brand recognition surveys.

     - Generate leads for our channels -- Through targeted profiling techniques and direct telemarketing calls from our database, we attempt to reach a significant percentage of our target audience on a quarterly basis. Through a variety of automated web and phone-based call scripts in our contact center, we are able to rapidly qualify and assign leads across our channels.

     - Ensure efficient and effective partner-based sales cycles -- To take advantage of the ease-of-use of our product and to improve selling productivity, we have deployed a web infrastructure that enables dynamic teleseminars, user-driven product demonstrations and an information repository to automatically guide prospects and our Business Partners through key decision points in the selling cycle.

     Each of these programs can be run on both our web-based marketing infrastructure and our own implementations of SalesLogix products to streamline key prospect and customer interactions and automate selling cycle activities.

COMPETITION

     The market for front office automation software is intensely competitive, fragmented and rapidly changing. We primarily compete with a variety of software vendors that provide marketing, sales and customer support automation products. While numerous solutions can be cited as potential competitors, direct competitors of SalesLogix can be broadly categorized into three groups:

     - Front Office Vendors such as Onyx, Pivotal, Siebel and Vantive. These companies generally seek to provide front office software through direct sales forces. They also offer customized solutions through consulting services. Several of these companies have announced strategies to target the mid-market opportunities we are pursuing.

     - Contact Manager Vendors such as Symantec with its ACT! product, Goldmine, which recently merged with Bendata, Inc., and Microsoft with its Outlook product. These products support a single user or small workgroup of users and are sold primarily through a retail channel. Several of these companies have also announced strategies to target the mid-market opportunities we are pursuing.

     - Internal Development by our customers' or potential customers' own technology departments. These organization have invested significant resources in developing their own proprietary selling systems.

     We believe that the principal competitive factors in our market include, or are likely to include, product performance and features, price, ease-of-use, quality of support and service, time to implement, ease of customization, sales and distribution capabilities, strength of brand name and overall cost of ownership. We believe that we compete effectively with our competitors with respect to these factors. However, many of our competitors have longer operating histories, significantly greater resources and greater name recognition. They also may be able to devote greater resources to the development, promotion and sale of their products than we can to ours, which could allow them to respond more quickly than we can to new or emerging technologies and changes in customer requirements. We cannot assure you that our competitors will not offer or develop products that are superior to our products or that achieve greater market acceptance.

     We expect that competition will increase as other established and emerging companies enter our market and as new products and technologies are introduced. For example, several back-office software companies have built or acquired sales automation and other front office products. Increased competition may result in price reductions, lower gross margins and loss of our market share, any of which could materially adversely affect our business, financial condition and operating results.

RESEARCH AND DEVELOPMENT

     As of March 31, 1999, SalesLogix employed 46 people in research and development. This team is responsible for the design, development and release of SalesLogix products. Research and development is organized into three groups: development, quality assurance and documentation. Members from each of these groups, along with a product manager from our marketing department, form separate product teams that work closely with sales, marketing, Business Partners, customers and prospects to better understand market needs and requirements. When required, we use third-party development firms to expand the capacity and technical expertise of our internal research and development team. Additionally, we occasionally license third-party technology that is incorporated into our products. We believe this approach significantly shortens our time to market and we expect to continue to utilize third-party resources in the foreseeable future.

INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS

     Our success depends in part on our ability to protect our proprietary rights. To protect our proprietary rights, we rely primarily on a combination of copyright, trade secret, patent and trademark laws, confidentiality agreements with employees and third parties and protective contractual provisions such as those contained in license agreements with our Business Partners, consultants, vendors and customers, although we have not signed such agreements in every case. Despite our efforts to protect our proprietary rights, unauthorized parties may copy aspects of our products and obtain and use information that we regard as proprietary. Other parties may breach confidentiality agreements and other protective contracts we have entered into and we may not become aware of, or have adequate remedies in the event of, such breach. We employ shrink-wrap licenses designed to restrict the unauthorized use of our products, but such licenses may be difficult to enforce.

     We pursue the registration of some of our trademarks and service marks in the United States and in certain other countries, but we have not secured registration of all our marks. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States and effective copyright, trademark and trade secret protection may not be available in other jurisdictions. We license proprietary rights to third parties. Such licensees may not abide by compliance and quality control guidelines with respect to such proprietary rights and may take actions that would materially adversely affect our business, financial condition and operating results.

     The computer software market is characterized by frequent and substantial intellectual property litigation, which is often complex and expensive and involves a significant diversion of resources and uncertainty of outcome. We may need to litigate to enforce and protect our intellectual property or to defend against a claim of infringement or invalidity. We may be subject to legal proceedings and claims from time to time in the ordinary course of our business, including claims of alleged infringement of third-party proprietary rights by us and our licensees. In addition, we expect that software developers will be increasingly subject to infringement claims as the number of products and competitors in our industry grows and the functionality of products in different industry segments overlaps. Furthermore, former employers of our present and future employees may assert claims that our employees have improperly disclosed confidential or proprietary information to us. If we discover that any elements of our products violate third-party proprietary rights, we may be unable to obtain licenses on commercially reasonable terms, if at all and to avoid or settle litigation without substantial expense and damage awards. Any claims relating to the infringement of third-party proprietary rights, even if not meritorious, could result in costly litigation, divert management's attention and resources, cause product shipment delays or require us to pay damages or enter into royalty or license agreements on terms that are not advantageous to us. Any of these results could materially adversely affect our business, financial condition and operating results.

     We rely on technology that we license from third parties, including software that is integrated with internally developed software and used in our products, to perform key functions. Although we are generally indemnified against claims that such third-party technology infringes the proprietary rights of others, such indemnification is not always available for all types of intellectual property rights and in some cases the scope of such indemnification is limited. Even if we receive broad indemnification, third-party indemnitors are not always well capitalized and may not be able to indemnify us in the event of infringement, resulting in substantial exposure to us. Infringement or invalidity claims arising from the incorporation of third-party technology and claims for indemnification from our customers resulting from such claims, may be asserted or prosecuted against us. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources in addition to potential product redevelopment costs and delays and could materially adversely affect our business, financial condition and operating results.

EMPLOYEES

     As of March 31, 1999, we had a total of 177 employees, excluding independent contractors and other temporary employees, including 46 people in research and development, 57 people in sales and marketing, 57 people in professional services, customer support and training and 17 people in general and administrative services. Our future performance depends in significant part on the continued service of our key technical, sales, marketing and senior management personnel. The loss of the services of one or more of our key employees could have a material adverse effect on our business, financial condition and operating results. Our future success also depends on our continuing ability to attract, train and retain highly qualified technical, sales, marketing and managerial personnel. Competition for such personnel is intense. We cannot provide any assurance that we can retain our key technical, sales, marketing and managerial personnel in the future. None of our employees is represented by a labor union and we consider our employee relations to be good.

FACILITIES

     Our principal administrative, sales, marketing, support and research and development facilities are located in approximately 41,200 square feet of space in Scottsdale, Arizona and our lease expires on July 31, 2004. We also maintain an international office in the United Kingdom.

LEGAL PROCEEDINGS

     As of the date of this prospectus, we are not a party to any litigation that, if adversely determined, would have a material adverse effect on our business, financial condition and operating results.

                                   MANAGEMENT

     The following table sets forth information regarding the executive officers and directors of SalesLogix as of March 31, 1999:

EXECUTIVE OFFICERS AND DIRECTORS

NAME                             AGE    POSITION
----                             ---    --------
Patrick M. Sullivan............  45     President, Chief Executive Officer and Chairman of the
                                        Board
Gary R. Acord..................  46     Vice President, Chief Financial Officer, Secretary and
                                        Treasurer
Kevin R. Bethke................  34     Vice President, Worldwide Sales
R. Kevin Carson................  39     Vice President, Professional Services
Philip J. Myers................  40     Vice President, Marketing
Doug J. Nicholas...............  38     Vice President, Business Development
Sunil Padiyar..................  38     Vice President, Product Development
Deepak Kamra(a)................  42     Director
Harry D. Lambert(a),(b)........  59     Director
Anthony P. Morris(b)...........  52     Director
David C. Schwab(b).............  41     Director
Craig A. Conway(a).............  44     Director
John B. Carrington.............  54     Director

------------------------------
(a) Member of compensation committee
(b) Member of audit committee

     Patrick M. Sullivan is SalesLogix' founder and has served as SalesLogix' President and Chief Executive Officer and as a member of SalesLogix' board of directors since September 1995 and as Chairman of the board of directors since March 1999. Prior to founding SalesLogix, Mr. Sullivan served as President and Chief Executive Officer for Contact Software International, Inc., the developer of ACT! Software, from October 1985 until June 1993, at which time Contact Software was acquired by Symantec Corp. Mr. Sullivan continued as Vice President of the Contact Management Division for Symantec until November 1993. Mr. Sullivan pursued personal interests from November 1993 until founding SalesLogix. Mr. Sullivan holds a BS in Marketing from Eastern Illinois University.

     Gary R. Acord has served as SalesLogix' Vice President and Chief Financial Officer since September 1997. From April 1996 until September 1997, Mr. Acord served as Vice President and CFO for Artisoft, Inc., which provides networking, communications, computer telephony and Internet solutions for small and growing businesses. From April 1995 until April 1996, Mr. Acord served as Senior Vice President and CFO for Elsinore Corporation, a gaming company. From August 1979 until April 1995, Mr. Acord was employed by the international accounting firm of KPMG Peat Marwick. From July 1993 to April 1995, Mr. Acord served as managing partner of the firm's Las Vegas office. Mr. Acord, a Certified Public Accountant, holds a BS from James Madison University and a Master of Accountancy from the University of Arizona.

     Kevin R. Bethke has served as SalesLogix' Vice President of Worldwide Sales since November 1998. From January 1994 until November 1998, Mr. Bethke served in various capacities, most recently as Vice President of Sales, for QAD, Inc., a leading provider of enterprise resource planning solutions for the mid-market. Mr. Bethke holds a BS in Zoology from Southern Illinois University and an MBA from Northern Illinois University.

     R. Kevin Carson has served as SalesLogix' Vice President of Professional Services since March 1996. From February 1986 until March 1996, Mr. Carson served as President of Sales Automation, Inc., a systems implementation firm focused on assisting corporations with complete turn-key sales automation systems. Mr. Carson holds a BS in Computer Science from the Arizona Institute.

     Philip J. Myers has served as SalesLogix' Vice President of Marketing since December 1998. From October 1992 until December 1998, Mr. Myers served as Vice President of Marketing for Novadigm, Inc. From August 1990 until November 1991, Mr. Myers served as Vice President and General Manager of Workstation Products for Pansophic Corp. From August 1986 until July 1990, he served as Director of Product Marketing for Viasoft, Inc. Mr. Myers holds a BA in Accounting and an MBA from Penn State University.

     Doug J. Nicholas has served as SalesLogix' Vice President of Business Development since December 1997. From October 1990 until its acquisition by SalesLogix in December 1997, Mr. Nicholas served as President and CEO of Opis Corporation, a developer of customer support applications, which he founded. Mr. Nicholas holds a BA in Public Relations from the University of Northern Iowa.

     Sunil Padiyar has served as SalesLogix' Vice President of Product Development since February 1996. From March 1993 until February 1996, Mr. Padiyar served as Vice President of Engineering for Artisoft, Inc. and most recently as Senior Vice President of Technology and Business Development prior to his joining SalesLogix. From December 1989 until March 1993, Mr. Padiyar served in various development management roles at Novell, Inc., a leading provider of networking and communication solutions to corporations and enterprises. Mr. Padiyar holds a BSEE from Bangalore University in India and an MBA from the University of Iowa.

     Deepak Kamra has served as a member of SalesLogix' board of directors since January 1996. Since March 1993, Mr. Kamra has been a principal of Canaan Partners, a provider of consulting and venture financing to technology companies. Mr. Kamra became a general partner of Canaan Partners in October 1995. Mr. Kamra also serves as a member of the board of directors for Concord Communications, Inc., a developer of web-based network reporting and analysis to evaluate the effectiveness of customers' IT investments. Mr. Kamra also serves on the boards of directors for numerous privately-held technology companies. Mr. Kamra holds a BS in Commerce from Carleton University and an MBA from Harvard University.

     Harry D. Lambert has served as a member of SalesLogix' board of directors since January 1996. Since June 1993, Mr. Lambert has been a General Partner of Innocal, L.P., a provider of venture financing to technology companies. Previously, Mr. Lambert served as a general partner of two other venture capital firms and as president of a telecommunications components company. Mr. Lambert has served as a member of the board of directors for GeoCities, a leader in the area of web-based communities online. He also serves on the board of directors of Trega Biosciences, Inc. and several privately-held technology companies. Mr. Lambert holds a BS from the U.S. Military Academy, West Point, New York and is a graduate of the Columbia University Graduate School of Business Administration Executive Program in Business Administration and the Harvard Graduate School of Business Administration Advanced Management Program.

     Anthony P. Morris has served as a member of SalesLogix' board of directors since October 1996. Since 1987, Mr. Morris has been a principal in Morris & Associates, a provider of strategy consulting and venture financing to technology companies and investors. Mr. Morris also serves as a member of the board of directors for Phoenix Technologies, Ltd., a developer of software fundamental to the design and use of personal computers, information appliances and peripherals. Mr. Morris holds an AB from the University of Pennsylvania and an MBA from Stanford University.

     David C. Schwab has served as a member of SalesLogix' board of directors since March 1999. Since June 1996, Mr. Schwab has been a general partner of Sierra Ventures, a provider of consulting and venture financing to technology companies. From August 1991 until June 1996, Mr. Schwab served as Vice President of Sales for Scopus Technologies, Inc. Mr. Schwab also serves as a member of the board of directors for Micromuse, Inc., a provider of software solutions for monitoring and management of IT infrastructure, Computer Literacy, Inc., an online seller of computer and technical books, and numerous privately-held technology companies. Mr. Schwab holds a BA from the University of California San Diego, an MS and ENG in Aerospace Engineering from Stanford University and an MBA from Harvard University.

     Craig A. Conway has served as a member of SalesLogix' board of directors since March 1999. From April 1997 until March 1999, Mr. Conway served as President and Chief Executive Officer for One Touch Systems, Inc., a provider of solutions to integrate video, voice and data over high bandwidth networks. From November 1993 until May 1996, Mr. Conway served as President and CEO for TGV Software, Inc., a developer of TCP/IP network protocol and application software used to build corporate intranets. Prior to that Mr. Conway served as Executive Vice President for Oracle Corporation. Mr. Conway holds a BS in Computer Science from SUNY Brockport.

     John B. Carrington has served as a member of SalesLogix' board of directors since May 1999. Mr. Carrington has also served on the board of directors for Digital Lava, Inc., a publicly traded provider of video publishing and management tools since May 1999. Previously, Mr. Carrington served as Chairman and Chief Executive Officer of Artios, Inc., a privately held CAD/CAM and ERP supplier to the packaging industry, from August 1996 until it was acquired by BARCO n.a. in December 1998. Prior to that, Mr. Carrington served as President and Chief Executive Officer of Digitalk, Inc., a privately held object-oriented client/server/internet application development tools company, from September 1991 until Digitalk was merged with ParcPlace Inc. in August 1995, after which time Mr. Carrington served on the ParcPlace-Digitalk board of directors until September 1998. Prior to joining Digitalk, Mr. Carrington was Chairman of the Board and Chief Executive Officer of Cogensys Corporation, co-founded State of the Art, Inc., and held senior positions with the Del Mar Group, Harte-Hanks Communications, and Honeywell. Mr. Carrington holds a BBA from the University of Texas, Austin.

BOARD COMMITTEES

     The compensation committee currently consists of Messrs. Kamra, Lambert and Conway. The compensation committee reviews and approves the compensation and benefits for our executive officers, reviews in general our overall employee compensation policies and makes recommendations to our board of directors regarding such matters. Upon request of our board of directors, the committee may grant stock options under our stock plans.

     The audit committee currently consists of Messrs. Lambert, Morris and Schwab. The audit committee makes recommendations to our board of directors regarding the selection of independent auditors, reviews the results and scope of the audit and other services provided by our independent auditors and reviews and evaluates our internal audit and control functions.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No interlocking relationship exists between the compensation committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

DIRECTOR COMPENSATION

     We reimburse nonemployee directors for reasonable expenses they incur in attending meetings of our board of directors and its committees. Directors of SalesLogix are eligible to participate in our 1996 Equity Incentive Plan. As of March 31, 1999, options to purchase 45,000 shares of common stock had been granted to Anthony Morris, and options to purchase 6,250 shares of common stock had been granted to two former SalesLogix directors under this plan. Immediately following consummation of this offering, we intend to grant options to purchase 12,500 shares of common stock to each of our non-employee directors under our 1999 Non-Employee Director Stock Option Plan. Following the completion of this offering and as long as the director stock option plan remains in effect, each non-employee director who remains a director immediately after each annual meeting of our stockholders shall receive a non-discretionary option grant to purchase 12,500 shares of our common stock. All non-employee director options vest in sixteen equal quarterly installments following the date of grant and have an exercise price equal to the fair market value of our common stock on the date of grant. Vesting is automatically accelerated prior to a change in control of SalesLogix. See "Incentive Stock Plans -- 1999 Non-Employee Director Stock Option Plan."

EXECUTIVE COMPENSATION

     The table below sets forth information concerning the compensation awarded to, earned by or paid for services rendered to SalesLogix in all capacities during the year ended December 31, 1998 by our President and Chief Executive Officer and our next four most highly compensated executive officers whose salary and bonus for 1998 exceeded $100,000. These executive officers are referred to as the Named Executive Officers elsewhere in this prospectus.

                           SUMMARY COMPENSATION TABLE

                                                          ANNUAL
                                                       COMPENSATION
                                                    -------------------        SECURITIES
NAME AND PRINCIPAL POSITION                          SALARY      BONUS     UNDERLYING OPTIONS
---------------------------                         --------    -------    ------------------
Patrick M. Sullivan
  President and Chief Executive Officer...........  $145,385    $52,083              --
Gary R. Acord
  Secretary and Chief Financial Officer...........   122,596     16,250              --
R. Kevin Carson
  Vice President--Professional Services...........   138,923     61,834          33,333
Doug J. Nicholas
  Vice President--Business Development............   100,944     18,334              --
Sunil Padiyar
  Vice President--Product Development.............   160,000     63,334          33,333

            OPTION EXERCISES DURING 1998 AND YEAR-END OPTION VALUES

     The following table sets forth information regarding option exercises during fiscal 1998 and the number and value of securities underlying unexercised stock options held by our Named Executive Officers as of December 31, 1998. The calculations of the value realized and of the unexercised in-the-money options are based on the midpoint of the proposed offering price range, less the exercise price payable for such shares, multiplied by the number of shares issuable upon exercise of the option.

                                                     NUMBER OF SECURITIES
                                                    UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                        NUMBER OF                   OPTIONS AT DECEMBER 31,       IN-THE-MONEY OPTIONS AT
                         SHARES                              1998                    DECEMBER 31, 1998
                       ACQUIRED ON     VALUE      ---------------------------   ---------------------------
NAME                    EXERCISE      REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                   -----------   ----------   -----------   -------------   -----------   -------------
Patrick M.
  Sullivan...........         --     $       --          --             --       $     --      $       --
Gary R. Acord........         --             --      30,833         92,500        300,930         902,800
R. Kevin Carson......    145,000      1,428,250      36,250        142,083        357,063       1,353,519
Doug J. Nicholas.....         --             --      16,667         50,000        158,670         476,000
Sunil Padiyar........    199,375      1,963,844          --        123,959             --       1,174,997

                           OPTION GRANTS DURING 1998

     The following table sets forth information with respect to stock options granted to each of the Named Executive Officers during 1998, including the potential realizable value over the 10 year term of the options based on assumed rates of stock appreciation of 5% and 10%, compounded annually, over the per share exercise price of the option, which was the per share market price at the time of the grant. These assumed rates of appreciation comply with the rules of the SEC and do not represent our estimate of future stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of our common stock. In 1998, we granted options to acquire up to an aggregate of 911,171 shares to employees. These options were all granted under our 1996 Equity Incentive Plan and all at an exercise price equal to not less than the fair market value of our common stock on the date of grant as determined in good faith by the board of directors. The factors considered by the board included the progress of SalesLogix in its business, the share prices of recently completed equity financings, current operating results and financial condition, the effect of the liquidation rights of the preferred stock on the value of the common stock, increasingly vigorous competition in the marketplace and the current equity market environment. Optionees may pay the exercise price by cash, check, promissory note, delivery of already-owned shares of SalesLogix common stock or, upon approval by our board of directors, pursuant to a cashless exercise procedure. Options granted in 1998 vest over four years with 25% of the shares subject to option vesting on the first anniversary of the grant date and the remaining option shares vesting ratably quarterly thereafter.

                                                                                     POTENTIAL REALIZABLE
                                                INDIVIDUAL GRANTS                      VALUE AT ASSUMED
                               ---------------------------------------------------     ANNUAL RATES OF
                               NUMBER OF     PERCENT OF                                     STOCK
                               SECURITIES   TOTAL OPTIONS                             PRICE APPRECIATION
                               UNDERLYING    GRANTED TO     EXERCISE                   FOR OPTION TERMS
                                OPTIONS     EMPLOYEES IN    PRICE PER   EXPIRATION   --------------------
            NAME                GRANTED         1998          SHARE        DATE         5%         10%
            ----               ----------   -------------   ---------   ----------   --------    --------
Patrick M. Sullivan..........        --           --%         $  --             --   $    --     $    --
Gary R. Acord................        --           --             --             --        --          --
R. Kevin Carson..............    33,334          3.4           1.53     12/10/2008    32,074      81,282
Doug J. Nicholas.............        --           --             --             --        --          --
Sunil Padiyar................    33,334          3.4           1.53     12/10/2008    32,074      81,282

INCENTIVE STOCK PLANS

     1996 Equity Incentive Plan. Our 1996 Plan was adopted by our board in January 1996 and subsequently approved by our stockholders. The purpose of our 1996 Plan is to enhance long-term stockholder value by offering opportunities to employees, directors, officers, consultants, advisors and independent contractors of SalesLogix and its subsidiaries to participate in SalesLogix' growth and success and to encourage them to remain in the service of SalesLogix and its subsidiaries and to own SalesLogix stock. Our 1996 Plan provides for awards of stock options, stock appreciation rights, performance units, restricted stock and other stock reference awards. To date, we have not awarded any stock appreciation rights, performance units, restricted stock or other stock reference awards. A total of 3,366,667 shares are reserved for issuance under the 1996 Plan. Our board recently authorized an increase in the total number of shares issuable under the 1996 Plan to 4,500,000 shares, which was subsequently approved by our stockholders. The number of issuable shares automatically increases annually on the first day of each fiscal year beginning in 2000, in an amount equal to the lesser of:

     - 1,500,000 shares;

     - 5% of the average common shares outstanding used to calculate fully diluted earnings per share as reported in SalesLogix' Annual Report for the preceding year; or

     - a lesser amount determined by our board of directors.

     As of March 31, 1999, options to purchase 1,493,870 shares of common stock were outstanding under our 1996 Plan with exercise prices ranging from $0.15 to $9.00 per share, options to purchase 1,751,995 shares were available for grant and options to purchase 1,254,135 shares had been exercised. Stock options are granted to employees on a fixed basis, subject only to time vesting. The timing of grants and related number of shares are made in the ordinary course of business based principally on employee job classification, hire date, and length of service.

     The board of directors, or at its request, the compensation committee, serves as the plan administrator of our 1996 Plan. The plan administrator has the authority to select individuals to receive awards under the plan, to specify the terms and conditions of each award granted and to modify, with optionholder consent, the terms, conditions and exercise prices of outstanding options. The 1996 Plan does not limit our right to adopt other incentive compensation arrangements, including, without limitation, the granting of stock options or other rights otherwise than under the 1996 Plan.

     In the event of a merger, consolidation or other reorganization, the board may provide, without limitation:

     - for the continuation of outstanding options by the company, if the company is a surviving corporation;

     - for their assumption by the surviving corporation or its parent or subsidiary;

     - for the substitution by the surviving corporation or its parent or subsidiary of its own awards for such options;

     - for accelerated vesting, accelerated expiration and/or lapse of restrictions; or

     - for settlement in cash or cash equivalents.

If the board does not provide for one of the alternatives above, then all outstanding options become fully exercisable upon the effectiveness of such transaction.

     1999 Employee Stock Purchase Plan. Our board of directors adopted our purchase plan in March 1999, which was subsequently approved by our stockholders to be implemented upon the consummation of this offering. We intend for this plan to qualify under Section 423 of the Internal Revenue Code. The purchase plan permits eligible employees of SalesLogix and its subsidiaries to purchase common stock through payroll deductions of up to 15% of their compensation. Under this plan, no employee may purchase common stock worth more than $25,000 in any calendar year, valued as of the first day of each offering period. In addition, owners of 5% or more of SalesLogix' or a subsidiary's common stock may not participate in the purchase plan.

     We authorized the issuance under the purchase plan of a total of 300,000 shares of common stock, plus an automatic annual increase, to be added on the first day of each fiscal year beginning in 2000, equal to the lesser of:

     - 300,000 shares;

     - 1% of the adjusted average common shares outstanding used to calculate fully diluted earnings per share as reported in SalesLogix' annual report for the preceding year; or

     - a lesser amount determined by our board of directors.

Any shares from increases in previous years that are not actually issued shall be added to the aggregate number of shares available for issuance under the purchase plan.

     We will implement our purchase plan with 24-month offering periods and six-month purchase periods. The first offering period will commence on the consummation of this offering and end on June 30, 2001. Subsequent overlapping offering periods will begin on each January 1 and July 1 thereafter. The first purchase period will commence on the consummation of this offering and end on December 31, 1999. Subsequent purchase periods will begin on each January 1 and July 1 thereafter. The price of the common stock purchased under the purchase plan will be the lesser of 85% of the fair market value on the first day of an offering period and 85% of the fair market value on the last day of a purchase period, except that the purchase price for the first purchase period will be equal to the lesser of 85% of the initial public offering price of the common stock and 85% of the fair market value on December 31, 1999. The purchase plan includes a reset provision pursuant to which a participating employee is automatically withdrawn from his current 24 month offering period and reenrolled in the subsequent offering period in the event that our stock price declines during any six-month purchase period. Our board of directors has discretion to modify certain provisions of the purchase plan, including the shortening of offering periods, if it determines that its operation may result in unfavorable accounting consequences. The purchase plan terminates ten years after the date of adoption by our board of directors, but the board may terminate it at any earlier time. We have not yet issued any shares of common stock under this plan.

     In the event of a merger, consolidation or acquisition by another corporation of all or substantially all of our assets, each outstanding option to purchase shares under our purchase plan shall be assumed or an equivalent option substituted by the successor corporation. If the successor corporation refuses to assume or substitute for the option, the offering period during which a participant may purchase stock will be shortened to a specified date before the proposed merger or sale. Similarly, in the event of a proposed liquidation or dissolution of SalesLogix, the offering period during which a participant may purchase stock will be shortened to a specified date before the date of the proposed liquidation or dissolution.

     1998 Business Partner Stock Option Plan. Our board of directors and stockholders adopted our Business Partner option plan in March 1998 and reserved an aggregate of 150,000 shares of common stock for grants of stock options under the plan. The Business Partner option plan provides for the grant of non-qualified options to purchase common stock to consultants and advisors of SalesLogix or its subsidiaries, including independent marketers and resellers of SalesLogix' products. As of March 31, 1999, options to purchase 83,003 shares of common stock were outstanding under this plan, 58,500 at an exercise price of $0.60 per share and 24,503 at an exercise price of $9.00 per share, 500 options have been exercised and options to purchase up to 66,497 shares remain available for grant. Options were granted after the end of calendar years 1997 and 1998 to Business Partners meeting certain minimum sales levels and other performance standards established for each year.

     Our Business Partner option plan is administered by our board of directors. Our board of directors has the authority to select individuals who are to receive options under this plan and to specify the terms and conditions of each option so granted. Options granted under the Business Partner option plan must be exercised within 30 days after SalesLogix contractual relationship with the Business Partner is terminated due to any reason other than for cause and are not exercisable after termination if such termination is for cause.

     In the event of a merger, consolidation or other reorganization, the board may provide, without limitation, (a) for the continuation of outstanding options by the company, if the company is a surviving corporation, (b) for their assumption by the surviving corporation or its parent or subsidiary, (c) for the substitution by the surviving corporation or its parent or subsidiary of its own awards for such options, (d) for accelerated vesting, accelerated expiration and/or lapse of restriction, or (e) for settlement in cash or cash equivalents. If the board does not provide for one of the alternatives in (a), (b), (c), (d) or (e) above, then all outstanding options become fully exercisable upon the effectiveness of such transaction.

     1999 Non-Employee Director Stock Option Plan. Our board of directors adopted our director plan in March 1999, which was subsequently approved by our stockholders, to be implemented upon consummation of this offering. Immediately following consummation of this offering, we intend to grant options to purchase 12,500 shares of common stock to each of our non-employee directors under the director plan. Following the completion of this offering and as long as the director plan remains in effect, each non-employee director who remains a director immediately after each annual meeting of our stockholders shall receive a non-discretionary option grant to purchase 12,500 shares of our common stock. All non-employee director options vest in sixteen equal quarterly installments following the date of grant and have an exercise price equal to the fair market value of our common stock on the date of grant. Vesting is automatically waived prior to a change in control of SalesLogix. We reserved for issuance under the director plan a total of 200,000 shares of common stock, plus an automatic annual increase, to be added at the conclusion of each annual meeting of our stockholders following the consummation of this offering, equal to (a) the aggregate number of shares determined by multiplying the total number of non-employee directors then in office by 12,500 or (b) a lesser amount determined by our board of directors. Any shares from increases in previous years that are not actually issued shall be added to the aggregate number of shares available for issuance under this plan. The plan does not limit our right to adopt other incentive compensation arrangements, including, without limitation, the granting of stock options or other rights otherwise than under the director plan.

     401(k) Plan. We maintain a 401(k) Plan that covers all our employees who satisfy eligibility requirements relating to minimum age, length of service and hours worked. We may make an annual contribution for the benefit of eligible employees in an amount determined by our board of directors. We have not made any such contribution to date and have no current plans to do so. Eligible employees may make pretax elective contributions of up to 15% of their eligible compensation, subject to maximum limits on contributions prescribed by law.

EMPLOYMENT AGREEMENTS AND CHANGE OF CONTROL ARRANGEMENTS

     We generally require each employee to enter into a proprietary rights agreement prohibiting the employee from disclosing or using any of our confidential or proprietary information without our permission. In addition, the agreements generally provide that the employee agrees to assign to SalesLogix all inventions developed during the course of employment and not to work for a competitor during his or her employment with SalesLogix. At the time of commencement of employment, our key employees also generally sign offer letters specifying certain basic terms and conditions of employment. Most of our employees are not subject to written employment agreements. However, we have employment agreements with Messrs. Sullivan and Nicholas that include a non-compete provision and provide severance benefits and offer letters with Messrs. Acord, Bethke and Myers that provide for six months' severance on termination without cause.

     Mr. Sullivan's agreement is dated January 17, 1996 and provides that if he is terminated without cause or resigns for good reason, as defined in the agreement, Mr. Sullivan is entitled to receive a payment equal to six months' base salary. The agreement also includes Mr. Sullivan's covenants not to compete or solicit customers for a period of two years following termination of employment and his covenant not to solicit employees for a three year period following such termination.

     Mr. Nicholas' agreement, which was entered into in connection with our acquisition of Opis in December 1997, provides benefits in the event of termination within the four year period after the date of the agreement. If Mr. Nicholas is terminated for performance reasons, we must pay him three months' salary and benefits as severance and if he is terminated without cause, we must pay him six months salary and benefits. The agreement also includes Mr. Nicholas's covenants not to compete or solicit customers for a period of one year following termination of his employment and his covenant not to solicit employees or contractors for a three year period following such termination.

     In connection with our acquisition of Enact, we also entered into employment agreements with Bruce Chase and Matt Chase, former officers of Enact. Bruce Chase's agreement provides that if he is terminated without cause, as defined in the agreement, he is entitled to receive a payment equal to three months' base salary. The agreement also includes Bruce Chase's covenant not to compete or solicit customers for a period of one year following termination of employment and his covenant not to solicit employees for a three year period following such termination. Matt Chase's agreement provides that if he is terminated without cause, as defined in the agreement, he is entitled to receive a payment equal to three months' base salary. The agreement also includes Matt Chase's covenant not to compete for a period of three months following termination of employment, his covenant not to solicit customers for a period of one year following termination of employment and his covenant not to solicit employees for a three year period following such termination.

     Our option award agreements provide for the waiver of vesting periods upon a change in control of SalesLogix.

LIMITATIONS ON DIRECTOR AND OFFICER LIABILITY AND INDEMNIFICATION

     Our certificate of incorporation includes a provision that limits the liability of directors to the fullest extent permitted by the Delaware general corporate law as it currently exists or as it may be amended in the future. Consequently, subject to the Delaware general corporate law, no director shall be personally liable to SalesLogix or its stockholders for monetary damages resulting from his or her conduct as a director of SalesLogix, except liability for:

     - breach of the director's duty of loyalty to SalesLogix or its stockholders;

     - acts or omissions not in good faith or involving intentional misconduct or knowing violations of law;

     - unlawful distributions; or

     - transactions from which the director derived any improper personal benefit.

     Our certificate of incorporation provides that we will indemnify directors, officers and their legal representatives to the fullest extent permitted by the Delaware general corporate law. The Delaware general corporate law contains an extensive indemnification provision which permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In suits by or in the right of a corporation, only expenses and not judgments, fines and amounts paid in settlement may be indemnified against. In addition, if the director or officer has been adjudged to be liable to the corporation in such a suit, indemnification of expenses must be approved by a court. To the extent that a director or officer is ultimately successful in defending against the foregoing actions, the Delaware general corporate law provides that such persons shall be indemnified against expenses. To the extent the provisions of our certificate of incorporation provide for indemnification of directors for liabilities arising under the Securities Act of 1933, those provisions are, in the opinion of the Commission, against public policy as expressed in the Securities Act and they are therefore unenforceable.

     We maintain a liability insurance policy, pursuant to which our directors and officers are indemnified against liability they may incur for serving in their capacities as directors and officers of SalesLogix.

     We believe that the limitation of liability and indemnification provisions under the Delaware general corporate law and the liability insurance policy facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers of SalesLogix.

                              CERTAIN TRANSACTIONS

     Patrick M. Sullivan may be considered the "promoter" of SalesLogix within the meaning of the rules and regulations promulgated under the Securities Act of 1933, as amended. In September 1995, we sold and issued 1,667 shares of common stock to Mr. Sullivan for an aggregate purchase price of $3,000. In January 1996, Mr. Sullivan's shares were split into 2,280,000 shares of Class A common stock. Also in January 1996, we acquired intellectual property rights through a statutory merger with Kennedy Systems, Inc., an Illinois corporation. In connection with this transaction, we issued 1,813,333 shares of Class B Common Stock and 700,000 shares of Series B preferred stock to W. Daniel Kennedy and trusts controlled by Mr. Kennedy or his family, the stockholders of Kennedy Systems.

     In connection with our merger with Kennedy Systems, Messrs. Sullivan and Kennedy, and trusts controlled by Mr. Kennedy or his family, agreed to deposit all of their shares into a voting trust, pursuant to a voting trust agreement designating Mr. Sullivan as Trustee with the power to vote the shares under specified conditions. The voting trust agreement was agreed to by SalesLogix and the investors participating in our venture offering of Series A preferred stock in January 1996. The parties to the voting trust agreement also entered into two other agreements, a Stockholders' Agreement that provided SalesLogix and the investors with repurchase rights and rights of first refusal and co-sale with respect to shares controlled by Messrs. Sullivan and Kennedy and a Voting Agreement, which generally required Mr. Kennedy and Mr. Sullivan to vote shares each controlled in accordance with the majority of SalesLogix voting stock not including his shares. Investors in subsequent venture financing transactions were granted rights under the Stockholders' Agreement on par with the Series A preferred stock investors by executing a Series A, C & E Sharing Agreement. Those investors also entered into a Series A, C & E Voting Agreement, pursuant to which the investors were given approval rights over the two at-large directorships elected pursuant to the Voting Agreement and certificate of incorporation and agreed, with specified class exceptions, to vote their shares in a manner consistent with the majority of shares held by all venture investors. Each of the voting trust agreement, Stockholders' Agreement, Voting Agreement, Series A, C & E Sharing Agreement and Series A, C & E Voting Agreement will terminate upon the consummation of this offering.

     In March 1996, Messrs. Sullivan and Kennedy each contributed 90,000 shares of common stock back to SalesLogix in order to make additional shares available under our 1996 Equity Incentive Plan. In July 1998, pursuant to the termination of Mr. Kennedy's employment with SalesLogix and subsequent release of all claims among SalesLogix and Messrs. Sullivan and Kennedy, and trusts controlled by Mr. Kennedy or his family, we repurchased from Mr. Kennedy and those trusts all but 72,827 shares of Class B common stock and 666,760 shares of Series B preferred stock held by them.

     In May 1996, we purchased sales forecasting software from R. Kevin Carson, Laura P. Carson and Sales Automation, Inc., an entity controlled by Mr. and Mrs. Carson, in exchange for 33,333 shares of our Class A common stock. These shares were sold by the Carsons in the December 1998 transaction described below.

     In December 1997, in connection with our acquisition of Opis Corporation, we issued to the former stockholders of Opis an aggregate of 1,228,654 shares of Series D preferred stock at a purchase price of $3.21 per share and options to purchase an aggregate of 96,836 shares of Series D preferred stock at an exercise price of $.8515 per share. Doug Nicholas, our Vice President of Business Development, received 528,463 shares of Series D preferred stock in the transaction. In connection with this acquisition, we entered into the Opis Investors' Rights Agreement that provides the former Opis stockholders with piggyback registration rights equivalent to the piggyback registration rights held by the holders of Series A, and Series C Preferred Stock.

     In December 1998, Sierra Ventures VI, L.P., SV Associates, L.P. and Canaan Equity, L.P., Deepak Kamra, Eric Young and Gregory Kopchinski purchased an aggregate of 474,667 shares of Class A common stock, 208,000 shares of Series B preferred stock and 63,463 shares of Series D preferred stock from various stockholders at a purchase price of $4.50 per share, on an as converted basis. These entities purchased 253,333 shares of Class A common stock from Patrick M. Sullivan and 208,000 shares of Series B preferred stock from W. Daniel Kennedy and various trusts controlled by Mr. Kennedy or his family. We facilitated these transactions by agreeing to release the transferred shares from various restrictions on transfer. As part of this transaction, Sierra Ventures VI, L.P. and SV Associates VI, L.P. were granted options to purchase 53,333 shares, 40,000 shares and 33,333 shares of Class A Common Stock from Messrs. Padiyar, Head and Carson, executive officers of SalesLogix, respectively. The option to purchase 53,333 shares from Mr. Padiyar was exercised on March 9, 1999. The remaining options were exercised on April 16, 1999.

     In January and October 1996, we sold 4,500,000 shares and 85,000 shares, respectively, of our Series A preferred stock at a price of $1.00 per share. In March 1997, we sold 4,031,057 shares of our Series C preferred stock at a price of $1.61 per share. In June and December 1998, we sold 3,940,887 shares and 615,764 shares, respectively of our Series E preferred stock at a price of $4.06 per share. Upon the consummation of this offering, all outstanding shares of preferred stock will automatically convert into shares of common stock on a two-for-three basis. The following directors, executive officers and holders of more than 5% of a class of voting securities have purchased shares of Series A preferred stock, Series C preferred stock and Series E preferred stock:

                                                            SERIES A    SERIES C    SERIES E
                                                            ---------   ---------   ---------
NAMED EXECUTIVE OFFICERS AND DIRECTORS
  Anthony Morris..........................................     25,000      15,528       6,431
  Deepak Kamra............................................     25,000       6,211       5,020
FIVE PERCENT STOCKHOLDERS
  Innocal, L.P............................................  2,000,000     621,118     110,837
  Canaan Partners affiliated persons......................  1,500,000     621,118     646,917
  Newtek Ventures II, L.P.................................  1,000,000     186,335      73,892
  Sigma Partners III, L.P. and affiliated persons.........         --   1,086,957     295,567
  Brinson Partners, Inc. affiliated persons...............         --   1,381,988     110,837
  Sierra Ventures VI, L.P. and affiliated persons.........         --          --   2,535,068

     See the notes to the table of beneficial ownership in "Principal Stockholders" for information relating to the beneficial ownership of such shares.

     In connection with the foregoing venture financing transactions, we entered into an investors' rights agreement with the investors. The Amended and Restated Investors' Rights Agreement dated June 4, 1998 grants to such investors certain registration rights discussed below in "Description of Capital Stock," rights to receive certain financial information and rights to purchase a pro rata share of new issuances of capital stock. The rights to purchase a pro rata share of new issuances will terminate upon consummation of this offering. Under the Amended and Restated Investors' Rights Agreement, Sierra Ventures VI, L.P. and The Goldman Sachs Group, L.P. and two of its affiliates were granted board observation rights. Pursuant to management rights agreements, Brinson, Sigma and Sierra were granted additional board observation rights and rights to consult with management and examine our books and records. These management rights agreements will terminate upon consummation of this offering. Prior to consummation of this offering, we will enter into a new management rights agreement with Newtek Ventures II, L.P. and Brinson Partners, Inc. to provide these investors with the same board observation rights granted to Sierra and Goldman Sachs under the Amended and Restated Investors' Rights Agreement.

     Concurrent with this public offering, The Goldman Sachs Group, L.P. and its affiliates, all of which are existing stockholders, have agreed to purchase an aggregate of $3.5 million of our common stock in a private placement at a price per share equal to the initial public offering price, less 3.5%. The sale of such shares to Goldman Sachs will not be registered in this offering.

     In April 1999, we issued 407,531 shares of common stock to the former stockholders of Enact Incorporated in connection with our acquisition of Enact. In connection with this acquisition, we entered into employment agreements with Bruce Chase and Matt Chase, former executive officers of Enact. In addition, we issued 201,893 restricted shares to Bruce Chase, which restricted shares vest in equal monthly installments over a thirty-six month period based upon the continued employment of Bruce Chase. One-half of Bruce Chase's restricted shares that would otherwise vest during the initial twelve month period are subject to forfeiture based upon the continued employment of Matt Chase during such twelve month period. In connection with this acquisition, we also entered into an investors' rights agreement that provides the former Enact stockholders with piggyback registration rights substantially equivalent to the piggyback registration rights held by the holders of the Series A, Series C, and Series E Preferred Stock. In addition, we entered into a consulting agreement with Griffin Burgh, pursuant to which Mr. Burgh agreed to provide us with consulting and advisory services over a three year period in exchange for an up front payment of $100,000. Ten percent of the merger consideration, the 201,893 shares of common stock issued to Bruce Chase and the $100,000 consulting fee paid to Griffin Burgh has been escrowed in our favor for a period of 9 months after the closing for the purposes of covering any necessary adjustments to the purchase price.

     In exchange for consulting and advisory services, SalesLogix pays $2,000 per month to Morris Ventures, an investor in SalesLogix of which Anthony Morris, one of our directors, is a principal.

                             PRINCIPAL STOCKHOLDERS

     The following table summarizes information regarding the beneficial ownership of our outstanding common stock as of March 31, 1999 by:

     - each person or group that we know owns more than 5% of the common stock;

     - each of our directors;

     - each of the Named Executive Officers; and

     - all of our directors and executive officers as a group.

Unless otherwise indicated, the following officers, directors and stockholders can be reached at the principal offices of the Company. Unless otherwise indicated, the number of shares beneficially owned assumes the conversion of all outstanding shares of preferred stock at the closing of this offering.


                                                                        PERCENTAGE OF CLASS
                                                                       BENEFICIALLY OWNED(1)
                                                   NUMBER OF SHARES    ----------------------
                                                  BENEFICIALLY OWNED   BEFORE THE   AFTER THE
                                                  PRIOR TO OFFERING     OFFERING    OFFERING
                                                  ------------------   ----------   ---------
FIVE PERCENT STOCKHOLDERS
  Sierra Ventures VI, L.P.(2)...................      2,407,385           17.7%        13.5%
  Canaan Partners affiliated persons(3).........      1,937,898           14.3%        10.8%
  Innocal, L.P.(4)..............................      1,821,305           13.4%        10.2%
  Brinson Partners, Inc. affiliated
     persons(5).................................        995,218            7.3%         5.6%
  Sigma Partners III, L.P.(6)...................        921,684            6.8%         5.2%
  Newtek Ventures II, L.P.(7)...................        840,153            6.2%         4.7%
DIRECTORS AND EXECUTIVE OFFICERS
  Deepak Kamra(8)...............................      1,937,898           14.3%        10.8%
  Patrick M. Sullivan(9)........................      1,936,667           14.2%        10.8%
  Harry D. Lambert(10)..........................      1,821,305           13.4%        10.2%
  Craig A. Conway(11)...........................         53,500              *            *
  Doug J. Nicholas(12)..........................        365,350            2.7%         2.0%
  Sunil Padiyar(13).............................        182,292            1.3%         1.0%
  R. Kevin Carson(14)...........................        221,249            1.6%         1.2%
  Anthony P. Morris(15).........................         65,055              *            *
  Gary R. Acord(16).............................         46,250              *            *
  All directors and executive officers as a
     group (13 persons)(17).....................      6,629,566           48.3%        36.8%


------------------------------
   * Less than 1%.

 (1) Applicable percentage ownership is based on 13,594,564 shares of common stock outstanding as of March 31, 1999 and 17,891,682 shares outstanding immediately following the completion of this offering. Beneficial ownership is determined in accordance with rules of the Commission and includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of common stock subject to options currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated, we believe the beneficial owners of the common stock listed below, based on information furnished by them, have sole voting and investment power with respect to the number of shares listed opposite their names.

 (2) Includes shares held by affiliates: SV Associates VI, L.P. (175,856 shares); G&H Partners (8,210 shares); and Robert Simon (1,642 shares). Also includes 67,775 shares subject to an option exercisable within 60 days of March 31, 1999 and 5,558 shares subject to an option exercisable within 60 days of March 31, 1999 held by SV Associates VI, L.P. The address of Sierra Ventures VI, L.P. is 3000 Sand Hill Road; Building 4, Suite 210; Menlo Park, CA 94025.

 (3) Includes shares held by the following affiliated persons: Canaan Ventures II Offshore Limited Partnership (865,416 shares); Canaan Ventures II Limited Partnership (548,663 shares); Canaan Equity, L.P. (486,504 shares); Deepak Kamra, a SalesLogix director and principal of Canaan (27,405 shares); Eric Young (4,955 shares); and Gregory

     Kopchinski (4,955 shares). The address of Canaan Ventures Offshore Limited Partnership, C.V. is 2884 Sand Hill Road, Suite 115; Menlo Park, CA 94025.

 (4) Harry Lambert, a SalesLogix director, is a principal of Innocal. The address of Innocal, L.P. is 600 Anton Blvd., Suite 1270; Costa Mesa, CA 92626.

 (5) Includes shares held by Brinson Partners, Inc. entities, including the Brinson Venture Capital LP Fund III, (855,668 shares) and the Brinson Trust Company as Trustee of the Brinson MAP Venture Capital Fund III (139,550 shares). The address of Brinson Partners, Inc. is 209 S. LaSalle Street, Chicago, IL 60604.

 (6) Includes shares held by affiliates: Sigma Associates III, L.P. (178,898 shares); and Sigma Investors III, L.P. (19,909 shares). The address of Sigma Partners III, L.P. is 2884 Sand Hill Rd., Suite 121; Menlo Park, CA 94025.

 (7) The address of Newtek Ventures II, L.P. is 500 Washington Street, Suite 720; San Francisco, CA 94111.

 (8) Includes 1,910,488 shares held by Canaan and its affiliates. See Footnote
     3. Mr. Kamra disclaims beneficial ownership of shares held by Canaan and its affiliates.

 (9) Includes 426,067 shares held by The Sullifam Limited Partnership, 319,550 shares held by The Cyndee K. Sullivan Fifteen Year Grantor Retained Annuity Trust, dated December 18, 1998, 319,550 shares held by The CyndeewK. Sullivan Ten Year Grantor Retained Annuity Trust, 319,550 shares held by The Patrick M. Sullivan Fifteen Year Grantor Retained Annuity Trust, dated December 18, 1998, 319,550 shares held by the Patrick M. Sullivan Ten Year Grantor Retained Annuity Trust, dated December 18, 1998 and 232,400 shares held by The PCS Trust, dated September 10, 1998, trusts for the benefit of Mr. Sullivan's children, for which Mr. Sullivan has sole voting power, all of which shares are held in the name of the Trustee of The Quest Sales Software, Inc. Voting Trust, for which Patrick Sullivan is Voting Trustee. The Voting Trust will terminate upon the closing of this offering.

(10) Represents 1,821,305 shares held by Innocal. See Footnote 6. Mr. Lambert disclaims beneficial ownership of such shares.

(11) Includes 53,500 shares subject to an option exercisable within 60 days of March 31, 1999

(12) Includes 28,185 shares held by Mr. Nicholas' spouse Susan Nicholas. Also includes 20,832 shares subject to options exercisable within 60 days of March 31, 1999.

(13) Includes 18,125 shares subject to an option exercisable within 60 days of March 31, 1999.

(14) Includes 18,125 shares subject to an option exercisable within 60 days of March 31, 1999 and 416 shares subject to an option held by Mr. Carson's spouse Laura Carson exercisable within 60 days of March 31, 1999.

(15) Includes 5,626 shares subject to an option exercisable within 60 days of March 31, 1999 and 27,019 shares held by Morris Ventures, an investor in which Mr. Morris is a principal. Mr. Morris disclaims beneficial ownership of shares held by Morris Ventures.

(16) Includes 7,708 shares subject to an option exercisable within 60 days of March 31, 1999.


(17) Includes 123,915 shares subject to an option exercisable within 60 days of March 31, 1999.

                          DESCRIPTION OF CAPITAL STOCK

     Following the closing of this offering, the authorized capital stock of SalesLogix, after giving effect to the conversion of all outstanding preferred stock and Class B common stock, will consist of 50,000,000 shares of common stock, $0.001 par value per share and 20,000,000 shares of preferred stock, $0.001 par value per share. As of March 31, 1999, there were approximately 101 stockholders of record. The following summary of the common stock and preferred stock is not complete and may not contain all the information you should consider before investing in the common stock. You should read carefully our Restated Certificate, which is included as an exhibit to the Registration Statement, of which this prospectus is a part.

COMMON STOCK

     Following this offering and the concurrent $3.5 million private placement with The Goldman Sachs Group, L.P. and its affiliates, there will be 17,891,682 shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options. The holders of common stock are entitled to one vote per share on all matters to be voted on by the stockholders. Subject to preferences of any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably any dividends our board of directors declares out of funds legally available for the payment of dividends. If SalesLogix is liquidated, dissolved or wound up, the holders of common stock are entitled to share pro rata all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable and the shares of common stock to be issued following this offering will be fully paid and nonassessable.

PREFERRED STOCK

     Following the closing of this offering, our board of directors will have the authority, without further action by the stockholders, to issue up to 20,000,000 shares of preferred stock in one or more series. The board also has the right to fix the designations, powers, preferences, privileges and relative, participating, optional or special rights and the qualifications, limitations or restrictions of any preferred stock issues, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock. Our board of directors, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms that could delay or prevent a change in control of SalesLogix or make removal of management more difficult. Additionally, the issuance of preferred stock may decrease the market price of the common stock and may adversely affect the voting and other rights of the holders of common stock. We have no current plans to issue any preferred stock.

REGISTRATION RIGHTS

     Following this offering and the concurrent $3.5 million private placement with Goldman Sachs, the holders of 9,647,302 shares of common stock will be entitled to demand registration rights under an Amended and Restated Investors' Rights Agreement, pursuant to which they may require us to file a registration statement under the Securities Act at our expense with respect to their shares of common stock. Further, those holders may require us to file additional registration statements on Form S-3 at our expense. In addition, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, those holders, plus the holders of an additional 1,184,325 shares of common stock and the holders of warrants to purchase 71,225 shares of common stock, are entitled to notice of the registration and to include shares of common stock in the registration at our expense. All of these registration rights are subject to specified conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in such registration.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF RESTATED CERTIFICATE AND RESTATED BYLAWS

     As noted above, our board of directors, without stockholder approval, has the authority under our certificate of incorporation to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, preferred stock could be issued quickly and easily, could adversely affect the rights of holders of common stock and could be issued with terms calculated to delay or prevent a change in control of SalesLogix or make removal of management more difficult.

     Effective with the first annual meeting of stockholders following this offering, our certificate of incorporation provides for the division of our board of directors into three classes, as nearly as equal in number as possible, with the directors in each class serving for a three-year term and one class being elected each year by our stockholders. Directors may be removed only for cause. Because this system of electing and removing directors generally makes it more difficult for stockholders to replace a majority of our board of directors, it may tend to discourage a third party from making a tender offer, commencing a proxy contest or otherwise attempting to gain control of SalesLogix and may help maintain the incumbency of our board of directors.

EFFECT OF DELAWARE ANTITAKEOVER STATUTE

     Our certificate of incorporation also requires that, effective upon the closing of this offering, any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing. In addition, special meetings of our stockholders may be called only by our board of directors, the chairman of the board or the chief executive officer or holders of at least 25% of the voting power of the outstanding shares. These provisions may have the effect of delaying, deferring or preventing a change in control of SalesLogix.

     In addition, our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee thereof.

     We are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder and an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of the corporation's voting stock.

TRANSFER AGENT

     The transfer agent and registrar for our common stock is Chase Mellon Shareholder Services, L.L.C., 400 South Hope Street, 4th Floor, Los Angeles, CA 90071.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Sales of substantial amounts of our common stock in the public market after the offering could adversely affect the market price of our common stock and our ability to raise equity capital in the future on terms favorable to us.

     After the offering, 17,891,682 shares of our common stock will be outstanding, assuming that the underwriters do not exercise the over-allotment option. Of these shares, all of the 3,325,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless these shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act. The remaining shares of common stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which rules are summarized below.

     The following table indicates approximately when the 14,566,682 shares of our common stock that are not being sold in this offering but which will be outstanding when this offering is complete will be eligible for sale in the public market:


                  ELIGIBILITY OF RESTRICTED SHARES
                    FOR SALE IN THE PUBLIC MARKET
At effective date......................................             0
180 days after the effective date......................    12,401,745
Thereafter upon expiration of one year holding
  periods..............................................     2,164,937


     Most of the restricted shares that will become available for sale in the public market starting 180 days after the effective date will be subject to volume and other resale restrictions under Rule 144 because the holders are our affiliates.

RULE 144

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year is entitled to sell, within any three-month period, a number of shares that is not more than the greater of:

     - 1% of the number of shares of common stock then outstanding, which will equal approximately 178,916 shares immediately after this offering; or

     - the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks before a notice of the sale on Form 144 is filed.

     Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

RULE 144(k)

     Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days before a sale and who has beneficially owned the restricted shares for at least two years, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

RULE 701

     In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors who purchase shares from us under a stock option plan or other written agreement can resell those shares 90 days after the effective date of this offering in reliance on

Rule 144, but without complying with certain restrictions, including the holding period, contained in Rule 144.

LOCK-UP AGREEMENTS

     Except for holders of 6,496 shares of our common stock, all of our executive officers, directors, stockholders and optionees who will hold an aggregate of 14,560,186 shares of our common stock after this offering are subject to lock-up agreements under which they have agreed not to transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock, for a period of 180 days after the date of this prospectus. Transfers or dispositions can be made sooner with the prior written consent of SalesLogix and Hambrecht & Quist.

STOCK OPTIONS

     Immediately after this offering we intend to file a registration statement under the Securities Act covering 5,150,000 shares of common stock reserved for issuance under our stock option plans. Each year as the number of shares reserved for issuance under our 1996 Equity Incentive Plan and 1999 Employee Stock Purchase Plan increases, we will file an amendment to the registration statement covering the additional shares. As of March 31, 1999, options to purchase 1,576,873 shares of common stock were issued and outstanding. When the lock-up agreements described above expire, 186,761 shares of common stock will be subject to vested options, based on options outstanding as of March 31, 1999. This registration statement is expected to be filed and become effective as soon as practicable after the effective date of this offering. Accordingly, shares registered under that registration statement will, subject to vesting provisions and Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market immediately after the 180 day lock-up agreements expire.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the underwriters named below, through their representatives, Hambrecht & Quist LLC, BancBoston Robertson Stephens Inc., U.S. Bancorp Piper Jaffray and Charles Schwab & Co., Inc., have severally agreed to purchase from us the following respective numbers of shares of common stock:

                                                              NUMBER OF
NAME                                                           SHARES
----                                                          ---------
Hambrecht & Quist LLC.......................................
BancBoston Robertson Stephens Inc. .........................
U.S. Bancorp Piper Jaffray..................................
Charles Schwab & Co., Inc...................................

                                                              ---------
     Total..................................................  3,325,000
                                                              =========

     The Underwriting Agreement provides that the obligations of the underwriters are subject to conditions precedent, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us, our counsel and the independent auditors. The nature of the underwriters' obligation is such that they are committed to purchase all shares of common stock offered hereby if any shares are purchased.

     The following tables show the per share and total underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase additional shares.

              UNDERWRITING DISCOUNTS AND COMMISSIONS PAYABLE BY US

                                             WITH                      WITHOUT
                                    OVER-ALLOTMENT EXERCISE    OVER-ALLOTMENT EXERCISE
                                    -----------------------    -----------------------
Per Share.........................          $                          $
Total.............................          $                          $

     We estimate that the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $750,000.

     The underwriters propose to offer the shares of common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus and to dealers at such price less a concession not in excess of
$          per share. The underwriters may allow and the dealers may reallow a
concession not in excess of $          per share to other dealers. After the
initial public offering of the shares, the offering price and other selling terms may be changed by the underwriters. The representatives have informed us that the underwriters do not intend to confirm discretionary sales of more than 5% of the shares of common stock offered in this offering.

     We have granted to the underwriters an option, exercisable no later than 30 days after the date of this prospectus, to purchase up to 498,750 additional shares of common stock at the initial public offering price, less the underwriting discount set forth on the cover page of this prospectus. To the extent that the underwriters exercise this option, each of the underwriters will have a firm commitment to purchase approximately the same percentage thereof which the number of shares of common stock to be purchased by it shown in the above table bears to the total number of shares of common stock offered hereby. We will be obligated, pursuant to the option, to sell shares to the underwriters to the extent the option is exercised. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of shares of common stock offered hereby.

     The offering of the shares is made for delivery when, as and if accepted by the underwriters and subject to prior sale and withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and to contribute to payments the underwriters may be required to make in respect thereof.

     At our request, the underwriters have reserved shares of the common stock offered hereby for sale at the initial public offering price to Business Partners, directors, officers and employees of SalesLogix and certain other persons. These Business Partners, directors, officers, employees and other persons will have the opportunity to purchase, in the aggregate, less than 10% of the common stock offered in this offering, of which approximately 5% are expected to be reserved for purchase by Business Partners. The number of shares available to the general public will be reduced to the extent that these parties purchase such reserved shares. Any reserved shares not purchased by these parties will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus. Business Partners who purchase reserved shares will be required to execute a lock-up agreement with the representatives of the underwriters in which they will agree that, without the prior written consent of the representatives of the underwriters, they will not sell or otherwise dispose of any shares of common stock during the 180-day period following the date of this prospectus.

     Our stockholders, including executive officers and directors and optionees who will own in the aggregate 14,560,186 shares of common stock after the offering, have agreed not to, without the prior written consent of Hambrecht & Quist LLC, offer, sell or otherwise dispose of any shares of common stock, options or warrants to acquire shares of common stock or securities exchangeable for or convertible into shares of common stock owned by them during the 180-day period following the date of this prospectus. We have agreed that we will not, without the prior written consent of Hambrecht & Quist LLC, offer, sell or otherwise dispose of any shares of common stock, options or warrants to acquire shares of common stock or securities exchangeable for or convertible into shares of common stock during the 180-day period following the date of this prospectus, except that we may issue shares upon the exercise of options granted prior to the date hereof and may grant additional options under our stock option plans, provided that, without the prior written consent of Hambrecht & Quist LLC, the additional options shall not be exercisable during that period.

     In connection with the concurrent $3.5 million private placement of shares of common stock to The Goldman Sachs Group, L.P. and certain of its affiliates, SalesLogix will pay to Hambrecht & Quist LLC, BancBoston Robertson Stephens Inc. and U.S. Bancorp Piper Jaffray a placement fee equal to 3.5% of the gross proceeds of the Goldman Sachs private placement.

     Prior to this offering, there has been no public market for the common stock. The initial public offering price for the common stock will be determined by negotiation among us and the representatives of the underwriters. Among the factors to be considered in determining the initial public offering price are prevailing market and economic conditions, our revenues and earnings, market valuations of other companies engaged in activities similar to ours, estimates of our business potential and our prospects, the present state of our business operations, our management and other factors deemed relevant.

     Persons participating in this offering may over-allot or effect transactions which stabilize, maintain or otherwise affect the market price of the common stock at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. A stabilizing bid means the placing of any bid or effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of the common stock. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering. A penalty bid means an arrangement that permits the underwriters to reclaim a selling concession from a syndicate member in connection with the offering when shares of common stock sold by the syndicate member are purchased in syndicate covering transactions. Such transactions may be effected on the Nasdaq National Market, in the over-the-counter market, or otherwise. This stabilizing, if commenced, may be discontinued at any time.


     We have entered into an agreement with Hambrecht & Quist LLC, pursuant to which Hambrecht & Quist LLC will provide investment banking services from time to time.


                                 LEGAL MATTERS

     The validity of the common stock offered by this prospectus will be passed upon for us by Osborn Maledon, P.A., Phoenix, Arizona. Certain legal matters will be passed upon for the underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited the consolidated financial statements and schedule of SalesLogix Corporation as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998, as set forth in their report. We have included our financial statements and schedule in this prospectus and elsewhere in the Registration Statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     Ernst & Young LLP, independent auditors, have audited the financial statements of Opis Corporation as of October 31, 1997 and for the year then ended and for the period from November 1, 1997 through December 30, 1997, as set forth in their report. We have included these financial statements in this prospectus and elsewhere in the Registration Statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     Ernst & Young LLP, independent auditors, have audited the financial statements of Enact Incorporated as of December 31, 1997 and 1998 and for each of the years then ended as set forth in their report. We have included these financial statements in this prospectus and elsewhere in the Registration Statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a Registration Statement on Form S-1. This prospectus, which forms a part of the Registration Statement, does not contain all the information included in the Registration Statement. Certain information is omitted and you should refer to the Registration Statement and its exhibits. With respect to references made in this prospectus to any contract or other document of SalesLogix, such references are not necessarily complete and you should refer to the exhibits attached to the Registration Statement for copies of the actual contract or document. You may review a copy of the Registration Statement, including exhibits and schedule filed therewith, at the Securities and Exchange Commission's public reference facilities in Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Securities and Exchange Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of such materials from the Public Reference Section of the Securities and Exchange Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Securities and Exchange Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as SalesLogix, that file electronically with the Securities and Exchange Commission.

                             SALESLOGIX CORPORATION

                         INDEX TO FINANCIAL STATEMENTS


CONSOLIDATED FINANCIAL STATEMENTS OF SALESLOGIX CORPORATION
  AND SUBSIDIARIES

  Report of Ernst & Young LLP, Independent Auditors.........   F-3
  Consolidated Balance Sheets as of December 31, 1997 and
     1998 and March 31, 1999 (unaudited)....................   F-4
  Consolidated Statements of Operations for the years ended
     December 31, 1996, 1997 and 1998, and the Three Months
     Ended March 31, 1998 and 1999 (unaudited)..............   F-5
  Consolidated Statements of Stockholders' Equity for the
     years ended December 31, 1996, 1997 and 1998, and the
     Three Months Ended March 31, 1999 (unaudited)..........   F-6
  Consolidated Statements of Cash Flows for the years ended
     December 31, 1996, 1997 and 1998, and the Three Months
     Ended March 31, 1998 and 1999 (unaudited)..............   F-8
  Notes to Consolidated Financial Statements................   F-9

FINANCIAL STATEMENTS OF OPIS CORPORATION

  Report of Ernst & Young LLP, Independent Auditors.........  F-24
  Balance Sheet as of October 31, 1997......................  F-25
  Statements of Operations for the fiscal year ended October
     31, 1997 and the period from November 1, 1997 through
     December 30, 1997......................................  F-26
  Statement of Stockholders' Deficit for the fiscal year
     ended October 31, 1997.................................  F-27
  Statements of Cash Flows for the fiscal year ended October
     31, 1997 and the period from November 1, 1997 through
     December 30, 1997......................................  F-28
  Notes to Financial Statements.............................  F-29

FINANCIAL STATEMENTS OF ENACT INCORPORATED

  Report of Ernst & Young LLP, Independent Auditors.........  F-34
  Balance Sheets as of December 31, 1997 and 1998 and March
     31, 1999 (unaudited)...................................  F-35
  Statements of Operations for the years ended December 31,
     1997 and 1998, and the Three Months Ended March 31,
     1998 and 1999 (unaudited)..............................  F-36
  Statements of Redeemable Convertible Common Stock and
     Warrants and Stockholders' Deficit for the years ended
     December 31, 1997 and 1998 and for the Three Months
     Ended March 31, 1999 (unaudited).......................  F-37
  Statements of Cash Flows for the years ended December 31,
     1997 and 1998, and the Three Months Ended March 31,
     1998 and 1999 (unaudited)..............................  F-38
  Notes to Financial Statements.............................  F-39

PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

  Unaudited Pro Forma Condensed Consolidated Balance
     Sheet..................................................  F-46

  Unaudited Pro Forma Condensed Consolidated Statement of
     Operations.............................................  F-47
  Notes to Unaudited Pro Forma Condensed Consolidated
     Financial Statements...................................  F-49

                      (This page intentionally left blank)

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
SalesLogix Corporation

     We have audited the accompanying consolidated balance sheets of SalesLogix Corporation and subsidiaries as of December 31, 1997 and 1998 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of SalesLogix Corporation and subsidiaries at December 31, 1997 and 1998 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP

Phoenix, Arizona
January 29, 1999, except for Notes 2 and 8 as to which the date is April 30, 1999

                    SALESLOGIX CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS


                                                                                                  PRO FORMA
                                                                                                STOCKHOLDERS'
                                                           DECEMBER 31,                            EQUITY
                                                    --------------------------    MARCH 31,       MARCH 31,
                                                       1997           1998           1999           1999
                                                    -----------   ------------   ------------   -------------
                                                                                 (UNAUDITED)     (UNAUDITED)
                                           ASSETS
Current assets:
  Cash and cash equivalents.......................  $ 3,189,473   $ 11,377,236   $  9,354,021
  Accounts receivable, net of allowance for
    doubtful accounts of $180,812, $455,396 and
    $639,866 (unaudited) at December 31, 1997,
    1998 and at March 31, 1999, respectively......    2,153,505      4,569,719      6,107,496
  Prepaid expenses and other current assets.......      572,696        922,380      1,705,986
                                                    -----------   ------------   ------------
         Total current assets.....................    5,915,674     16,869,335     17,167,503
Property and equipment, net.......................    1,126,731      2,544,086      2,811,732
Other assets......................................    5,905,926      4,560,737      4,281,691
                                                    -----------   ------------   ------------
                                                    $12,948,331   $ 23,974,158   $ 24,260,926
                                                    ===========   ============   ============
                            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable................................  $ 1,044,523   $  1,244,227   $  1,780,952
  Accrued expenses................................    1,307,866      1,773,939      1,919,286
  Current portion of notes payable to bank........      691,304        691,304        691,304
  Current portion of capital lease obligations....      360,727        558,082        538,484
  Deferred revenues...............................      861,142      1,759,056      2,501,966
                                                    -----------   ------------   ------------
         Total current liabilities................    4,265,562      6,026,608      7,431,992
Notes payable to bank, less current portion.......    1,108,696        782,609        684,782
Capital lease obligations, less current portion...      499,215        458,463        358,947
Deferred rental obligation........................           --        106,390        106,239
Stockholders' equity:
  Series A Convertible Preferred Stock............    4,585,000      4,585,000      4,585,000   $         --
  Series B Convertible Preferred Stock............       70,000         66,676         66,676             --
  Series C Convertible Preferred Stock............    6,447,860      6,447,860      6,447,860             --
  Series D Convertible Preferred Stock............    3,943,980      3,943,980      3,943,980             --
  Series E Convertible Preferred Stock............           --     18,438,699     18,438,699             --
  Class A Common Stock, par value $0.001 per
    share; 17,900,000 shares authorized, 2,239,395
    shares issued and outstanding at December 31,
    1997; 3,228,325 shares issued and 3,226,658
    shares outstanding at December 31, 1998;
    3,477,968 shares issued and 3,476,301 shares
    outstanding at March 31, 1999 (unaudited);
    50,000,000 shares authorized, 13,596,231
    shares issued, 13,594,564 shares outstanding
    pro forma (unaudited).........................        2,239          3,228          3,478         13,596
  Class B Common Stock, par value $0.001 per
    share; 2,280,000 shares authorized, 1,723,333
    shares issued and outstanding at December 31,
    1997; 72,827 shares issued and outstanding at
    December 31, 1998 and March 31, 1999
    (unaudited); no shares issued or outstanding
    pro forma (unaudited).........................        1,723             73             73             --
  Additional paid-in capital......................      512,912      2,281,980      2,324,551     35,796,721
  Accumulated deficit.............................   (8,488,856)   (17,376,831)   (18,457,382)   (18,457,382)
  Less unearned compensation......................           --     (1,789,377)    (1,672,769)    (1,672,769)
  Less shares of common stock held in treasury;
    1,667 shares at cost..........................           --         (1,200)        (1,200)        (1,200)
                                                    -----------   ------------   ------------   ------------
Total stockholders' equity........................    7,074,858     16,600,088     15,678,966   $ 15,678,966
                                                    -----------   ------------   ------------   ============
Total liabilities and stockholders' equity........  $12,948,331   $ 23,974,158   $ 24,260,926
                                                    ===========   ============   ============


                            See accompanying notes.

                    SALESLOGIX CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                           THREE MONTHS ENDED
                                  YEAR ENDED DECEMBER 31,                      MARCH 31,
                         ------------------------------------------    --------------------------
                            1996           1997            1998           1998           1999
                         -----------    -----------    ------------    -----------    -----------
                                                                              (UNAUDITED)
Revenues:
  Licenses.............  $        --    $ 3,504,419    $ 10,105,401    $ 2,088,162    $ 4,224,971
  Services.............           --      1,274,391       5,537,210      1,073,949      2,076,787
                         -----------    -----------    ------------    -----------    -----------
     Total revenues....           --      4,778,810      15,642,611      3,162,111      6,301,758
Costs of revenues:
  Licenses.............           --        117,808         604,039         90,519        332,311
  Services.............           --      1,733,018       4,299,004        886,343      1,350,528
                         -----------    -----------    ------------    -----------    -----------
     Total costs of
       revenues........           --      1,850,826       4,903,043        976,862      1,682,839
                         -----------    -----------    ------------    -----------    -----------
Gross profit...........           --      2,927,984      10,739,568      2,185,249      4,618,919
Operating expenses:
  Sales and
     marketing.........    1,009,143      4,952,983      10,076,778      1,763,324      3,595,047
  Research and
     development.......    1,290,512      1,865,000       3,845,179        670,584      1,285,747
  General and
     administrative....      901,775      1,056,420       2,150,928        386,614        587,253
  Amortization of
     acquisition
     related intangible
     assets............      342,000        360,000       1,436,185        359,046        279,046
                         -----------    -----------    ------------    -----------    -----------
     Total operating
       expenses........    3,543,430      8,234,403      17,509,070      3,179,568      5,747,093
                         -----------    -----------    ------------    -----------    -----------
Loss from operations...   (3,543,430)    (5,306,419)     (6,769,502)      (994,319)    (1,128,174)
Other income (expense):
  Interest income......      151,882        189,343         362,507         22,076        107,084
  Interest expense.....      (11,451)       (86,452)       (254,897)       (66,071)       (59,495)
  Other income, net....       54,125         63,546          23,017          2,300             34
                         -----------    -----------    ------------    -----------    -----------
Loss before provision
  for income taxes.....   (3,348,874)    (5,139,982)     (6,638,875)    (1,036,014)    (1,080,551)
Provision for income
  taxes................           --             --              --             --             --
                         -----------    -----------    ------------    -----------    -----------
Net loss...............  $(3,348,874)   $(5,139,982)   $ (6,638,875)   $(1,036,014)   $(1,080,551)
                         ===========    ===========    ============    ===========    ===========
Historic basic and
  diluted net loss per
  share................  $     (0.87)   $     (1.30)   $      (1.76)   $     (0.25)   $     (0.31)
                         ===========    ===========    ============    ===========    ===========
Pro forma basic and
  diluted net loss per
  share................                                $      (0.54)                  $     (0.08)
                                                       ============                   ===========
Weighted average shares
  used in calculating
  historic basic and
  diluted net loss per
  share................    3,871,507      3,950,913       3,770,703      4,095,945      3,442,778
                         ===========    ===========    ============    ===========    ===========
Weighted average shares
  used in calculating
  pro forma basic and
  diluted net loss per
  share................                                  12,310,517                    13,488,214
                                                       ============                   ===========


                            See accompanying notes.

                    SALESLOGIX CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                  SERIES A CONVERTIBLE    SERIES B CONVERTIBLE     SERIES C CONVERTIBLE     SERIES D CONVERTIBLE
                                    PREFERRED STOCK          PREFERRED STOCK         PREFERRED STOCK          PREFERRED STOCK
                                 ----------------------   ---------------------   ----------------------   ----------------------
                                  SHARES       AMOUNT      SHARES      AMOUNT      SHARES       AMOUNT      SHARES       AMOUNT
                                 ---------   ----------   ---------   ---------   ---------   ----------   ---------   ----------
Balance at January 1, 1996.....         --   $       --         --     $    --           --   $       --          --   $       --
  Series B Preferred and Class
    B Common Stock issued to
    acquire intellectual
    property...................         --           --    700,000      70,000           --           --          --           --
  Cash proceeds from issuance
    of Series A Preferred
    Stock......................  4,585,000    4,585,000         --          --           --           --          --           --
  Class A Common Stock issued
    for purchase of intangible
    asset......................         --           --         --          --           --           --          --           --
  Contribution of shares to
    incentive stock option
    plan.......................         --           --         --          --           --           --          --           --
  Equity based expenses........         --           --         --          --           --           --          --           --
  Net loss.....................         --           --         --          --           --           --          --           --
                                 ---------   ----------    -------     -------    ---------   ----------   ---------   ----------
Balance at December 31, 1996...  4,585,000    4,585,000    700,000      70,000           --           --          --           --
  Cash proceeds from issuance
    of Series C Preferred
    Stock......................         --           --         --          --    4,031,057    6,447,860          --           --
  Exercise of Class A Common
    Stock options..............         --           --         --          --           --           --          --           --
  Series D Preferred Stock and
    options issued for purchase
    of business................         --           --         --          --           --           --   1,228,654    3,943,980
  Equity based expenses........         --           --         --          --           --           --          --           --
  Net loss.....................         --           --         --          --           --           --          --           --
                                 ---------   ----------    -------     -------    ---------   ----------   ---------   ----------
Balance at December 31, 1997...  4,585,000    4,585,000    700,000      70,000    4,031,057    6,447,860   1,228,654    3,943,980
  Cash proceeds from issuance
    of Series E Preferred
    Stock......................         --           --         --          --           --           --          --           --
  Exercise of Class A Common
    Stock options..............         --           --         --          --           --           --          --           --
  Purchase of treasury stock...         --           --         --          --           --           --          --           --
  Purchase of Series B
    Preferred and Class B
    Common Stock...............         --           --    (33,240)     (3,324)          --           --          --           --
  Equity based expenses........         --           --         --          --           --           --          --           --
  Net loss.....................         --           --         --          --           --           --          --           --
                                 ---------   ----------    -------     -------    ---------   ----------   ---------   ----------
Balance at December 31, 1998...  4,585,000    4,585,000    666,760      66,676    4,031,057    6,447,860   1,228,654    3,943,980
  Exercise of Class A Common
    Stock options
    (unaudited)................         --           --         --          --           --           --          --           --
  Equity based expenses
    (unaudited)................         --           --         --          --           --           --          --           --
  Net loss (unaudited).........         --           --         --          --           --           --          --           --
                                 ---------   ----------    -------     -------    ---------   ----------   ---------   ----------
Balance at March 31, 1999
  (unaudited)..................  4,585,000   $4,585,000    666,760     $66,676    4,031,057   $6,447,860   1,228,654   $3,943,980
                                 =========   ==========    =======     =======    =========   ==========   =========   ==========

                            See accompanying notes.

      SERIES E CONVERTIBLE          CLASS A               CLASS B
         PREFERRED STOCK          COMMON STOCK          COMMON STOCK       ADDITIONAL
     -----------------------   ------------------   --------------------    PAID-IN     ACCUMULATED      UNEARNED
      SHARES       AMOUNT       SHARES     AMOUNT     SHARES     AMOUNT     CAPITAL       DEFICIT      COMPENSATION
     ---------   -----------   ---------   ------   ----------   -------   ----------   ------------   ------------
            --   $        --   2,280,000   $2,280           --   $    --   $   (2,280)  $         --   $        --
            --            --          --       --    1,813,333     1,813      270,187             --            --
            --            --          --       --           --        --           --             --            --
            --            --      33,333       33           --        --        4,967             --            --
            --            --     (90,000)     (90)     (90,000)      (90)         180             --            --
            --            --          --       --           --        --        3,250             --            --
            --            --          --       --           --        --           --     (3,348,874)           --
     ---------   -----------   ---------   ------   ----------   -------   ----------   ------------   -----------
            --            --   2,223,333    2,223    1,723,333     1,723      276,304     (3,348,874)           --
            --            --          --       --           --        --           --             --            --
            --            --      16,062       16           --        --        2,393             --            --
            --            --          --       --           --        --      232,406             --            --
            --            --          --       --           --        --        1,809             --            --
            --            --          --       --           --        --           --     (5,139,982)           --
     ---------   -----------   ---------   ------   ----------   -------   ----------   ------------   -----------
            --            --   2,239,395    2,239    1,723,333     1,723      512,912     (8,488,856)           --
     4,556,651..  18,438,699          --       --           --        --           --             --            --
            --            --     988,930      989           --        --      149,941             --            --
            --            --          --       --           --        --           --             --            --
            --            --          --       --   (1,650,506)   (1,650)    (245,926)    (2,249,100)           --
            --            --          --       --           --        --    1,865,053             --    (1,789,377)
            --            --          --       --           --        --           --     (6,638,875)           --
     ---------   -----------   ---------   ------   ----------   -------   ----------   ------------   -----------
     4,556,651..  18,438,699   3,228,325    3,228       72,827        73    2,281,980    (17,376,831)   (1,789,377)
            --            --     249,643      250           --        --       44,551             --            --
            --            --          --       --           --        --       (1,980)            --       116,608
            --            --          --       --           --        --           --     (1,080,551)           --
     ---------   -----------   ---------   ------   ----------   -------   ----------   ------------   -----------
     4,556,651   $18,438,699   3,477,968   $3,478       72,827   $    73   $2,324,551   $(18,457,382)  $(1,672,769)
     =========   ===========   =========   ======   ==========   =======   ==========   ============   ===========


         TREASURY
     ----------------
     SHARES   AMOUNT       TOTAL
     ------   -------   -----------
        --    $    --   $        --
        --         --       342,000
        --         --     4,585,000
        --         --         5,000
        --         --            --
        --         --         3,250
        --         --    (3,348,874)
     -----    -------   -----------
        --         --     1,586,376
        --         --     6,447,860
        --         --         2,409
        --         --     4,176,386
        --         --         1,809
        --         --    (5,139,982)
     -----    -------   -----------
        --         --     7,074,858
        --         --    18,438,699
        --         --       150,930
     1,667     (1,200)       (1,200)
        --         --    (2,500,000)
        --         --        75,676
        --         --    (6,638,875)
     -----    -------   -----------
     1,667     (1,200)   16,600,088
        --         --        44,801
        --         --       114,628
        --         --    (1,080,551)
     -----    -------   -----------
     1,667    $(1,200)  $15,678,966
     =====    =======   ===========

                    SALESLOGIX CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                         THREE MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,                   MARCH 31,
                                            ---------------------------------------   -------------------------
                                               1996          1997          1998          1998          1999
                                            -----------   -----------   -----------   -----------   -----------
                                                                                             (UNAUDITED)
OPERATING ACTIVITIES
Net loss..................................  $(3,348,874)  $(5,139,982)  $(6,638,875)  $(1,036,014)  $(1,080,551)
Adjustments to reconcile net loss to net
  cash used in operating activities:
  Depreciation, including amortization of
    leased assets.........................       31,945       253,920       786,529       109,666       342,567
  Amortization of acquisition related
    intangible assets.....................      342,000       360,000     1,436,185       351,766       279,046
  Provision for losses on accounts
    receivable............................           --       180,812       665,862            --       244,725
  Warrant and option issuance expense.....        3,250         1,809        10,657            --            --
  Amortization of unearned compensation...           --            --        65,019            --       114,628
  Changes in operating assets and
    liabilities, net of effects from
    purchase of Opis Corporation:
    Accounts receivable...................           --    (2,133,177)   (3,082,076)     (345,793)   (1,782,502)
    Prepaid expenses and other current
      assets..............................     (181,189)     (368,914)     (349,684)     (260,347)     (783,606)
    Accounts payable......................      142,343       432,519       199,704      (137,198)      536,725
    Accrued expenses......................       78,101       225,782       466,073      (318,486)      145,347
    Deferred revenues.....................           --       570,901       897,914        55,307       742,910
    Deferred rental obligation............           --            --       106,390            --          (151)
                                            -----------   -----------   -----------   -----------   -----------
Net cash used in operating activities.....   (2,932,424)   (5,616,330)   (5,436,302)   (1,581,099)   (1,240,862)
INVESTING ACTIVITIES
Purchases of property and equipment.......      (35,918)     (233,430)   (1,596,630)           --      (587,787)
Payment for purchase of Opis Corporation,
  net of cash acquired....................           --      (559,388)           --            --            --
Increase in other assets..................           --            --       (90,996)           --            --
                                            -----------   -----------   -----------   -----------   -----------
Net cash used in investing activities.....      (35,918)     (792,818)   (1,687,626)           --      (587,787)
FINANCING ACTIVITIES
Net proceeds (repayments) under bank line
  of credit...............................      400,000      (100,000)           --            --            --
Proceeds (repayments) from bank term
  loan....................................           --     1,500,000      (326,087)           --       (97,827)
Principal payments under capital lease
  obligations.............................      (41,161)     (227,145)     (450,651)      (96,611)     (141,540)
Net proceeds from issuance of preferred
  stock...................................    4,585,000     6,447,860    18,438,699            --            --
Purchase of Series B Preferred and Class B
  Common Stock............................           --            --    (2,500,000)           --            --
Purchase of treasury stock................           --            --        (1,200)           --            --
Proceeds from exercise of common stock
  options.................................           --         2,409       150,930        38,314        44,801
                                            -----------   -----------   -----------   -----------   -----------
Net cash provided by (used in) financing
  activities..............................    4,943,839     7,623,124    15,311,691       (58,297)     (194,566)
                                            -----------   -----------   -----------   -----------   -----------
Net increase (decrease) in cash and cash
  equivalents.............................    1,975,497     1,213,976     8,187,763    (1,639,396)   (2,023,215)
Cash and cash equivalents, beginning of
  period..................................           --     1,975,497     3,189,473     3,189,473    11,377,236
                                            -----------   -----------   -----------   -----------   -----------
Cash and cash equivalents, end of
  period..................................  $ 1,975,497   $ 3,189,473   $11,377,236   $ 1,550,077   $ 9,354,021
                                            ===========   ===========   ===========   ===========   ===========
SUPPLEMENTAL CASH FLOW INFORMATION
Assets acquired under capital lease
  obligations.............................  $   430,348   $   697,900   $   607,254   $   224,760   $    22,443
                                            ===========   ===========   ===========   ===========   ===========
Intangible assets acquired with common and
  preferred stock and preferred stock
  options.................................  $   347,000   $ 4,176,386   $        --   $        --   $        --
                                            ===========   ===========   ===========   ===========   ===========
Cash paid for interest....................  $    11,451   $    86,452   $   254,897   $    66,071   $    59,495
                                            ===========   ===========   ===========   ===========   ===========


                            See accompanying notes.

                    SALESLOGIX CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     (THE INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999 IS
                                   UNAUDITED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

     SalesLogix Corporation (Company) is a leading provider of software that enables mid-market businesses to create interactive selling networks that automate prospect and customer interactions.

INTERIM FINANCIAL INFORMATION

     The consolidated financial statements for the three months ended March 31, 1998 and 1999 are unaudited but include all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair presentation of financial position and results of operations. Operating results for the three months ended March 31, 1999 are not necessarily indicative of the results that may be expected for any future period.

BASIS OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents consist of cash and highly liquid investments with original maturities of three months or less when acquired and which are readily convertible to cash. The Company's investments have consisted of commercial paper, certificates of deposit with original maturities of three months or less and money market accounts.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     At December 31, 1998, the Company has the following financial instruments: cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, capital lease obligations and long-term debt. The carrying value of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximates their fair value based on the liquidity of these financial instruments or based on their short-term nature. The carrying value of capital lease obligations and long-term debt approximates fair value based on the market interest rates available to the Company for debt of similar risk and maturities.

CONCENTRATION OF CREDIT RISK AND MAJOR CUSTOMERS

     Financial instruments that potentially subject the Company to a concentration of credit risk consist principally of accounts receivable. The Company's customer base is dispersed across many different geographic areas throughout North America, Europe and Asia-Pacific and consists of companies in a variety of industries. No single customer accounted for 10% or more of total revenues during 1997, 1998 or 1999. The Company does not require collateral or other security to support credit sales, but provides an allowance for bad debts based on historical experience and specifically identified risks.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Equipment held under capital leases is stated at the lower of fair market value or the present value of minimum lease payments at the inception of the

                    SALESLOGIX CORPORATION AND SUBSIDIARIES

     (THE INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999 IS
                                   UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) lease. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the assets, generally three years for furniture, computers and other equipment. Equipment held under capital leases is amortized over the shorter of the lease term or estimated useful life of the asset.

IMPAIRMENT OF LONG-LIVED ASSETS

     In accordance with the Financial Accounting Standards Board Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," the Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. This methodology includes intangible assets acquired. Goodwill relating to specific intangible assets is included in the related impairment measurements to the extent it is identified with such assets.

REVENUE RECOGNITION AND DEFERRED REVENUE

     As of January 1, 1998, the Company adopted American Institute of Certified Public Accountants' Statement of Position 97-2, "Software Revenue Recognition"(SOP 97-2), as amended by SOP 98-4 which was effective for transactions that the Company entered into in 1998. Prior years were not restated. The adoption of SOP 97-2 had no effect on the revenues or earnings for the period. The Company recognizes software license revenue when an executed license agreement, unconditional purchase order or contract is received, delivery of the product has occurred, collection of the resulting receivable is assessed as probable and the fee is fixed or determinable based upon vendor-specific objective evidence of the arrangement. Revenue from services includes support and maintenance service contracts which are recorded as deferred revenue when billed and recognized ratably over the contract period and training and consulting services which are recognized as the services are performed.

COSTS OF REVENUES

     Cost of licenses includes the cost of media, product packaging, documentation and other production costs and third-party royalties.

     Cost of services consists primarily of salaries, related taxes and benefits and allocated overhead costs related to consulting, training and customer support personnel.

RESEARCH AND DEVELOPMENT

     Research and development costs, which consist primarily of software development costs, are expensed as incurred. Financial accounting standards provide for the capitalization of certain software development costs after technological feasibility of the software is established. Under the Company's current practice of developing new products and enhancements, the technological feasibility of the underlying software is not established until substantially all product development is complete, including the development of a working model. Accordingly, the Company has no capitalized software development costs.

                    SALESLOGIX CORPORATION AND SUBSIDIARIES

     (THE INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999 IS
                                   UNAUDITED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
ADVERTISING COSTS

     Advertising costs are expensed as incurred. Advertising expense was approximately $72,000, $872,000 and $1,200,000 for the years ended December 31, 1996, 1997 and 1998 and was approximately $97,000 and $267,000 for the three months ended March 31, 1998 and 1999, respectively.

INCOME TAXES

     Income taxes have been accounted for under the asset and liability method in accordance with SFAS No. 109, "Accounting for Income Taxes" (Statement 109). Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

EARNINGS PER SHARE COMPUTATION

     Earnings per share is computed in accordance with SFAS No. 128, "Earnings per Share" as well as Staff Accounting Bulletin No. 98, which covers the determination of and accounting for "cheap stock" in periods prior to an initial public offering. Basic earnings per share is computed using the weighted average number of common shares. Diluted earnings per share is computed using the weighted average number of common share equivalents outstanding during the period. Dilutive common share equivalents consist of stock options and warrants using the treasury method and dilutive convertible securities using the if-converted method.

     Pro forma net loss per share presented in the consolidated statements of operations has been computed as described above, but also gives effect to the conversion of all outstanding shares of convertible preferred stock into common stock upon the closing of the Company's initial public offering (determined using the if-converted method).

FOREIGN CURRENCY TRANSLATION

     The functional currency for the Company's foreign transactions is the U.S. dollar. All income and expense items are translated at the prevailing exchange rate when the transaction occurs. Gains and losses on foreign currency transactions are included in the consolidated statement of operations as incurred. To date, gains and losses on foreign currency transactions have not been significant.

STOCK-BASED COMPENSATION

     The Company has elected to follow the Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations, in accounting for its employee stock options rather than the alternative fair value accounting allowed by SFAS No. 123 "Accounting for Stock-Based Compensation" (Statement 123). APB 25 provides that the compensation expense relative to the Company's employee stock options is measured based on the intrinsic value of the stock option. Statement 123 requires companies that continue to follow

                    SALESLOGIX CORPORATION AND SUBSIDIARIES

     (THE INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999 IS
                                   UNAUDITED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
APB 25 to provide a pro forma disclosure of the impact of applying the fair value method of Statement 123 (see Note 9).

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

COMPREHENSIVE LOSS

     As of January 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income" (Statement 130). Statement 130 establishes new rules for the reporting and display of comprehensive loss and its components. Comprehensive loss for the Company is the same as net loss for all periods presented.

SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION

     Effective January 1, 1998, the Company adopted the SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" (Statement
131). Statement 131 established standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. Statement 131 also establishes standards for related disclosures about products and services, geographic areas and major customers (see Note 12).

RECLASSIFICATIONS

     Certain reclassifications have been made to the 1996 and 1997 consolidated financial statements to conform to the 1998 presentation.

2.  ACQUISITIONS

     On December 30, 1997, the Company completed the acquisition of Opis Corporation, a company engaged in the development, marketing and sales of customer support automation software primarily to mid-sized organizations. The Company paid $801,559 in cash and issued 1,228,654 shares of its Series D Convertible Preferred Stock (Series D Preferred Stock) in exchange for all outstanding capital stock of Opis. The Company also assumed all outstanding Opis options, which were converted to options to purchase 96,836 shares of Series D Preferred Stock at $.8515 per share. The aggregate cost of the acquisition was approximately $6.3 million (including direct acquisition costs). The acquisition was recorded under the purchase method of accounting and therefore the results of operations of Opis and the fair values of the acquired assets and liabilities were included in the Company's financial statements beginning on the acquisition date. Upon consummation of the transaction, Opis was merged into a wholly-owned subsidiary of the Company. In connection with the acquisition, the Company received an independent appraisal of the intangible assets acquired.

                    SALESLOGIX CORPORATION AND SUBSIDIARIES

     (THE INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999 IS
                                   UNAUDITED)

2.  ACQUISITION (CONTINUED)
     The purchase price was allocated to the assets acquired and liabilities assumed based on their respective fair values on the date of the acquisition as follows:

Purchased technology........................................    $1,200,000
Customer list and other.....................................       320,000
Write-off of in-process research and development............       360,000
Goodwill....................................................     4,380,926
Net liabilities acquired, including costs of acquisition....    (1,282,981)
Less Series D Preferred Stock issued........................    (3,943,980)
Less fair value of options to purchase Series D Preferred
  Stock.....................................................      (232,406)
                                                                ----------
Cash portion of purchase price..............................    $  801,559
                                                                ==========

     Approximately $5.6 million of the purchase price attributed to purchased technology and goodwill is being amortized over its estimated useful life of five years. The write-off of in-process research and development of $360,000 has been included in amortization of acquisition related intangible assets for the year ended December 31, 1997.

     On April 30, 1999, the Company acquired Enact Incorporated. Enact is a privately-held provider of sales configuration software for managing product catalogs and marketing encyclopedias and generating proposals, quotes and orders. The Company paid $4,100,000 in cash and issued 609,424 shares of its common stock, of which 201,893 shares are subject to three year annual vesting. The transaction is expected to be accounted for using the purchase method of accounting.

3.  PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following:

                                               DECEMBER 31,          MARCH 31,
                                         ------------------------    ----------
                                            1997          1998          1999
                                         ----------    ----------    ----------
Furniture and fixtures.................  $  460,065    $  825,770    $  903,675
Computers and other equipment..........     925,055     2,673,891     3,206,199
Leasehold improvements.................      22,234       111,577       111,577
                                         ----------    ----------    ----------
                                          1,407,354     3,611,238     4,221,451
Less accumulated depreciation and
  amortization.........................     280,623     1,067,152     1,409,719
                                         ----------    ----------    ----------
                                         $1,126,731    $2,544,086    $2,811,732
                                         ==========    ==========    ==========

                    SALESLOGIX CORPORATION AND SUBSIDIARIES

     (THE INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999 IS
                                   UNAUDITED)

4.  OTHER ASSETS

     Other assets consisted of the following:

                                               DECEMBER 31,          MARCH 31,
                                         ------------------------    ----------
                                            1997          1998          1999
                                         ----------    ----------    ----------
Purchased technology...................  $1,200,000    $1,200,000    $1,200,000
Customer list and other................     320,000       320,000       320,000
Goodwill...............................   4,380,926     4,380,926     4,380,926
                                         ----------    ----------    ----------
                                          5,900,926     5,900,926     5,900,926
Amortization...........................          --     1,436,185     1,715,231
                                         ----------    ----------    ----------
Net intangible assets of acquired
  businesses...........................   5,900,926     4,464,741     4,185,695
Recoverable deposits and other.........       5,000        95,996        95,996
                                         ----------    ----------    ----------
                                         $5,905,926    $4,560,737    $4,281,691
                                         ==========    ==========    ==========

5.  ACCRUED EXPENSES

     Accrued expenses consisted of the following:

                                               DECEMBER 31,          MARCH 31,
                                         ------------------------    ----------
                                            1997          1998          1999
                                         ----------    ----------    ----------
Compensation...........................  $  421,468    $  685,896    $  444,607
Benefits...............................          --       379,712       459,291
Direct costs of acquisition............     642,191       180,618       160,239
Other..................................     244,207       527,713       855,149
                                         ----------    ----------    ----------
                                         $1,307,866    $1,773,939    $1,919,286
                                         ==========    ==========    ==========

6.  NOTES PAYABLE TO BANK

     The Company has a credit facility with a commercial bank in the aggregate amount of $4,000,000. The credit facility provides a revolving line of credit in the amount of $2,500,000 and a $1,500,000 acquisition term loan facility. Borrowings under the arrangement are collateralized by substantially all of the Company's assets and bear interest at the bank's prime rate. The revolving line of credit matures in March 2000. The acquisition term loan is payable in 48 equal monthly installments of principal plus interest through December 2001. The agreement provides for certain financial and other covenants and restricts the Company's ability to pay dividends. As of December 31, 1998, the Company had outstanding advances under the revolving line of credit of $300,000 and had borrowed the full $1,500,000 under the acquisition term loan facility used in connection with the Opis acquisition (refer to Note 2).

                    SALESLOGIX CORPORATION AND SUBSIDIARIES

     (THE INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999 IS
                                   UNAUDITED)

6.  NOTES PAYABLE TO BANK (CONTINUED)
     The aggregate annual maturities of notes payable to bank as of December 31, 1998 are as follows:

                                                     TERM       LINE OF
                                                     LOAN        CREDIT       TOTAL
                                                  ----------    --------    ----------
1999............................................  $  391,304    $300,000    $  691,304
2000............................................     391,304          --       391,304
2001............................................     391,305          --       391,305
                                                  ----------    --------    ----------
                                                   1,173,913     300,000     1,473,913
Less current portion............................     391,304     300,000       691,304
                                                  ----------    --------    ----------
                                                  $  782,609    $     --    $  782,609
                                                  ==========    ========    ==========

7.  LEASES

     The Company leases furniture and equipment under capital leases that expire in various years through December 2001. The Company also leases office facilities under a noncancelable operating lease that expires in July 2004.

     Property and equipment includes the following amounts for leases that have been capitalized:

                                               DECEMBER 31,
                                         ------------------------    MARCH 31,
                                            1997          1998          1999
                                         ----------    ----------    ----------
Furniture and equipment................  $1,121,294    $1,728,548    $1,750,991
Less accumulated amortization..........     280,623       752,431       897,098
                                         ----------    ----------    ----------
                                         $  840,671    $  976,117    $  853,893
                                         ==========    ==========    ==========

     Amortization of leased assets is included in operating expenses in the accompanying consolidated statements of operations.

     Future minimum annual payments under capital leases and the Company's noncancelable operating lease with initial terms of one year or more consisted of the following at December 31, 1998:

                                                       CAPITAL      OPERATING
                                                        LEASES        LEASE
                                                      ----------    ----------
1999................................................  $  627,663    $  958,225
2000................................................     375,510       962,519
2001................................................     117,621       972,822
2002................................................          --       983,126
2003................................................          --       993,429
2004................................................          --       583,006
                                                      ----------    ----------
Total minimum lease payments........................   1,120,794    $5,453,127
                                                                    ==========
Amounts representing interest.......................     104,249
                                                      ----------
Present value of net minimum lease payments
  (including current portion of $558,082)...........  $1,016,545
                                                      ==========

                    SALESLOGIX CORPORATION AND SUBSIDIARIES

     (THE INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999 IS
                                   UNAUDITED)

7.  LEASES (CONTINUED)
     Total rent expense for the operating lease amounted to approximately $100,000, $273,000 and $685,000 for the years ended December 31, 1996, 1997 and
1998 and was approximately $103,000 and $263,000 for the three months ended March 31, 1998 and 1999, respectively.

8.  CAPITAL STOCK

     In September 1995, the Company issued 2,280,000 shares of Class A Common Stock to its founder to form the Company. Business operations did not commence until January 1996 when the Company issued 700,000 shares of Series B Convertible Preferred Stock (Series B Preferred Stock) and 1,813,333 shares of Class B Common Stock in connection with its acquisition of certain intellectual property rights through a statutory merger with Kennedy Systems, Inc. Prior to the merger, Kennedy Systems, Inc. had been in the process of developing a sales automation software product that the Company believed could accelerate the release of its first product. Kennedy Systems, Inc. had no net assets at the date of the merger. Accordingly, the fair value of the stock issued was allocated to intangible assets that were amortized during 1996, the period in which they were used. During 1996, the Company ceased development of the technology acquired through Kennedy Systems, Inc. and began development of its current software products.

     In January 1996, the Company issued 4,500,000 shares of Series A Convertible Preferred Stock (Series A Preferred Stock) to unrelated third-party investors for cash of $4,500,000 in a private placement. Holders of Series A Preferred Stock are entitled to receive noncumulative cash dividends at an annual rate of nine percent prior to the payment of any dividends to Series B and Series D Preferred or Common Stockholders. Series A Preferred Stock is voting.

     In February 1996, two of the Company's stockholders contributed 90,000 shares of Class A Common Stock and 90,000 shares of Class B Common Stock, respectively, for no consideration and the reserved shares for the Company's 1996 Equity Incentive Plan were increased by 180,000 shares of common stock.

     In May 1996, the Company issued 33,333 shares of Class A Common Stock to an employee in exchange for proprietary intellectual property, valued at $5,000 based on the price of other third party equity transactions during 1996.

     In October 1996, the Company issued 85,000 shares of Series A Preferred Stock for cash of $85,000.

     In March 1997, the Company issued 4,031,057 shares of Series C Convertible Preferred Stock (Series C Preferred Stock) for net cash proceeds of $6,447,860. Holders of the Series C Preferred Stock are entitled to receive noncumulative cash dividends at an annual rate of nine percent prior to the payment of any dividends to Series B and Series D Preferred Stock or Common Stockholders. Series C Preferred Stock is voting.

     In December 1997, the Company issued 1,228,654 shares of Series D Preferred Stock in connection with the acquisition of Opis Corporation (see Note 2). The Series D Preferred Stock does not bear dividends and is nonvoting.

     In June 1998, the Company issued 3,940,887 shares of Series E Convertible Preferred Stock (Series E Preferred Stock) for net cash proceeds of $15,945,985. Holders of the Series E Preferred Stock are entitled to receive noncumulative cash dividends at an annual rate of nine percent prior

                    SALESLOGIX CORPORATION AND SUBSIDIARIES

     (THE INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999 IS
                                   UNAUDITED)

8.  CAPITAL STOCK (CONTINUED)
to the payment of any dividends to Series B and Series D Preferred Stock or Common Stockholders. Series E Preferred Stock is voting.

     In July 1998, the Company repurchased 33,240 shares of Series B Preferred Stock and 1,650,506 shares of Class B Common Stock at its fair value of $2,500,000 in conjunction with the settlement of litigation involving the termination of an officer of the Company whereby both parties released their respective claims against each other.

     In December 1998, the Company issued an additional 615,764 shares of Series E Preferred Stock for net cash proceeds of $2,492,714.

     Each share of Series A, B, C, D and E Preferred Stock has a par value of $.001 per share and is convertible, at the option of the holder, into two-thirds of a share of Class A Common Stock (Class B Common Stock for the Series B Preferred Stockholders). All Series A, B, C, D and E Preferred Stock will automatically be converted upon a public offering of common stock meeting minimum price and proceeds criteria. Upon the conversion of the Class B Preferred Stock into Class B Common Stock, the Class B Common Stock automatically converts to Class A Common Stock.

     Upon the liquidation, dissolution, or winding up of the Company, the Series A, Series C and Series E Preferred Stockholders are entitled to receive, prior to and in preference to any distribution made to other stockholders, a liquidation preference equal to the $1.00, $1.61 and $4.06 per share issuance prices of the Series A, Series C and Series E Preferred Stocks, respectively, plus an amount equal to a cumulative annual return of nine percent on the original issuance prices. Should the distributable net assets of the Company exceed this amount, the Series D Preferred Stockholders are entitled to receive up to $3.21 per share. Should the distributable net assets of the Company exceed the aggregate preferences above, the Series A, Series C and Series E Preferred Stockholders are also entitled to receive a pro rata portion of such distribution calculated on an as if converted basis. Any remaining net assets will be distributed pro rata on an as if converted basis to the Series B Preferred and Common Stockholders, unless the Series B Preferred Stockholders would receive less than $700,000 in aggregate, in which case the Series B Preferred Stockholders would receive the entire remaining amount.

     On April 22, 1999, the Company agreed to sell to The Goldman Sachs Group, L.P. and two of its affiliates (Goldman Sachs) either common stock or newly created Series F Convertible Preferred Stock (Series F Preferred Stock) in a private placement transaction. The transaction will close on the earliest of (a) July 31, 1999, (b) the third business day following notice by the Company to Goldman Sachs, or (c) concurrent with the closing of the Company's initial public offering, in which case the Company will sell to Goldman Sachs $3,500,000 of common stock at a price per share equal to the initial public offering price less 3.5%. In the event that the initial public offering does not occur by July 31, 1999, Goldman Sachs will purchase 666,667 shares of the Company's Series F Preferred Stock at $9.00 per share. The terms of the transaction are subject to customary closing conditions, which include requirements that the Company and some stockholders execute and deliver documents, that the Company certify to no changes in representations and warranties, and that there have been no material adverse changes in the Company's business, prospects or financial condition, or in the capital structure or long term debt, with certain exceptions.

                    SALESLOGIX CORPORATION AND SUBSIDIARIES

     (THE INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999 IS
                                   UNAUDITED)

8.  CAPITAL STOCK (CONTINUED)
     A summary of the Series A, B, C, D and E Convertible Preferred Stock, is as follows:

                                                     DECEMBER 31,
                                               -------------------------     MARCH 31,
                                                  1997          1998           1999
                                               ----------    -----------    -----------
Series A Preferred Stock:
  Authorized shares..........................   4,650,000      4,650,000      4,650,000
  Issued and outstanding shares..............   4,585,000      4,585,000      4,585,000
  Liquidation value of shares................  $5,387,919    $ 5,800,569    $ 5,903,732
Series B Preferred Stock:
  Authorized shares..........................     700,000        700,000        700,000
  Issued and outstanding shares..............     700,000        666,760        666,760
  Liquidation value of shares................          --             --             --
Series C Preferred Stock:
  Authorized shares..........................   4,100,000      4,100,000      4,100,000
  Issued and outstanding shares..............   4,031,057      4,031,057      4,031,057
  Liquidation value of shares................  $6,930,077    $ 7,514,177    $ 7,660,202
Series D Preferred Stock:
  Authorized shares..........................   1,700,000      1,700,000      1,700,000
  Issued and outstanding shares..............   1,228,654      1,228,654      1,228,654
  Liquidation value of shares................          --             --             --
Series E Preferred Stock:
  Authorized shares..........................          --      4,750,000      4,750,000
  Issued and outstanding shares..............          --      4,556,651      4,556,651
  Liquidation value of shares................          --    $19,333,428    $19,749,648

     The Company has the following shares of Class A Common Stock reserved for future issuance with respect to issued common stock equivalents:

                                                              DECEMBER 31,    MARCH 31,
                                                                  1998           1999
                                                              ------------    ----------
Conversion of Preferred Stocks..............................   10,045,436     10,045,436
Conversion of Class B Common Stock..........................       72,827         72,827
Series A Preferred Stock warrants...........................       43,334         43,334
Series D Preferred Stock options............................       64,558         64,558
Series D Preferred Stock warrants...........................        6,667          6,667
1996 Equity Incentive Plan..................................    2,361,674      3,245,865
1998 Business Partner Stock Option Plan.....................      166,667        149,500
                                                               ----------     ----------
          Total.............................................   12,761,163     13,628,187
                                                               ==========     ==========

9.  STOCK OPTIONS

     The Company has elected to follow APB 25 in accounting for its employee stock options. Under APB 25, as long as the exercise price of the Company's employee stock options equals or

                    SALESLOGIX CORPORATION AND SUBSIDIARIES

     (THE INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999 IS
                                   UNAUDITED)

9.  STOCK OPTIONS (CONTINUED)

exceeds the fair value of the underlying stock on the date of the grant, no compensation expense is recognized. All of the Company's employee stock option grants have been made at fair value for accounting purposes with the exception of certain 1998 grants, the largest of which was a December 10, 1998 grant of 442,000 shares at $1.53 per share. Subsequent to the date of grant, the Company determined that the fair value for accounting purposes at the date of grant should have been $4.50 per share. This determination was based upon third party transactions subsequent to but near the date of grant. The Company also had additional grants at $1.53 from June to October 1998 for which the fair value for accounting purposes was determined to be higher by $0.97 to $1.97 per share. As a result, the Company recorded unearned compensation of $1,856,377 which is being amortized over the four-year vesting period of these options.


     During 1996, the Board of Directors authorized the implementation of an equity incentive plan for certain employees, directors, consultants and independent contractors. Under the plan, options to purchase stock of the Company will be granted to participants at an exercise price to be determined by the Board. Incentive stock options granted under the plan may be granted to employees only and may not have an exercise price less than the fair value of the stock as of the date of the grant. Incentive stock options have a term of ten years and vest over four years from the date of grant, with initial vesting on the one-year anniversary of the employee's hire date. On March 19, 1999, the Company increased the number of shares reserved for issuance under the plan from 3,366,666 to 4,500,000 which is expected to be effective upon shareholder approval anticipated in April 1999.

     Pro forma information regarding net loss and net loss per share is required by Statement 123, which also requires that the information be determined as if the Company has accounted for all its employee stock options grants under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a minimum value pricing model with the following weighted-average assumptions:

Expected life of the award...............................    4 years
Dividend yield...........................................  0 percent
Risk-free interest rate..................................  5 percent

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:


                                                          YEAR ENDED DECEMBER 31,
                                                 -----------------------------------------
                                                    1996           1997           1998
                                                    ----           ----           ----
Net loss as reported...........................  $(3,348,874)   $(5,139,982)   $(6,638,875)
Pro forma Statement 123 expense................       (6,438)       (16,336)       (39,672)
APB 25 expense recognized......................           --             --         65,019
                                                 -----------    -----------    -----------
Statement 123 Pro forma net loss...............  $(3,355,312)   $(5,156,318)   $(6,613,528)
                                                 ===========    ===========    ===========
Statement 123 Pro forma basic and diluted net
  loss per share...............................  $      (.87)   $     (1.31)   $     (1.75)
                                                 ===========    ===========    ===========
Statement 123 Pro forma basic and diluted net
  loss per share, assuming conversion of
  preferred stock..............................                                $     (0.54)
                                                                               ===========

                    SALESLOGIX CORPORATION AND SUBSIDIARIES

     (THE INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999 IS
                                   UNAUDITED)

9.  STOCK OPTIONS (CONTINUED)
     Option activity under the equity incentive plan is as follows:

                                                                                WEIGHTED
                                                                                AVERAGE
                                                                    EXERCISE    EXERCISE
                                                       SHARES         PRICE      PRICE
                                                      ---------    -----------  --------
Outstanding at January 1, 1996......................         --                     --
Granted.............................................  1,734,501    $  0.15       $0.15
Exercised...........................................         --                     --
Expired or canceled.................................    (26,667)      0.15        0.15
                                                      ---------    -----------   -----
Outstanding at December 31, 1996....................  1,707,834       0.15        0.15
Granted.............................................    469,171     0.20-0.48     0.33
Exercised...........................................    (16,062)      0.15        0.15
Expired or canceled.................................    (54,086)    0.15-0.24     0.18
                                                      ---------    -----------   -----
Outstanding at December 31, 1997....................  2,106,857     0.15-0.48     0.19
Granted.............................................    911,171     0.60-1.53     1.37
Exercised...........................................   (988,930)    0.15-0.48     0.15
Expired or canceled.................................   (374,752)    0.15-1.53     0.50
                                                      ---------    -----------   -----
Outstanding at December 31, 1998....................  1,654,346     0.15-1.53     0.80
Granted.............................................    109,000       9.00        9.00
Exercised...........................................   (249,143)    0.15-0.60     0.18
Expired or canceled.................................    (20,333)    0.24-1.53     1.26
                                                      ---------    -----------   -----
Outstanding at March 31, 1999.......................  1,493,870    $0.15-9.00    $1.50
                                                      =========    ===========   =====
Exercisable at March 31, 1999.......................    103,758                  $0.31
                                                      =========                  =====

     The weighted average fair value of options granted in 1996, 1997 and 1998 was $0.03, $0.06 and $0.24, respectively. The weighted average remaining contractual life at December 31, 1998 was approximately 3.2 years.

     At December 31, 1998, a warrant for the purchase of 65,000 shares of Series A Preferred Stock is outstanding. The warrant issued in 1996 to facilitate a leasing transaction, is exercisable at $1.00 per share and may be exercised on a net basis. The warrant expires ten years from the date of grant. In addition, options to purchase 96,836 shares of Series D Preferred Stock, issued in connection with the Opis acquisition in 1997, are outstanding (see Note 2). The options are exercisable at $.8515 per share and expire ten years from the date of grant. Also in connection with the Opis acquisition, the Company issued warrants to purchase 10,000 shares of Series D Preferred to the commercial bank providing the acquisition financing. The warrants are exercisable at $3.21 per share and expire five years from the date of grant.

     The Company has a stock option grant program for its resellers (Business Partners) entitled the 1998 Business Partner Stock Option Plan (Business Partner
Plan). Under the plan, options to purchase Class A Common Stock are issued to Business Partners who meet certain minimum sales levels and certain other performance standards. The Company has reserved 150,000 shares of Class A Common Stock for issuance under the Plan. The options are granted at an exercise price equal to the fair value of the Class A Common Stock at the date of grant. Actual grants are typically made at the first meeting of the Company's Board of Directors subsequent to each year-

                    SALESLOGIX CORPORATION AND SUBSIDIARIES

     (THE INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999 IS
                                   UNAUDITED)

9.  STOCK OPTIONS (CONTINUED)
end. As the Business Partners are not employees of the Company, expense is recognized at the time the shares become issuable based upon the minimum value pricing model. At December 31, 1998, the Company had issued and exercisable stock options under the Business Partner Plan as follows:

                                                                            WEIGHTED
                                                                            AVERAGE
                                                                EXERCISE    EXERCISE
PERFORMANCE YEAR                                      SHARES     PRICE       PRICE
----------------                                      ------    --------    --------
1997................................................  63,000     $0.60       $0.60
1998................................................  24,503      9.00        9.00
                                                      ------                 -----
                                                      87,503                 $2.95
                                                      ======                 =====

10.  EMPLOYEE STOCK PURCHASE PLAN

     On March 19, 1999, the Company's Board of Directors adopted an employee stock purchase plan. The plan is subject to shareholder approval. The Company presently authorized 300,000 shares of Common Stock for issuance under the plan plus an automatic annual increase, to be added on the first day of each fiscal year beginning in 2000. The Company's Board of Directors also approved the establishment of a directors stock option plan whereby 200,000 shares of common stock would be authorized for issuance. Such plan is subject to shareholder approval and is expected to become effective concurrent with the completion of the Company's proposed initial public offering.

11.  CONTINGENCIES

     The Company may, from time to time, become party to legal proceedings. Based upon advice from outside legal counsel, management is of the opinion that the Company is not involved in any litigation at December 31, 1998.

12.  SEGMENT INFORMATION

     The Company operates as a single business segment and licenses and markets its products through direct and indirect channels in the United States, Canada, Europe and Asia-Pacific. Information regarding revenues in different geographic regions is as follows:

                                                                    THREE MONTHS ENDED
                                 YEAR ENDED DECEMBER 31,                 MARCH 31,
                          -------------------------------------   -----------------------
                             1996         1997         1998          1998         1999
                          ----------   ----------   -----------   ----------   ----------
United States...........  $       --   $4,642,031   $14,204,640   $3,101,026   $5,421,788
International...........          --      136,779     1,437,971       61,085      879,970
                          ----------   ----------   -----------   ----------   ----------
Total revenues..........  $       --   $4,778,810   $15,642,611   $3,162,111   $6,301,758
                          ==========   ==========   ===========   ==========   ==========

                    SALESLOGIX CORPORATION AND SUBSIDIARIES

     (THE INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999 IS
                                   UNAUDITED)

13.  INCOME TAXES

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred income taxes are as follows:

                                                       1997           1998
                                                    -----------    -----------
Deferred tax assets:
  Net operating loss carryforwards
     Company......................................  $ 2,629,000    $ 4,720,000
     Opis.........................................      600,000        600,000
  Other...........................................      999,000        880,000
                                                    -----------    -----------
                                                      4,228,000      6,200,000
  Less valuation reserve..........................   (3,700,000)    (6,200,000)
                                                    -----------    -----------
Net deferred tax assets...........................      528,000             --
Deferred tax liabilities..........................     (528,000)            --
                                                    -----------    -----------
Net deferred taxes................................  $        --    $        --
                                                    ===========    ===========

     The valuation allowance increased by $1,900,000 and $2,500,000 at December 31, 1997 and 1998, respectively, due to the respective periods' losses. The Company has fully reserved for its deferred tax assets due to the uncertainty of recovery from future operations. The Company has no income tax expense or benefit and therefore tax expense differs from the federal statutory rate by the amount of such rate. The reason for such difference is an increase in valuation reserves provided for deferred tax assets.

     At December 31, 1998 the Company has net operating loss carryforwards for federal income tax purposes of $13,300,000 which begin to expire in 2011, to the extent not previously utilized. Approximately $1,500,000 of the net operating loss is attributable to the Company's acquisition of Opis. These losses are limited for tax purposes under both the separate return limitation year rules and Internal Revenue Code section 382 which limit the annual utilization of net operating losses.

14.  BENEFIT PLANS

     The Company has a 401(k) Retirement Savings Plan (Plan) covering substantially all employees. Under terms of the Plan, employees may make voluntary contributions, subject to Internal Revenue Service limitations. The Company may make discretionary annual contributions to the Plan. However, no contributions were made during 1996, 1997 or 1998.

15.  PROPOSED INITIAL PUBLIC OFFERING

     On March 19, 1999, the Company's Board of Directors authorized the Company to file a Registration Statement with the Securities and Exchange Commission to sell shares of its common stock in an underwritten initial public offering. The Company's Board of Directors, subject to shareholder approval, also approved a change in the articles of incorporation which eliminates the separate classes of common stock, changes the number of authorized shares of undesignated preferred stock to 20,000,000 shares and changes the number of authorized shares of common stock to 50,000,000. These changes are expected to become effective concurrent with the closing of the initial public offering.

                    SALESLOGIX CORPORATION AND SUBSIDIARIES

     (THE INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999 IS
                                   UNAUDITED)

     In conjunction with the proposed initial public offering, the Board of Directors and the shareholders authorized a two-for-three reverse split of its Class A and Class B Common Stock which became effective on March 23, 1999. The accompanying consolidated financial statements have been adjusted retroactively to reflect the reverse split. The conversion ratios of the respective series of convertible preferred stock were automatically adjusted to reflect the reverse split.

     If the initial public offering is consummated under terms presently anticipated, all of the currently outstanding preferred stock will automatically convert into two-thirds of a share of common stock and the Class B Common Stock will automatically convert into one share of Common Stock. Unaudited pro forma stockholders' equity as adjusted for the assumed conversion of the Preferred Stock and Class B Common Stock is set forth in the accompanying balance sheet.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors
Opis Corporation

     We have audited the accompanying balance sheet of Opis Corporation as of October 31, 1997 and the related statements of operations, statement of stockholders' deficit and cash flows for the fiscal year ended October 31, 1997 and the statements of operations and cash flows for the period from November 1, 1997 through December 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Opis Corporation at October 31, 1997 and the results of its operations and its cash flows for the fiscal year ended October 31, 1997 and for the period from November 1, 1997 through December 30, 1997, in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP

Phoenix, Arizona
January 22, 1999

                                OPIS CORPORATION

                                 BALANCE SHEET
                                OCTOBER 31, 1997

                                 ASSETS
Current assets:
  Cash......................................................  $   402,852
  Accounts receivable, less allowance of $50,000............      275,831
  Inventories...............................................       13,563
  Prepaid expenses and other................................        4,986
                                                              -----------
Total current assets........................................      697,232
Property and equipment, at cost:
  Computer equipment and software...........................      268,752
  Office equipment and furniture............................       75,166
                                                              -----------
                                                                  343,918
  Less accumulated depreciation.............................      227,239
                                                              -----------
                                                                  116,679
Other assets:
  Deferred licensing costs, less amortization of $116,702...       17,846
  Software development costs, less amortization of
     $27,261................................................      109,129
  Deferred financing costs, less amortization of $5,313.....       21,349
                                                              -----------
Total assets................................................  $   962,235
                                                              ===========
                  LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable..........................................  $   419,840
  Accrued expenses..........................................       40,646
  Deferred revenue..........................................      305,320
  Current portion of long-term debt.........................      575,107
                                                              -----------
Total current liabilities...................................    1,340,913
Long-term debt, less current portion........................      630,049
Commitments and contingencies
Stockholders' deficit:
  Convertible preferred stock, no par or stated value;
     1,000,000 shares authorized; 47,770 shares issued and
     outstanding............................................      150,000
  Common stock, no par or stated value; 1,000,000 shares
     authorized; 483,595 shares issued and outstanding......      284,811
  Accumulated deficit.......................................   (1,443,538)
                                                              -----------
Total stockholders' deficit.................................   (1,008,727)
                                                              -----------
Total liabilities and stockholders' deficit.................  $   962,235
                                                              ===========

                            See accompanying notes.

                                OPIS CORPORATION

                            STATEMENTS OF OPERATIONS

                                                                               PERIOD FROM
                                                                 FISCAL        NOVEMBER 1,
                                                               YEAR ENDED      1997 THROUGH
                                                              OCTOBER 31,      DECEMBER 30,
                                                                  1997             1997
                                                              -----------      ------------
Net revenues:
  Licenses..................................................   $1,310,703       $ 119,388
  Services..................................................      674,520          80,174
                                                               ----------       ---------
     Total net revenues.....................................    1,985,223         199,562
Costs of revenues:
  Licenses..................................................      138,077          14,431
  Services..................................................      108,043          11,594
                                                               ----------       ---------
     Total costs of revenues................................      246,120          26,025
                                                               ----------       ---------
Gross profit................................................    1,739,103         173,537
Operating expenses:
  Sales and marketing.......................................    1,108,704         159,368
  Research and development..................................      579,989         134,846
  General and administrative................................      398,432         193,367
                                                               ----------       ---------
     Total operating expenses...............................    2,087,125         487,581
                                                               ----------       ---------
Loss from operations........................................     (348,022)       (314,044)
Other income (expense):
  Interest income...........................................        1,314             306
  Interest expense..........................................      (79,118)         (7,383)
  Other income..............................................        4,012           2,818
                                                               ----------       ---------
Loss before provision for income taxes......................     (421,814)       (318,303)
Provision for income taxes..................................           --              --
                                                               ----------       ---------
Net loss....................................................   $ (421,814)      $(318,303)
                                                               ==========       =========

                            See accompanying notes.

                                OPIS CORPORATION

                       STATEMENT OF STOCKHOLDERS' DEFICIT

                                   CONVERTIBLE
                                 PREFERRED STOCK          COMMON STOCK
                               --------------------   --------------------
                                NUMBER                 NUMBER
                                  OF                     OF                  ACCUMULATED
                                SHARES      AMOUNT     SHARES      AMOUNT      DEFICIT        TOTAL
                               ---------   --------   ---------   --------   -----------   -----------
Balance at October 31,
  1996.......................       --     $     --    469,620    $265,376   $(1,021,724)  $  (756,348)
  Preferred stock issued.....   47,770      150,000         --          --            --       150,000
  Net loss...................       --           --         --          --      (421,814)     (421,814)
  Stock issued as
     compensation............       --           --     13,975      19,435            --        19,435
                                ------     --------    -------    --------   -----------   -----------
Balance at October 31,
  1997.......................   47,770     $150,000    483,595    $284,811   $(1,443,538)  $(1,008,727)
                                ======     ========    =======    ========   ===========   ===========

                            See accompanying notes.

                                OPIS CORPORATION

                            STATEMENTS OF CASH FLOWS

                                                                             PERIOD FROM
                                                                FISCAL       NOVEMBER 1,
                                                              YEAR ENDED     1997 THROUGH
                                                              OCTOBER 31,    DECEMBER 30,
                                                                 1997            1997
                                                              -----------    ------------
OPERATING ACTIVITIES
Net loss....................................................   $(421,814)     $(318,303)
Adjustments to reconcile net loss to net cash provided by
  (used in) operating activities:
  Depreciation and amortization.............................     204,478         24,143
  Non-cash equity compensation..............................      19,435         45,530
  Amortization of deferred licensing costs..................      20,900          8,000
  Changes in operating assets and liabilities:
     Accounts receivable....................................    (122,834)       104,691
     Inventories............................................      14,708           (482)
     Prepaid expenses and other current assets..............      10,472          2,392
     Accounts payable.......................................      81,351         49,820
     Accrued expenses.......................................        (869)       194,567
     Deferred revenue.......................................      25,205        (15,079)
                                                               ---------      ---------
Net cash provided by (used in) operating activities.........    (168,968)        95,279

INVESTING ACTIVITIES
Purchases of property and equipment.........................     (44,414)            --
                                                               ---------      ---------
Net cash used in investing activities.......................     (44,414)            --

FINANCING ACTIVITIES
Proceeds from long-term debt................................     553,888             --
Payments on long-term debt..................................     (82,589)      (416,287)
Payments for deferred financing costs.......................     (11,000)            --
Issuance of preferred stock.................................     150,000             --
Proceeds from exercise of common stock options..............          --        160,327
                                                               ---------      ---------
Net cash provided by (used in) financing activities.........     610,299       (255,960)
                                                               ---------      ---------
Net increase (decrease) in cash.............................     396,917       (160,681)
Cash at beginning of period.................................       5,935        402,852
                                                               ---------      ---------
Cash at end of period.......................................   $ 402,852      $ 242,171
                                                               =========      =========

SUPPLEMENTAL DISCLOSURES
Cash paid for interest......................................   $  79,118      $   8,142
Noncash operating and investing activities--accounts payable relating to:
  Deferred licensing costs..................................   $  52,678      $      --

                            See accompanying notes.

                                OPIS CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
                                OCTOBER 31, 1997

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS AND ORGANIZATION

     Opis Corporation (the Company), develops and markets customer request tracking and resolution software for customer support centers and corporate help desks. The Company also provides customer support, training and consulting services related to its software products. Customers include companies in the United States and resellers in Australia, Ireland, The Netherlands, Singapore, South Africa and the United Kingdom.

     Subsequent to year-end, the Company was acquired by SalesLogix Corporation (see Note 7).

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

ACCOUNTS RECEIVABLE

     Concentrations of credit risk with respect to accounts receivables are limited due to the number of customers and their geographic dispersion. The Company performs initial and periodic credit evaluations of its customers and generally does not require collateral.

INVENTORIES

     Inventories are stated at the lower of first-in, first-out (FIFO) cost or market.

DEPRECIATION

     Depreciation of property and equipment is provided using straight-line and accelerated methods over the estimated useful lives of the assets.

DEFERRED FINANCING COSTS

     Deferred financing costs are amortized over the related loan term.

DEFERRED LICENSING COSTS

     Deferred licensing costs consist of sublicense fee payments made at the inception of various license/royalty agreements and are amortized over the terms of the agreements (ranging from 2 to 3 years) based on related unit sales. In addition, under these agreements the Company pays ongoing royalties based on unit sales or a percentage of net sales.

SOFTWARE DEVELOPMENT COSTS

     The Company capitalizes software development costs in accordance with the Financial Accounting Standards Board Statement of Financial Accounting Standards
(SFAS) No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed." The capitalization of costs begins when a product's technological feasibility has been established and ends when the product is available for general release to customers. The Company amortizes these

                                OPIS CORPORATION

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) costs over the estimated economic life of the product. Amortization expense recorded in 1997 was $27,670.

REVENUE RECOGNITION AND DEFERRED REVENUE

     Revenue from sales of software licenses is recognized upon delivery of the software product to the customer and satisfaction of significant related obligations, if any, in accordance with American Institute of Certified Public Accountants' Statement of Position 91-1, which was effective for all periods presented. Revenue from customer support is defined and recognized over the period the customer support services are provided other service revenues are recognized as services are performed.

ADVERTISING

     The Company expenses advertising costs as incurred. Advertising expense was approximately $104,000 in 1997.

INCOME TAXES

     The Company uses the liability method of accounting for income taxes. Under this method, deferred income tax assets and liabilities are determined based on the difference between financial reporting and income tax bases of assets and liabilities using the enacted marginal tax rates. Deferred income tax expenses or credits are based on changes in the asset or liability from period to period. The temporary differences result primarily from certain reserves and accruals.

STOCK-BASED COMPENSATION

     The Company accounts for employee stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations, in accounting for its employee stock options rather than the alternative fair value accounting allowed by SFAS No. 123 "Accounting for Stock Based Compensation" (Statement 123). APB 25 provides that compensation expense relative to the Company's employee stock options is measured based on the intrinsic value of the stock option.

2.  LONG-TERM DEBT

     Long-term debt consisted of the following:

Note payable to bank, due in monthly installments of $4,751
  including interest at prime plus 1.5 percent (10 percent
  at October 31, 1997), through March 18, 2001,
  collateralized by a senior security interest in
  substantially all assets of the Company, a life insurance
  policy and personally guaranteed by the majority
  stockholder...............................................  $  179,062
Note payable to bank, due in monthly installments of $7,870
  including interest at prime plus 1.5 percent (10 percent
  at October 31, 1997), through January 23, 2003,
  collateralized by substantially all assets of the Company, a life insurance policy and personally guaranteed by the
  majority stockholder and a limited guaranty by another
  stockholder...............................................     400,201
Note payable to investor, due on demand.....................     400,000

                                OPIS CORPORATION

2.  LONG-TERM DEBT (CONTINUED)

Note payable to Mid-Iowa Development Fund, due in monthly
  installments of $3,600 including interest at 6 percent
  through April 10, 2000, personally guaranteed by the
  majority stockholder......................................     100,000
Note payable to State of Iowa, bearing no interest and due
  in monthly installments of $1,083 through September 15,
  2001, collateralized by certain property and personally
  guaranteed by the majority stockholder....................      58,288
Note payable to City of Des Moines, due in annual
  installments of $14,193 including interest at 3 percent
  through April 1, 2001, collateralized by substantially all assets of the Company and personally guaranteed by the
  majority stockholder......................................      65,000
Note payable to bank, due in monthly installments of $61
  including interest at the bank's base rate plus 2.4
  percent (10.9 percent at October 31, 1997) through April
  1, 2002...................................................       2,605
                                                              ----------
                                                               1,205,156
Less amounts due within one year............................     575,107
                                                              ----------
Long-term debt, less current portion........................  $  630,049
                                                              ==========

     Aggregate future maturities of long-term debt are as follows:

1998...................................................    $  575,107
1999...................................................       154,614
2000...................................................       196,513
2001...................................................       122,859
2002...................................................        77,852
Thereafter.............................................        78,211
                                                           ----------
                                                           $1,205,156
                                                           ==========

3.  COMMITMENTS AND CONTINGENCIES

     The Company leases office space, vehicles and other equipment under operating leases expiring at various times through May 2000. Rental expense for all operating leases was approximately $44,000 in 1997.

     At October 31, 1997, the Company's approximate future minimum lease commitments under operating leases are as follows:

1998....................................................    $ 43,000
1999....................................................      39,000
2000....................................................      22,000
                                                            --------
                                                            $104,000
                                                            ========

4.  EMPLOYEE BENEFIT PLAN

     All employees who have attained the age of twenty and have completed two years of service are eligible for the Company's 401(k) profit sharing plan. Employee contributions are limited to

                                OPIS CORPORATION

4.  EMPLOYEE BENEFIT PLAN (CONTINUED)
20 percent of compensation and subject to other IRS limitations. Discretionary company contributions to the plan may be made annually. Plan expense for 1997 was not material.

5.  INCOME TAXES

     At October 31, 1997, the Company had net operating loss (NOL) carryforwards for income tax purposes of approximately $1,200,000 which begin to expire in 2009, to the extent not previously utilized. In addition the NOL could be limited based upon changes in control that have already occurred, or may occur in the future (see Note 7).

     The components of the Company's deferred income taxes are as follows:

Deferred tax assets:
  Net operating loss carryforward...........................    $ 480,000
  Other nondeductible reserves..............................       20,000
                                                                ---------
                                                                  500,000
  Less valuation reserve....................................     (456,000)
                                                                ---------
  Net deferred tax assets...................................       44,000
Deferred tax liabilities:
  Software development costs................................      (44,000)
                                                                ---------
Net deferred taxes..........................................    $      --
                                                                =========

     The Company's valuation reserve changed by $219,000 principally due to the fiscal year ended October 31, 1997 losses. The Company has fully reserved for its net deferred tax assets due to the uncertainty of recovery from future operations.

     The Company has no income tax expense or benefit and therefore tax expense differs from the federal statutory rate by the amount of such rate. The reason for such difference is an increase in valuation reserves provided for deferred tax assets.

6.  STOCKHOLDERS' DEFICIT

     In December 1996, the Company authorized 1,000,000 shares of a new class of convertible preferred stock and issued 47,770 shares for cash consideration of $150,000. Each share of preferred stock is convertible into one share of common stock. The convertible preferred stock provides for cumulative dividends at the rate of 5 percent payable annually.

     The Company has certain stock compensation arrangements pursuant to which key employees may be granted common stock or options to acquire common stock in lieu of compensation or bonus. Stock granted is at the discretion of the Board of Directors and is restricted for transferability whereby the Company and/or other stockholders have the first right of refusal to purchase stock before it is sold to an outside investor.

     Stock issued for compensation is recorded at its estimated fair market value as determined by management and/or the Board of Directors. During 1997, a total of 13,975 shares were issued resulting in compensation expense of $19,435.

     Under Statement 123, certain pro forma information is required as if the Company had accounted for the stock-based compensation under the alternative fair value method of Statement 123. Pro forma stock compensation expense and net loss for the fiscal year ended October 31, 1997 were not materially different from amounts as reported.

                                OPIS CORPORATION

7.  SUBSEQUENT EVENTS

     On December 30, 1997, the Company was merged into a newly formed subsidiary of SalesLogix Corporation. The Company engaged a third-party to provide assistance with locating a buyer and paid approximately $90,000 in December 1997 in connection with the service provided. This amount has been included in general and administrative expenses for the period from November 1, 1997 through December 30, 1997.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors
Enact Incorporated

     We have audited the accompanying balance sheets of Enact Incorporated as of December 31, 1997 and 1998 and the related statements of operations, redeemable convertible common stock and warrants and stockholders' deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Enact Incorporated at December 31, 1997 and 1998 and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

     As discussed in Note 9 to the financial statements, the Company's recurring losses, decreasing revenues and net capital deficiency raise substantial doubt about its ability to continue as a going concern. Management's plans as to these matters are described in Note 9. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          /s/ ERNST & YOUNG LLP
Columbus, Ohio
March 15, 1999, except for Note 10
  as to which the date is
  April 30, 1999

                               ENACT INCORPORATED

                                 BALANCE SHEETS

                                                           DECEMBER 31,
                                                    --------------------------     MARCH 31,
                                                       1997           1998           1999
                                                    -----------    -----------    -----------
                                                                                  (UNAUDITED)
                                           ASSETS
Current assets:
  Cash and cash equivalents.......................  $   311,595    $    50,181    $        --
  Accounts receivable.............................       19,200         43,520        163,195
  Prepaid rent....................................        4,318             --             --
                                                    -----------    -----------    -----------
Total current assets..............................      335,113         93,701        163,195
Property and equipment, net.......................      101,654        118,227        101,492
Other assets......................................        4,594             --             --
                                                    -----------    -----------    -----------
                                                    $   441,361    $   211,928    $   264,687
                                                    ===========    ===========    ===========

   LIABILITIES, REDEEMABLE CONVERTIBLE COMMON STOCK AND WARRANTS AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable................................  $    20,361    $    99,991    $   173,724
  Accrued expenses................................        5,239         24,410         44,463
  Deferred revenue................................       44,750        122,743        437,662
  Billings in excess of costs incurred on
     contracts....................................           --             --         83,000
  Note payable to stockholders....................           --        150,000        116,667
                                                    -----------    -----------    -----------
Total current liabilities.........................       70,350        397,144        855,516
Class B redeemable convertible common stock -- no
  par value; 20,000 shares authorized; 15,000
  shares issued and outstanding...................    1,460,783      1,472,255      1,475,123
Class C redeemable convertible common stock -- no
  par value; 7,500 shares authorized, issued and
  outstanding.....................................           --        676,269        685,169
Warrants for Class B redeemable convertible common
  stock...........................................       25,000         65,000         65,000
Stockholders' deficit:
  Class A common stock -- no par value; 132,500
     shares authorized; 50,000 shares issued and
     outstanding..................................       58,555         58,555         58,555
  Accumulated deficit.............................   (1,173,327)    (2,457,295)    (2,874,676)
                                                    -----------    -----------    -----------
          Total stockholders' deficit.............   (1,114,772)    (2,398,740)    (2,816,121)
                                                    -----------    -----------    -----------
                                                    $   441,361    $   211,928    $   264,687
                                                    ===========    ===========    ===========

                            See accompanying notes.

                               ENACT INCORPORATED

                            STATEMENTS OF OPERATIONS

                                                  YEAR ENDED              THREE MONTHS ENDED
                                                 DECEMBER 31,                 MARCH 31,
                                           ------------------------    ------------------------
                                             1997          1998           1998          1999
                                           ---------    -----------    -----------    ---------
                                                                             (UNAUDITED)
Net revenues:
  Licenses...............................  $ 133,000    $   224,175    $    91,000    $      --
  Services...............................    388,033        339,660         95,160       83,451
                                           ---------    -----------    -----------    ---------
          Total net revenues.............    521,033        563,835        186,160       83,451
Costs of revenues:
  Licenses...............................      2,660          4,484          1,820           --
  Services...............................    192,789        322,202         45,241      119,884
                                           ---------    -----------    -----------    ---------
          Total costs of revenues........    195,449        326,686         47,061      119,884
                                           ---------    -----------    -----------    ---------
Gross profit (loss)......................    325,584        237,149        139,099      (36,433)
Operating expenses:
  Sales and marketing....................    168,200        748,565         82,542      216,711
  Product development....................    344,304        406,985        108,797       78,636
  General and administrative.............    337,954        361,843         85,278       73,833
                                           ---------    -----------    -----------    ---------
          Total operating expenses.......    850,458      1,517,393        276,617      369,180
                                           ---------    -----------    -----------    ---------
Loss from operations.....................   (524,874)    (1,280,244)      (137,518)    (405,613)
Other income (expense):
  Interest income........................     23,147          2,896             --           --
  Interest expense.......................         --         (2,347)            --           --
                                           ---------    -----------    -----------    ---------
Loss before provision for income taxes...   (501,727)    (1,279,695)      (137,518)    (405,613)
Provision for income taxes...............         --             --             --           --
                                           ---------    -----------    -----------    ---------
Net loss.................................  $(501,727)   $(1,279,695)   $  (137,518)   $(405,613)
                                           =========    ===========    ===========    =========

                            See accompanying notes.

                               ENACT INCORPORATED

STATEMENTS OF REDEEMABLE CONVERTIBLE COMMON STOCK AND WARRANTS AND STOCKHOLDERS'
                                    DEFICIT

                                 CLASS B                 CLASS C           WARRANTS FOR CLASS B    STOCKHOLDERS' DEFICIT
                                REDEEMABLE              REDEEMABLE              REDEEMABLE         -------------------
                               CONVERTIBLE             CONVERTIBLE          CONVERTIBLE COMMON           CLASS A
                               COMMON STOCK            COMMON STOCK               STOCK               COMMON STOCK
                          ----------------------   --------------------   ----------------------   -------------------
                           NUMBER                   NUMBER                  NUMBER                  NUMBER
                          OF SHARES     AMOUNT     OF SHARES    AMOUNT    OF WARRANTS    AMOUNT    OF SHARES   AMOUNT
                          ---------   ----------   ---------   --------   -----------   --------   ---------   -------
Balance at January 1,
  1997..................   15,000     $1,449,311        --     $     --      3,421      $ 25,000    50,000     $58,555
  Accretion to
    redemption value....       --         11,472        --           --         --            --        --         --
  Net loss..............       --             --        --           --         --            --        --         --
                           ------     ----------     -----     --------     ------      --------    ------     -------
Balance at December 31,
  1997..................   15,000      1,460,783        --           --      3,421        25,000        --     58,555
  Expiration of
    warrants............       --             --        --           --     (3,421)      (25,000)       --         --
  Issuance of Class C
    redeemable
    convertible common
    stock...............       --             --     7,500      658,468         --            --        --         --
  Issuance of
    warrants............       --             --        --           --      3,816        65,000        --         --
  Accretion to
    redemption value....       --         11,472        --       17,801         --            --        --         --
  Net loss..............       --             --        --           --         --            --        --         --
                           ------     ----------     -----     --------     ------      --------    ------     -------
Balance at December 31,
  1998..................   15,000      1,472,255     7,500      676,269      3,816        65,000    50,000     58,555
Accretion to redemption
  value (unaudited).....       --          2,868        --        8,900         --            --        --         --
Net loss (unaudited)....       --             --        --           --         --            --        --         --
                           ------     ----------     -----     --------     ------      --------    ------     -------
Balance at March 31,
  1999 (unaudited)......   15,000     $1,475,123     7,500     $685,169      3,816      $ 65,000    50,000     $58,555
                           ======     ==========     =====     ========     ======      ========    ======     =======

                          STOCKHOLDERS' DEFICIT
                          -------------------------

                          ACCUMULATED
                            DEFICIT        TOTAL
                          -----------   -----------
Balance at January 1,
  1997..................  $ (660,128)   $  (601,573)
  Accretion to
    redemption value....     (11,472)       (11,472)
  Net loss..............    (501,727)      (501,727)
                          -----------   -----------
Balance at December 31,
  1997..................  (1,173,327)    (1,114,772)
  Expiration of
    warrants............      25,000         25,000
  Issuance of Class C
    redeemable
    convertible common
    stock...............          --             --
  Issuance of
    warrants............          --             --
  Accretion to
    redemption value....     (29,273)       (29,273)
  Net loss..............  (1,279,695)    (1,279,695)
                          -----------   -----------
Balance at December 31,
  1998..................  (2,457,295)    (2,398,740)
Accretion to redemption
  value (unaudited).....     (11,768)       (11,768)
Net loss (unaudited)....    (405,613)      (405,613)
                          -----------   -----------
Balance at March 31,
  1999 (unaudited)......  $(2,874,676)  $(2,816,121)
                          ===========   ===========

                            See accompanying notes.

                               ENACT INCORPORATED

                            STATEMENTS OF CASH FLOWS

                                                   YEAR ENDED             THREE MONTHS ENDED
                                                  DECEMBER 31,                MARCH 31,
                                            ------------------------    ----------------------
                                              1997          1998          1998         1999
                                            ---------    -----------    ---------    ---------
                                                                             (UNAUDITED)
OPERATING ACTIVITIES
Net loss..................................  $(501,727)   $(1,279,695)   $(137,518)   $(405,613)
Adjustments to reconcile net loss to net
  cash used in operating activities:
  Depreciation and amortization...........     63,147         81,346       15,993       16,735
  Provision for bad debts.................         --         20,015           --           --
  Changes in operating assets and
     liabilities:
     Accounts receivable..................    (19,200)       (44,335)     (18,313)    (119,675)
     Prepaid rent.........................     (4,153)         4,318           --           --
     Accounts payable and accrued
       expenses...........................      5,961         98,801       (6,576)      93,786
     Deferred revenue.....................     44,750         77,993      (17,250)     314,919
     Billings in excess of costs..........         --             --           --       83,000
                                            ---------    -----------    ---------    ---------
Net cash used in operating activities.....   (411,222)    (1,041,557)    (163,664)     (16,848)

INVESTING ACTIVITIES
Net purchases of property and equipment...    (40,258)       (93,325)     (12,564)          --
                                            ---------    -----------    ---------    ---------
Net cash used in investing activities.....    (40,258)       (93,325)     (12,564)          --

FINANCING ACTIVITIES
Proceeds from (repayments of) note payable
  to stockholders.........................         --        150,000           --      (33,333)
Issuance of Class C redeemable convertible
  common stock............................         --        723,468           --           --
                                            ---------    -----------    ---------    ---------
Net cash provided by (used in) financing
  activities..............................         --        873,468           --      (33,333)
                                            ---------    -----------    ---------    ---------
Net decrease in cash and cash
  equivalents.............................   (451,480)      (261,414)    (176,228)     (50,181)
Cash and cash equivalents at beginning of
  period..................................    763,075        311,595      311,595       50,181
                                            ---------    -----------    ---------    ---------
Cash and cash equivalents at end of
  period..................................  $ 311,595    $    50,181    $ 135,367    $      --
                                            =========    ===========    =========    =========

                            See accompanying notes.

                               ENACT INCORPORATED

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1998
     (THE INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999 IS
                                   UNAUDITED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS AND ORGANIZATION

     Enact Incorporated (the Company) is an Ohio company that provides sales configuration software for managing product catalogs and marketing encyclopedias and generating proposals, quotes and orders. The Company markets its products to sales, distribution and resale organizations.

INTERIM FINANCIAL INFORMATION

     The financial statements for the three months ended March 31, 1998 and 1999 are unaudited but include all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair presentation of financial position and results of operations. Operating results for the three months ended March 31, 1999 are not necessarily indicative of the results that may be expected for any future periods.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CONCENTRATION OF CREDIT RISK AND MAJOR CUSTOMERS

     Financial instruments that potentially subject the Company to a concentration of credit risk consist principally of accounts receivable. The Company's accounts receivable at December 31, 1997 and 1998 consisted entirely of amounts due from one customer. In 1997, one customer represented 87 percent of total revenues. In 1998, four individual customers represented 40 percent, 22 percent, 20 percent and 14 percent of total revenues.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation of property and equipment is provided using the straight-line method over the estimated useful lives of the assets, which is three years for computer equipment, office furniture and purchased software.

SOFTWARE DEVELOPMENT COSTS

     Software development costs are expensed when incurred. Financial accounting standards provide for the capitalization of certain software development costs after technological feasibility of the software is established. Under the Company's current practice of developing new products and enhancements, the technological feasibility of the underlying software is not established until substantially all product development is complete, including the development of a working model.

REVENUE RECOGNITION

     As of January 1, 1998, the Company adopted American Institute of Certified Public Accountants' Statement of Position 97-2, "Software Revenue
Recognition"(SOP 97-2), as amended by SOP 98-4 which was effective for transactions that the Company entered into in 1998. Prior years were not restated. The adoption of SOP 97-2 had no effect on the revenues or earnings for

                               ENACT INCORPORATED

     (THE INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999 IS
                                   UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) the period. The Company recognizes software license revenue when an executed license agreement, unconditional purchase order or contract is received, delivery of the product has occurred, collection of the resulting receivable is assessed as probable and the fee is fixed or determinable based upon vendor-specific objective evidence of the arrangement.

     Certain of the Company's contracts require significant customization and implementation to meet the customer's requirements. The Company accounts for the related license fees and services under the completed contract accounting method since the Company does not yet have the ability to estimate the total costs to complete such contracts with reasonable accuracy. Accordingly, all revenues and costs are deferred until the contract is completed unless it becomes apparent that there will be a loss in which case the estimated loss is recognized. At December 31, 1998 there were no such contracts in process. At March 31, 1999 the Company had deferred $146,000 in revenue and $63,000 of costs with respect to such contracts.

COST OF REVENUES

     Cost of licenses includes documentation and other production costs.

     Cost of services consists primarily of salaries, related taxes and benefits and other allocated overhead costs.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents consist of cash and highly liquid investments with original maturities of three months or less when acquired and which are readily convertible to cash.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     At December 31, 1998, the Company has the following financial instruments: cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and notes payable. The carrying value of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximates their fair value based on the liquidity of these financial instruments or based on their short-term nature. The carrying value of the notes payable approximates fair value based on market interest rates and the short-term nature of the notes.

INCOME TAXES

     The Company accounts for income taxes in accordance with the Financial Accounting Standards Board Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes (Statement 109)." Statement 109 is an asset and liability method whereby deferred tax assets and liabilities are determined based upon differences between the financial reporting and income tax basis of the underlying assets and liabilities using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

COMPREHENSIVE LOSS

     As of January 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income (Statement 130)." Statement 130 establishes new rules for reporting and display of comprehensive loss and its components. Comprehensive loss is the same as net loss for all periods presented.

                               ENACT INCORPORATED

     (THE INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999 IS
                                   UNAUDITED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
STOCK-BASED COMPENSATION

     The Company has elected to follow the Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations, in accounting for its employee stock options rather than the alternative fair value accounting allowed by SFAS No. 123 "Accounting for Stock-Based Compensation" (Statement 123). APB 25 provides that the compensation expense relative to the Company's employee stock options is measured based on the intrinsic value of the stock option. Statement 123 requires companies that continue to follow APB 25 to provide a pro forma disclosure of the impact of applying the fair value method of Statement 123 (see Note 9).

2.  PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following:

                                                    DECEMBER 31,
                                               ----------------------
                                                 1997         1998
                                               ---------    ---------
Computer equipment...........................  $ 161,831    $ 214,279
Purchased software...........................     25,135       35,758
Office furniture and other...................     18,011       48,265
                                               ---------    ---------
                                                 204,977      298,302
Less accumulated depreciation................   (103,323)    (180,075)
                                               ---------    ---------
                                               $ 101,654    $ 118,227
                                               =========    =========

3.  NOTE PAYABLE TO STOCKHOLDERS

     On November 2, 1998, the Company obtained financing in the form of a note payable to the Class B and C redeemable convertible common (Class B and C) stockholders. The note makes available $200,000, of which $150,000 was outstanding at December 31, 1998. The note bears interest at 8 percent and is due 90 days from the execution of the note. Borrowings under the note are collateralized by substantially all assets of the Company. Payment of the note is also personally guaranteed by the majority Class A stockholder of the Company and secured by his pledge of 30,000 shares of Class A common stock. In exchange for the financing, the Class B and C stockholders obtained the voting rights of the majority Class A stockholder during the period the note is outstanding. The note is convertible to an equity instrument at the option of the Class B and C stockholders. The terms of the conversion are to be negotiated and executed at the date the conversion option is exercised.

     Subsequent to December 31, 1998, the Class B and C stockholders extended the due date of the note payable to May 2, 1999. In the event of default, the Class B and C stockholders have the option to exercise their rights under the Company asset pledge or the personal guaranty of the majority Class A stockholder. Also in the event of default, the interest rate increases to the lesser of 15 percent or the highest interest rate available under the law.

                               ENACT INCORPORATED

     (THE INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999 IS
                                   UNAUDITED)

4.  COMMITMENTS AND CONTINGENCIES

     The Company leases office space and certain office equipment under operating lease agreements expiring through November 14, 1999. Expense recognized under operating leases was $53,000 for the years ended December 31, 1997 and 1998.

     Amounts due under operating lease commitments for years subsequent to 1998 amount to $44,000, all of which is due in 1999.

5.  EMPLOYEE BENEFIT PLAN

     All employees who have attained the age of 21 and have completed 1 year of service are eligible for the Company's 401(k) retirement plan. Employee contributions are limited to 15 percent of compensation and subject to other IRS limitations. The Company does not contribute to the plan.

6.  INCOME TAXES

     The Company has net operating loss carryforwards at December 31, 1998, of approximately $2.3 million that begin to expire in 2011. The net operating loss carryforwards have been fully reserved by a valuation allowance due to the uncertainties related to their future utilization. The valuation allowance increased during 1997 and 1998 by $161,000 and $543,000, respectively. The differences between the Company's effective tax rate and the statutory Federal income tax rate of 34% is the Federal statutory rate. The reason for such difference is an increase in the valuation reserves provided for deferred taxes.

     The significant components of the Company's deferred tax asset are as follows:

                                                                   DECEMBER 31
                                                              ----------------------
                                                                1997         1998
                                                              ---------    ---------
Book depreciation in excess of tax..........................  $   6,000    $   8,000
Tax revenue in excess of book...............................    (34,000)      (1,000)
Net operating loss carryforward.............................    349,000      857,000
                                                              ---------    ---------
  Total.....................................................    321,000      864,000
  Less valuation allowance..................................   (321,000)    (864,000)
                                                              ---------    ---------
  Net deferred tax asset....................................  $      --    $      --
                                                              =========    =========

     The Company paid no income taxes for the years ended December 31, 1997 and 1998.

7.  REDEEMABLE CONVERTIBLE COMMON STOCK AND WARRANTS

     On June 7, 1996, the Company issued 15,000 shares of Class B redeemable convertible common stock (Class B Stock) to two third-party investors for net cash proceeds of $1,467,619. On July 8, 1998, the Company issued 7,500 shares of Class C redeemable convertible common stock (Class C Stock) to the same third-party investors for net cash proceeds of $723,468. Each share of the Class B and C common stock has no par value and is convertible, at the option of the holder, into one share of Class A common stock. Upon the liquidation, dissolution, or winding up of the Company, the Class B and C common stockholders will be entitled to be paid an amount equal to their original investment, before any distribution or payment is made to any other class of stockholders of the corporation.

                               ENACT INCORPORATED

     (THE INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999 IS
                                   UNAUDITED)

7.  REDEEMABLE CONVERTIBLE COMMON STOCK AND WARRANTS (CONTINUED)
     After June 7, 2001, holders of at least 20 percent of Class B and C stock may require the Company to redeem all of their shares in eight quarterly installments beginning with the quarter that notification of redemption was received. The redemption will occur at the fair value of the shares as determined by the Company and at least two-thirds of the stockholders of the convertible stock that is being redeemed. The Company is accreting the Class B and C stock to the redemption value on the straight-line method to June 7, 2001. There has been no change in the estimated fair value of the Class B and C stock since its issuance.

     The Company has outstanding warrants which give the holder the right to acquire 3,816 shares of the Company's Class B stock. The warrants may be exercised in whole or in part (but not less than an amount equal to one percent of the total common shares outstanding) at any time at $91.72 per share, and expire if not exercised on June 7, 2000. The warrant agreement is structured such that the Class B stock obtained on conversion is assured of being equal to five percent of the total number of common shares (including Class A, B and C) outstanding. If this results in an increase in the number of shares subject to warrants, the $91.72 exercise price is decreased proportionately.

     Warrants to acquire 3,421 shares of Class B stock were originally issued in conjunction with the sale of the Class B stock in 1996. Class B stock proceeds in the amount of $25,000 were allocated to the warrants based on an estimate of fair value. While the warrants were not exercised by their expiration date, the Company agreed to issue new warrants in conjunction with the sale of the Class C stock in 1998. Class C stock proceeds in the amount of $65,000 were allocated to the warrants based on an estimate of fair value. The $25,000 allocated to the expired warrants was reclassified to accumulated deficit.

8.  STOCK OPTIONS

     The Company has elected to follow APB 25, in accounting for its employee stock options. Under APB 25, as long as the exercise price of the Company's employee stock options equals or exceeds the fair value of the underlying stock on the date of the grant, no compensation expense is recognized.

     In 1996, the Company implemented an incentive stock option program for certain employees, directors, advisors and consultants. Under the plan, options to purchase Class A common stock of the Company will be granted to participants at an exercise price to be determined by the Board of Directors. Incentive stock options granted under the plan shall be granted to employees only and may not have an exercise price less than the per share fair market value of the Class A common stock on the date of the grant. Incentive stock options have a term of ten years and vest over four years commencing on the one-year anniversary of the date of the grant.

     Pro forma information regarding net loss and net loss per share is required by Statement 123, which also requires that the information be determined as if the Company has accounted for all its employee stock options grants under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a minimum value pricing model with the following weighted-average assumptions:

Expected life of the award...............................    4 years
Dividend yield...........................................  0 percent
Risk-free interest rate..................................  5 percent

                               ENACT INCORPORATED

     (THE INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999 IS
                                   UNAUDITED)

8.  STOCK OPTIONS (CONTINUED)
     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. For the year ended December 31, 1998, the pro forma Statement 123 expense was $15,764 and the pro forma Statement 123 net loss was $1,381,459.

     Option activity under the incentive stock option program is as follows:

                                                                  PER SHARE       WEIGHTED
                                                                  EXERCISE        AVERAGE
                                                        SHARES      PRICE      EXERCISE PRICE
                                                        ------    ---------    --------------
Outstanding at January 1, 1998........................     --         --              --
  Granted.............................................  4,875       $100            $100
  Exercised...........................................     --         --              --
  Expired or canceled.................................     --         --              --
                                                        -----       ----            ----
Outstanding at December 31, 1998......................  4,875       $100            $100
                                                        =====       ====            ====

     The weighted average fair value of options granted in 1998 was $22.12, with a weighted average contractual life of approximately 5 years.

9.  GOING CONCERN

     The Company has incurred operating losses to date and has negative net worth and negative working capital at December 31, 1998. To date, the Company has been funded through debt and equity infusions from certain principal shareholders. The inability of the Company to attract additional capital and ultimately, to achieve profitability, could result in discontinuation of the Company's business.

     The Company's ultimate ability to continue as a going concern depends on the market acceptance of products utilizing its proprietary technology and the achievement of operating profits and positive cash flow. Management believes that the Company will be able to attract additional debt or equity financing in amounts adequate to continue operating through 1999. In addition, the Company will continue to work with its Class B and C stockholders to extend the due date of the note payable. Any limitations on the Company's ability to obtain financing will result in reduction of operating expenses.

10.  SUBSEQUENT EVENT

     On April 30, 1999, the Company was acquired by a third party.

                    SALESLOGIX CORPORATION AND SUBSIDIARIES

             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

     The unaudited pro forma condensed consolidated financial statements give effect to the acquisition of Enact Incorporated ("Enact") by SalesLogix. SalesLogix' acquisition of Enact will be accounted for using the purchase method of accounting. The assets acquired and liabilities assumed will be recorded based on their estimated fair values at the date of the acquisition.

     The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 1998 and for the three months ended March 31, 1999 give effect to the acquisition of Enact as if it had occurred on January 1, 1998 and include adjustments directly attributable to the acquisition of Enact and expected to have a continuing impact on the combined company. The unaudited pro forma condensed consolidated balance sheet as of March 31, 1999 gives effect to the acquisition of Enact as if it occurred on March 31, 1999 and reflects the SalesLogix and Enact balance sheets both as of March 31, 1999, the most recent historical balance sheets for both companies. As the pro forma financial statements have been prepared based on estimated fair values, amounts actually recorded may change upon determination of the total purchase price and additional analysis of individual assets acquired and liabilities assumed. There can be no assurance that actual pro forma adjustments will not vary significantly from the estimated adjustments reflected in the unaudited pro forma condensed consolidated financial statements.

     The unaudited pro forma information is derived from historical financial statements of the SalesLogix and Enact and should be read in conjunction with the historical consolidated financial statements and related notes thereto of the SalesLogix and the historical financial statements and related notes thereto of Enact. The unaudited pro forma information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have been reported if the acquisition had been consummated as presented in the accompanying unaudited pro forma condensed consolidated financial statements.

                    SALESLOGIX CORPORATION AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 1999

                                                                       PRO FORMA
                                          SALESLOGIX       ENACT      ADJUSTMENTS
                                          HISTORICAL    HISTORICAL       NOTE 2         PRO FORMA
                                          -----------   -----------   ------------     -----------
Current assets:
  Cash and cash equivalents.............  $ 9,354,021   $        --   $ (4,216,666)(a) $ 5,137,355
  Accounts receivable, net..............    6,107,496       163,195                      6,270,691
  Other current assets..................    1,705,986            --       (275,000)(b)   1,430,986
                                          -----------   -----------   ------------     -----------
          Total current assets..........   17,167,503       163,195     (4,491,666)     12,839,032
Property and equipment, net.............    2,811,732       101,492                      2,913,224
Other assets, net.......................    4,281,691            --      8,468,727(c)   12,750,418
                                          -----------   -----------   ------------     -----------
          Total assets..................  $24,260,926   $   264,687   $  3,977,061     $28,502,674
                                          ===========   ===========   ============     ===========
Current liabilities:
  Accounts payable and accrued
     expenses...........................  $ 3,700,238   $   218,187   $    625,000(d)  $ 4,543,425
  Current portion of notes payable......      691,304       116,667       (116,667)(a)     691,304
  Current portion of capital lease
     obligations........................      538,484            --                        538,484
  Deferred revenue......................    2,501,966       437,662       (275,000)(b)   2,664,628
  Billings in excess of costs incurred
     on contracts.......................           --        83,000             --          83,000
                                          -----------   -----------   ------------     -----------
          Total current liabilities.....    7,431,992       855,516        233,333       8,520,841
Notes payable, less current portion.....      684,782            --                        684,782
Capital lease obligations, less current
  portion...............................      358,947            --                        358,947
Deferred rental obligation..............      106,239            --                        106,239
Redeemable convertible common stock.....           --     2,225,292     (2,225,292)(e)          --
Total stockholders' equity (deficit)....   15,678,966    (2,816,121)     5,969,020(f)   18,831,865
                                          -----------   -----------   ------------     -----------
                                          $24,260,926   $   264,687   $  3,977,061     $28,502,674
                                          ===========   ===========   ============     ===========

                             See accompanying notes

                    SALESLOGIX CORPORATION AND SUBSIDIARIES

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1999


                                                                       PRO FORMA
                                        SALESLOGIX        ENACT       ADJUSTMENTS
                                        HISTORICAL     HISTORICAL       NOTE 2        PRO FORMA
                                        -----------    -----------    -----------    -----------
Revenues
  Licenses............................  $ 4,224,971             --                   $ 4,224,971
  Services............................    2,076,787         83,451                     2,160,238
                                        -----------    -----------    -----------    -----------
     Total revenues...................    6,301,758         83,451                     6,385,209
Costs of revenues
  Licenses............................      332,311             --                       332,311
  Services............................    1,350,528        119,884                     1,470,412
                                        -----------    -----------    -----------    -----------
     Total costs of revenues..........    1,682,839        119,884                     1,802,723
                                        -----------    -----------    -----------    -----------
Gross profit..........................    4,618,919        (36,433)                    4,582,486
Operating expenses
  Sales and marketing.................    3,595,047        216,711                     3,811,758
  Research and development............    1,285,747         78,636                     1,364,383
  General and administrative..........      587,253         73,833                       661,086
  Amortization of acquisition related
     intangible assets................      279,046             --        856,201(g)   1,135,247
                                        -----------    -----------    -----------    -----------
     Total operating expenses.........    5,747,093        369,180        856,201      6,972,474
                                        -----------    -----------    -----------    -----------
Loss from operations..................   (1,128,174)      (405,613)      (856,201)    (2,389,988)
Interest and other income, net........       47,623             --                        47,623
                                        -----------    -----------    -----------    -----------
Loss before provision for income
  taxes...............................   (1,080,551)      (405,613)      (856,201)    (2,342,365)
Provision for income taxes............           --             --             --             --
                                        -----------    -----------    -----------    -----------
Net loss..............................  $(1,080,551)   $  (405,613)   $  (856,201)   $(2,342,365)
                                        ===========    ===========    ===========    ===========
Historical basic and diluted net loss
  per share...........................  $     (0.31)                                 $     (0.61)
                                        ===========
Pro forma basic and diluted net loss
  per share...........................  $     (0.08)                                 $     (0.17)
                                        ===========                                  ===========
Shares used in historic basic and
  diluted net loss per share..........    3,442,778                       407,531(h)   3,850,309
                                        ===========                   ===========    ===========
Shares used in computation of pro
  forma basic and diluted net loss per
  share...............................   13,488,214                       407,531(h)  13,895,745
                                        ===========                   ===========    ===========


                             See accompanying notes

                    SALESLOGIX CORPORATION AND SUBSIDIARIES

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998


                                                                      PRO FORMA
                                       SALESLOGIX        ENACT       ADJUSTMENTS
                                       HISTORICAL     HISTORICAL       NOTE 2        PRO FORMA
                                       -----------    -----------    -----------    ------------
Revenues
  Licenses...........................  $10,105,401    $   224,175                   $ 10,329,576
  Services...........................    5,537,210        339,660                      5,876,870
                                       -----------    -----------    -----------    ------------
     Total revenues..................   15,642,611        563,835                     16,206,446
Costs of revenues
  Licenses...........................      604,039          4,484                        608,523
  Services...........................    4,299,004        322,202                      4,621,206
                                       -----------    -----------    -----------    ------------
     Total costs of revenues.........    4,903,043        326,686                      5,229,729
                                       -----------    -----------    -----------    ------------
Gross profit.........................   10,739,568        237,149                     10,976,717
Operating expenses
  Sales and marketing................   10,076,778        748,565                     10,825,343
  Research and development...........    3,845,179        406,985                      4,252,164
  General and administrative.........    2,150,928        361,843                      2,512,771
  Amortization of acquisition related
     intangible assets...............    1,436,185             --      3,424,804(g)    4,860,989
                                       -----------    -----------    -----------    ------------
     Total operating expenses........   17,509,070      1,517,393      3,424,804      22,451,267
                                       -----------    -----------    -----------    ------------
Loss from operations.................   (6,769,502)    (1,280,244)    (3,424,804)    (11,474,550)
Interest and other income, net.......      130,627            549                        131,176
                                       -----------    -----------    -----------    ------------
Loss before provision for income
  taxes..............................   (6,638,875)    (1,279,695)    (3,424,804)    (11,343,374)
Provision for income taxes...........           --             --             --              --
                                       -----------    -----------    -----------    ------------
Net loss.............................  $(6,638,875)   $(1,279,695)   $(3,424,804)   $(11,343,374)
                                       ===========    ===========    ===========    ============
Historic basic and diluted net loss
  per share..........................  $     (1.76)                                 $      (2.71)
                                       ===========                                  ============
Pro forma basic and diluted net loss
  per share..........................  $     (0.54)                                 $      (0.89)
                                       ===========                                  ============
Shares used in historic basic and
  diluted net loss per share.........    3,770,703                       407,531(h)    4,178,234
                                       ===========                   ===========    ============
Shares used in computation of pro
  forma basic and diluted net loss
  per share..........................   12,310,517                       407,531(h)   12,718,048
                                       ===========                   ===========    ============


                             See accompanying notes

                    SALESLOGIX CORPORATION AND SUBSIDIARIES

    NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.  BASIS OF PRESENTATION

     The Company acquired Enact Incorporated ("Enact") on April 30, 1999.

     The unaudited pro forma condensed consolidated statements of operations reflect the effects of the acquisition of Enact, assuming the acquisition had occurred as of January 1, 1998 for the year ended December 31, 1998 and for the three months ended March 31, 1999. The unaudited pro forma condensed consolidated balance sheet as of March 31, 1999 reflects the effects of the acquisition of Enact, assuming the acquisition had occurred on March 31, 1999. The unaudited pro forma information presented is not necessarily indicative of future consolidated results of operations of SalesLogix or the condensed consolidated results of operations that would have resulted had the acquisition taken place on January 1, 1998.

2.  UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL ADJUSTMENTS

     The accompanying unaudited pro forma condensed consolidated financial statements reflect the following pro forma adjustments.

          (a) Represents the cash portion of the purchase price and the repayment of the Enact notes payable.

          (b) To reflect the elimination of a deposit made by Saleslogix to Enact.


          (c) The preliminary allocation of the purchase price resulted in intangible assets, primarily capitalized technology and goodwill, of $8,468,727, which are amortized on a straight-line basis over three years. In connection with the acquisition, SalesLogix estimates that it will record a charge of approximately $900,000 for in-process research and development upon closing of the acquisition. In-process research and development charges have not been reflected in the pro forma condensed consolidated statement of operations for the year ended December 31, 1998 or for the three months ended March 31, 1999 as they are considered a nonrecurring charge.


          (d) To reflect the estimated costs of the acquisition to be paid as of March 31, 1999.

          (e) To reflect the retirement of the outstanding redeemable convertible Class B and Class C common shares of Enact.

          (f) To reflect the retirement of the outstanding Class A common stock of Enact and the issuance of 407,531 shares of SalesLogix common stock and 37,282 common stock options. Also gives effect to the write-off of $900,000 of acquired in-process research and development.

          (g) To reflect the amortization of acquisition related intangible assets including the amortization relating to the 201,893 shares subject to three year monthly vesting based on the continued employment of certain officers of Enact.

          (h) To reflect additional shares to be issued in the acquisition (excludes restricted shares which are antidilutive common stock equivalents).

3. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED HISTORIC AND PRO FORMA NET LOSS PER SHARE

     The net loss per share and shares used in computing the net loss per share for the year ended December 31, 1998 and the three months ended March 31, 1999 are based upon historical weighted average common shares outstanding for historical per share amounts, and are further adjusted to reflect the issuance, as of January 1, 1998, of shares as described in Note 2 to these Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements, and the conversion of all preferred shares into common shares for pro forma per share amounts. The SalesLogix common

                    SALESLOGIX CORPORATION AND SUBSIDIARIES

    NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

stock issuable upon the exercise of stock options have been excluded as the effect would be anti-dilutive.

4.  ALLOCATION OF THE PURCHASE PRICE

     The following table represents the preliminary allocation of the purchase price (in thousands):

Purchased technology........................................    $2,800,000
Goodwill....................................................     5,668,727
Write-off of in-process research and development............       900,000
Net liabilities acquired, including costs of acquisition....    (1,215,829)
Less: common stock issued...................................    (4,052,899)
                                                                ----------
Cash portion of purchase price..............................    $4,099,999
                                                                ==========


     SalesLogix is in process of obtaining a final valuation of the intangible assets acquired from an independent third party. Purchased technology and goodwill will be amortized over three years. SalesLogix also expects that Enact will continue to incur net losses from March 31, 1999 until the acquisition is consummated. Such losses will have the effect of increasing the amount of net liabilities to be acquired with a corresponding increase to goodwill and related future amortization expense.

                                INSIDE BACK COVER

                    [ARTWORK - SALESLOGIX SCREEN SHOTS]

DESCRIPTION


         Conceptual overview of SalesLogix product. Includes visual representations of product working in networked or web-based environments.


TEXT

SalesLogix... What You Need to Sell

Contact Management

See a company wide view of the relationship between several contacts with any single account.

Account Management


Access impact of variables on sales pipeline, track and coordinate account activities and integrate external partners over the web.


Opportunity Management

Analyze opportunities and accurately predict where future revenue will come from instantaneously.

Order Management

Allow customers and external partners to manage customer interactions across their e-commerce storefronts.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                3,325,000 SHARES
                               [SALES LOGIX LOGO]

                                  COMMON STOCK

                              --------------------

                                   PROSPECTUS
                              --------------------

HAMBRECHT & QUIST                                  BANCBOSTON ROBERTSON STEPHENS

        U.S. BANCORP PIPER JAFFRAY

                 CHARLES SCHWAB & CO., INC.

                              -----------------------------------------------

                                                         , 1999

                              -----------------------------------------------

     YOU SHOULD RELY ONLY ON INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

     NO ACTION IS BEING TAKEN IN ANY JURISDICTION OUTSIDE THE UNITED STATES TO PERMIT A PUBLIC OFFERING OF THE COMMON STOCK OR POSSESSION OR DISTRIBUTION OF THIS PROSPECTUS IN ANY SUCH JURISDICTION. PERSONS WHO COME INTO POSSESSION OF THIS PROSPECTUS IN JURISDICTIONS OUTSIDE THE UNITED STATES ARE REQUIRED TO INFORM THEMSELVES ABOUT AND TO OBSERVE ANY RESTRICTIONS AS TO THIS OFFERING AND THE DISTRIBUTION OF THIS PROSPECTUS APPLICABLE TO THAT JURISDICTION.

     UNTIL                , 1999 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS),
ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SHARES OF COMMON STOCK MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH THE RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the sale of the common stock being registered hereby. All amounts shown are estimates, except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

Securities and Exchange Commission registration fee.........    $ 11,694
NASD filing fee.............................................       4,707
Nasdaq National Market listing fee..........................      95,000
Blue Sky fees and expenses..................................       5,000
Printing and engraving expenses.............................     150,000
Legal fees and expenses.....................................     200,000
Accounting fees and expenses................................     200,000
Transfer Agent and Registrar fees...........................      10,000
Miscellaneous expenses......................................      73,599
                                                                --------
          Total.............................................    $750,000
                                                                ========

------------------------------
* To be filed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's fifth restated certificate of incorporation ("Restated Certificate") provides that the Company shall indemnify directors, officers and their legal representatives to the fullest extent permitted by the Delaware general corporate law ("DGCL"). The DGCL contains an extensive indemnification provision which provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In suits by or in the right of a corporation, only expenses and not judgments, fines and amounts paid in settlement may be indemnified against. In addition, if a director or successfully defends against such action, suit or proceeding, such officer or director must be indemnified against expenses.

     The Restated Certificate also provides that directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty. However, this provision does not eliminate or limit the liability of a director for breach of the director's duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for the payment of dividends or distributions or the redemption or purchase of the Company's shares of stock in violation of the DGCL, or for any transaction from which the director derives an improper personal benefit. This provision does not affect any liability of a director or officer under the federal securities laws.

     The Restated Certificate requires and the DGCL authorizes, the Company to indemnify directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"). The directors and officers of the registrant also may be indemnified against liability they may incur for serving in that capacity pursuant to a liability insurance policy maintained by the registrant for such purpose.

     The underwriting agreement (Exhibit 1.1 hereto) provides for indemnification by the underwriters of the registrant and its executive officers and directors and by the registrant of the underwriters, for certain liabilities, including liabilities arising under the Securities Act, in connection with matters specifically provided in writing by the underwriters for inclusion in this Registration Statement.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     Since January 1996, the registrant has issued and sold unregistered securities as follows:

          1. In January 1996, the registrant issued 4,500,000 shares of Series A Preferred Stock, which are convertible into 3,000,000 shares of Common Stock, to four investors, consisting of InnoCal, L.P., Canaan Ventures II Limited Partnership, Cannan Ventures Offshore Limited Partnership, C.V. and Newtek Ventures II, L.P., for a consideration of $1.00 per share of Series A Preferred Stock, or an aggregate of $4,500,000. The foregoing purchases and sales were exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transactions did not involve a public offering.

          2. In May 1996, the registrant issued 33,333 shares of Class A Common Stock to an employee in exchange for proprietary intellectual property, valued at $5,000 based on the price of other third party equity transactions. The foregoing purchase and sale was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transactions did not involve a public offering.

          3. In October 1996, the registrant issued 85,000 shares of Series A Preferred Stock, which are convertible into 56,669 shares of Common Stock, to three investors, consisting of Deepak Kamra, Morris Ventures and John M. Purtell, for a consideration of $1.00 per share of Series A Preferred Stock, or an aggregate of $85,000. The foregoing purchases and sales were exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transactions did not involve a public offering.

          4. In March 1997, the registrant issued 4,031,057 shares of Series C Preferred Stock, which are convertible into 2,687,375 shares of Common Stock, to thirteen investors, Sigma Partners III, L.P., Sigma Associates III, L.P., Sigma Investors III, L.P., John R. Mandile, InnoCal, L.P., Canaan Ventures II Limited Partnership, Canaan Ventures Offshore Limited Partnership, C.V., Newtek Ventures II, L.P., Comdisco, Inc., Morris Ventures, Deepak Kamra, Brinson Venture Capital Fund III, L.P. and Brinson Map Venture Capital Fund III Trust, for a consideration of $1.61 per share of Series C Preferred Stock, or an aggregate of $6,490,002. The foregoing purchases and sales were exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transactions did not involve a public offering.

          5. In December 1997, the registrant issued 1,228,654 shares of Series D Preferred Stock for a consideration of $3.21 per share of Series D Preferred Stock, or an aggregate of $3,943,979 and options to purchase 96,836 shares of Series D Preferred Stock at an exercise price of $.8515 per share, which are convertible into an aggregate of 883,664 shares of Common Stock, to stockholders and option holders of Opis Corporation in connection with the acquisition of Opis by the Company. The foregoing purchases and sales were exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transactions did not involve a public offering.

          6. In June 1998, the registrant issued 3,940,887 shares of Series E Preferred Stock, which are convertible into an aggregate of 2,627,264 shares of Common Stock, to nineteen investors, consisting of all of the Series C investors, except that Canaan Equity L.P. replaced the two Canaan entities and Anthony P. Morris replaced Morris Ventures, plus Sierra Ventures VI, L.P., SV Associates VI, L.P., G&H Partners, Robert Simon, The Goldman Sachs Group, L.P., Stone Street Fund 1998, L.P. and Bridge Street Fund 1998, L.P., for a consideration of $4.06 per share of Series E Preferred Stock, or an aggregate of $16,000,000. The foregoing purchases and sales were exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transactions did not involve a public offering.

          7. In December 1998, the registrant issued 615,764 shares of Series E Preferred Stock, which are convertible into an aggregate of 410,510 shares of Common Stock, to six investors, consisting of Sierra Ventures VI, L.P., SV Associates VI, L.P., Canaan Equity, L.P., Deepak Kamra, Eric Young and Gregory Kopchinski, for a consideration of $4.06 per share of Series E Preferred Stock, or an aggregate of $2,500,000. The foregoing purchases and sales were exempt from registration under the Securities Act pursuant to
     Section 4(2) thereof on the basis that the transactions did not involve a public offering.

          8. From January 1996 through March 31, 1999, the registrant granted stock options to purchase 3,223,843 shares of common stock, with exercise prices ranging from $.15 to $9.00 per share, to employees and consultants pursuant to its 1996 Equity Incentive Plan. Of these options, options for 475,838 shares have been canceled without being exercised, options for 1,254,135 shares have been exercised, options for 1,493,870 shares remain outstanding and 1,751,995 shares remain available for future grant. The sales and issuances of these securities were exempt from registration under the Securities Act pursuant to Rule 701 promulgated thereunder on the basis that these options were offered and sold either pursuant to a written compensatory benefit plan or pursuant to written contracts relating to consideration, as provided by Rule 701.

          9. From January 1998 through March 31, 1999, the registrant granted stock options to purchase 87,503 shares of common stock, with exercise prices ranging from $.60 to $9.00 per share, to its Business Partners pursuant to its 1998 Business Partner Stock Option Plan. Of these options, 4,000 options have been canceled without being exercised, 500 options have been exercised, options for 83,003 shares remain outstanding and 66,497 shares remain available for future grant. The sales and issuances of these securities were exempt from registration under the Securities Act pursuant to Rule 701 promulgated thereunder on the basis that these options were offered and sold either pursuant to a written compensatory benefit plan or pursuant to written contracts relating to consideration, as provided by Rule 701.

          10. In connection with the registrant's acquisition of Enact Incorporated on April 30, 1999, the registrant issued 609,424 shares of its common stock, of which 201,893 shares are restricted subject to three year annual vesting based upon the continued employment of former Enact officers. This purchase and sale was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction does not involve a public offering.

          11. Concurrent with this public offering, The Goldman Sachs Group, L.P. and two affiliates, all of whom are existing stockholders, have agreed to purchase an aggregate of $3.5 million of our common stock in a private placement at a price per share equal to our initial public offering price, less 3.5%. This purchase and sale will be exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction does not involve a public offering.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits


NUMBER                             DESCRIPTION
------                             -----------
 1.1+      Form of underwriting agreement.
 3.1+      Fourth Restated Certificate of Incorporation of the
           registrant.
 3.2+      Certificate of Amendment to Fourth Restated Certificate of
           Incorporation of registrant dated December 23, 1998.
 3.3+      Certificate of Amendment to Fourth Restated Certificate of
           Incorporation of registrant dated March 23, 1999.
 3.4+      Form of Fifth Restated Certificate of Incorporation of the
           registrant to be filed in connection with the closing of
           this offering.
 3.5+      Form of Second Restated Bylaws of the registrant to be
           effective upon filing of the Fifth Restated Certificate.
 4.1+      Amended and Restated Investors' Rights Agreement, dated as of June 4, 1998, by and among the registrant and the parties named therein.
 4.2+      Opis Investors' Rights Agreement, dated as of December 30,
           1997, among the registrant and the parties named therein.
 4.3+      Warrant to Purchase Stock, dated December 2, 1997, issued to
           Silicon Valley Bank that includes piggyback registration
           rights.
 4.4+      Stock Purchase Agreement, dated as of April 22, 1999, among the registrant, The Goldman Sachs Group, L.P., Stone Street
           Fund 1998, L.P., and Bridge Street Fund 1998, L.P.
 4.5+      Amendment to Amended and Restated Investors' Rights
           Agreement, dated as of April 22, 1999 among the registrant and the parties named therein.
 4.6+      Enact Investors' Rights Agreement dated as of April 30, 1999 among the registrant and the parties named therein.
 5.1+      Opinion of Osborn Maledon, P.A. as to the legality of the
           shares.
10.1+      Office Lease Agreement, dated as of June 17, 1998, between
           Gainey Ranch Corporate Center and the registrant.
10.2+      Second Amended and Restated Loan and Security Agreement,
           dated as of December 2, 1997, between Silicon Valley Bank
           and the registrant and modifications thereto.
10.3+      Master Equipment Lease dated June 7, 1996 between the
           registrant and Comdisco, Inc., including subsequent
           schedules of equipment.
10.4+      1996 Equity Incentive Plan, as amended.
10.5+      1998 Business Partner Stock Option Plan, as amended.
10.6+      1999 Non-Employee Director Stock Option Plan, to be
           effective on consummation of this offering.
10.7+      1999 Employee Stock Purchase Plan, to be effective on
           consummation of this offering.
10.8+      Employment Agreement dated January 17, 1996 with Patrick M.
           Sullivan.
10.9+      Employment Agreement dated December 30, 1997 with Doug J.
           Nicholas.
10.10+     Form of employee proprietary rights agreement.
10.11+     Software License Agreement dated February 19, 1997 between the registrant and The McCosker Corporation.
10.12+**   Software Distribution License Agreement dated October 30,
           1997 between the registrant and IQ Software.

NUMBER                             DESCRIPTION
------                             -----------
10.13+**   Intellisync Runtime License Agreement dated December 18,
           1998 between the registrant and Puma Technology.
10.14+**   No-Nonsense VAR Agreement dated September 10, 1996 between the registrant and Borland International, as amended.
10.15+     OEM License Agreement dated June 28, 1997 between Seagate
           Software Information Management Group and Opis Corporation,
           registrant's predecessor in interest, as amended.
10.16+     OEM Agreement dated May 28, 1996 between Verity, Inc. and
           Opis Corporation, registrant's predecessor in interest, as amended.
10.17+     Form of standard multi-user license and warranty agreement.
10.18+     Form of extended software license agreement.
10.19+     Form of software Business Partner agreement.
10.20+     Form of OEM partner agreement.
10.21+     Form of premium care maintenance and technical support
           agreement.
10.22+     Form of standard consulting agreement.
10.23+     Plan of Reorganization and Agreement of Merger dated as of
           April 30, 1999 among the registrant, SLX Merger Company and
           Enact Incorporated.
10.24+     Escrow Agreement dated as of April 30, 1999 among the
           registrant, SLX Merger Company, Harris Trust Company and the shareholders named therein.
10.25+     Employment Agreement dated as of April 30, 1999 with Matt
           Chase.
10.26+     Employment Agreement dated as of April 30, 1999 with Bruce
           Chase.
10.27+     Restricted Stock Agreement dated as of April 30, 1999,
           between the registrant and Bruce Chase.
10.28+     Consulting Agreement dated as of April 30, 1999 with S.
           Griffin Burgh.
21.1+      Subsidiaries of the registrant.
23.1       Consent of Ernst & Young LLP, Independent Auditors.
23.2       Consent of Ernst & Young LLP, Independent Auditors
23.3       Consent of Ernst & Young LLP, Independent Auditors
23.4+      Consent of Osborn Maledon, P.A. (contained in the opinion
           filed as Exhibit 5.1 hereto).
24.1+      Power of Attorney (contained on signature page).
24.2+      Power of Attorney for John B. Carrington
27.1+      Financial Data Schedule.


------------------------------
 * To be filed by amendment.

 + Filed previously.

** Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

(b) Financial Statement Schedules

     Section II--Valuation and Qualifying Accounts

     Other financial statement schedules have not been presented, as they are not applicable.

ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to provide to the underwriters, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on the 10th day of May, 1999.


                                          SALESLOGIX CORPORATION

                                          By:    /s/ PATRICK M. SULLIVAN
                                            ------------------------------------
                                              Patrick M. Sullivan
                                              President and Chief Executive
                                              Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 3 to Registration Statement has been signed by the following persons in the capacities indicated below on the 10th day of May, 1999.


                      SIGNATURE                                             TITLE
                      ---------                                             -----

               /s/ PATRICK M. SULLIVAN                   President, Chief Executive Officer and
-----------------------------------------------------    Chairman of the Board (Principal Executive
                 Patrick M. Sullivan                     Officer)

                  /s/ GARY R. ACORD                      Vice President, Chief Financial Officer,
-----------------------------------------------------    Secretary and Treasurer (Principal Financial
                    Gary R. Acord                        and Accounting Officer)

                   *HARRY LAMBERT                        Director
-----------------------------------------------------
                    Harry Lambert

                    *DEEPAK KAMRA                        Director
-----------------------------------------------------
                    Deepak Kamra

                 *ANTHONY P. MORRIS                      Director
-----------------------------------------------------
                  Anthony P. Morris

                  *DAVID C. SCHWAB                       Director
-----------------------------------------------------
                   David D. Schwab

                  *CRAIG A. CONWAY                       Director
-----------------------------------------------------
                   Craig A. Conway

                 *JOHN B. CARRINGTON                     Director
-----------------------------------------------------
                 John B. Carrington

               *By: /s/ GARY R. ACORD
  ------------------------------------------------
                    Gary R. Acord
                  Attorney-in-Fact

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

                             SALESLOGIX CORPORATION
                               DECEMBER 31, 1998
                                 (IN THOUSANDS)

           COLUMN A               COLUMN B           COLUMN C             COLUMN D      COLUMN E
-------------------------------  ----------   -----------------------   ------------   ----------
                                                     ADDITIONS
                                              -----------------------
                                                           CHARGED TO
                                 BALANCE OF   CHARGED TO     OTHER                     BALANCE AT
                                 BEGINNING    COSTS AND    ACCOUNTS--   DEDUCTION --     END OF
DESCRIPTION                      OF PERIOD     EXPENSES     DESCRIBE    DESCRIBE(1)      PERIOD
-----------                      ----------   ----------   ----------   ------------   ----------
Year ended December 31, 1996
  Deducted from asset accounts:
  Allowance for doubtful
     accounts..................      --           --          --             --             --
Year ended December 31, 1997
  Deducted from asset accounts:
  Allowance for doubtful
     accounts..................      --          181          --             --            181
Year ended December 31, 1998
  Deducted from asset accounts:
  Allowance for doubtful
     accounts..................     181          666          --            392            455

------------------------------
(1) Uncollectible accounts written off, net of recoveries.

                               INDEX TO EXHIBITS


EXHIBIT
 NUMBER                            DESCRIPTION
-------                            -----------
 1.1+      Form of underwriting agreement.
 3.1+      Fourth Restated Certificate of Incorporation of the
           registrant.
 3.2+      Certificate of Amendment to Fourth Restated Certificate of
           Incorporation of registrant dated December 23, 1998.
 3.3+      Certificate of Amendment to Fourth Restated Certificate of
           Incorporation of registrant dated March 23, 1999.
 3.4+      Form of Fifth Restated Certificate of Incorporation of the
           registrant to be filed in connection with the closing of
           this offering.
 3.5+      Form of Second Restated Bylaws of the registrant to be
           effective upon filing of the Fifth Restated Certificate.
 4.1+      Amended and Restated Investors' Rights Agreement, dated as of June 4, 1998, by and among the registrant and the parties named therein.
 4.2+      Opis Investors' Rights Agreement, dated as of December 30,
           1997, among the registrant and the parties named therein.
 4.3+      Warrant to Purchase Stock, dated December 2, 1997, issued to
           Silicon Valley Bank that includes piggyback registration
           rights.
 4.4+      Stock Purchase Agreement, dated as of April 22, 1999, among the registrant, The Goldman Sachs Group, L.P., Stone Street
           Fund 1998, L.P., and Bridge Street Fund 1998, L.P.
 4.5+      Amendment to Amended and Restated Investors' Rights
           Agreement, dated as of April 22, 1999 among the registrant and the parties named therein.
 4.6+      Enact Investors' Rights Agreement dated as of April 30, 1999 among the registrant and the parties named therein.
 5.1+      Opinion of Osborn Maledon, P.A. as to the legality of the
           shares.
10.1+      Office Lease Agreement, dated as of June 17, 1998, between
           Gainey Ranch Corporate Center and the registrant.
10.2+      Second Amended and Restated Loan and Security Agreement,
           dated as of December 2, 1997, between Silicon Valley Bank
           and the registrant and modifications thereto.
10.3+      Master Equipment Lease dated June 7, 1996 between the
           registrant and Comdisco, Inc., including subsequent
           schedules of equipment.
10.4+      1996 Equity Incentive Plan, as amended.
10.5+      1998 Business Partner Stock Option Plan, as amended.
10.6+      1999 Non-Employee Director Stock Option Plan, to be
           effective on consummation of this offering.
10.7+      1999 Employee Stock Purchase Plan, to be effective on
           consummation of this offering.
10.8+      Employment Agreement dated January 17, 1996 with Patrick M.
           Sullivan.
10.9+      Employment Agreement dated December 30, 1997 with Doug J.
           Nicholas.
10.10+     Form of employee proprietary rights agreement.
10.11+     Software License Agreement dated February 19, 1997 between the registrant and The McCosker Corporation.
10.12+**   Software Distribution License Agreement dated October 30,
           1997 between the registrant and IQ Software.

EXHIBIT
 NUMBER                            DESCRIPTION
-------                            -----------
10.13+**   Intellisync Runtime License Agreement dated December 18,
           1998 between the registrant and Puma Technology.
10.14+**   No-Nonsense VAR Agreement dated September 10, 1996 between the registrant and Borland International, as amended.
10.15+     OEM License Agreement dated June 28, 1997 between Seagate
           Software Information Management Group and Opis Corporation,
           registrant's predecessor in interest, as amended.
10.16+     OEM Agreement dated May 28, 1996 between Verity, Inc. and
           Opis Corporation, registrant's predecessor in interest, as amended.
10.17+     Form of standard multi-user license and warranty agreement.
10.18+     Form of extended software license agreement.
10.19+     Form of software Business Partner agreement.
10.20+     Form of OEM partner agreement.
10.21+     Form of premium care maintenance and technical support
           agreement.
10.22+     Form of standard consulting agreement.
10.23+     Plan of Reorganization and Agreement of Merger dated as of
           April 30, 1999 among the registrant, SLX Merger Company and
           Enact Incorporated.
10.24+     Escrow Agreement dated as of April 30, 1999 among the
           registrant, SLX Merger Company, Harris Trust Company and the shareholders named therein.
10.25+     Employment Agreement dated as of April 30, 1999 with Matt
           Chase.
10.26+     Employment Agreement dated as of April 30, 1999 with Bruce
           Chase.
10.27+     Restricted Stock Agreement dated as of April 30, 1999,
           between the registrant and Bruce Chase.
10.28+     Consulting Agreement dated as of April 30, 1999 with S.
           Griffin Burgh.
21.1+      Subsidiaries of the registrant.
23.1       Consent of Ernst & Young LLP, Independent Auditors.
23.2       Consent of Ernst & Young LLP, Independent Auditors.
23.3       Consent of Ernst & Young LLP, Independent Auditors.
23.4+      Consent of Osborn Maledon, P.A. (contained in the opinion
           filed as Exhibit 5.1 hereto).
24.1+      Power of Attorney (contained on signature page).
24.2+      Power of Attorney for John B. Carrington
27.1+      Financial Data Schedule.


------------------------------
 * To be filed by amendment.

 + Filed previously.

** Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.